As filed with the Securities and Exchange Commission on November 3, 2014

Registration No. 333-198110
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIGNPATH PHARMA INC.
(Exact Name of Registrant as specified in its charter)

Delaware	2834	20-5079533
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1375 California Road
Quakertown, PA 18951
Telephone: (215) 538-9996
Telecopier: (215) 538-1245
(Address and telephone number of principal executive offices)

Dr. Lawrence Helson
Chief Executive Officer
1375 California Road
Quakertown, PA 18951
Telephone: (215) 538-9996
Telecopier: (215) 538-1245
 (Name, address and telephone number of agent for service)

Copy to:
Elliot H. Lutzker, Esq.
Davidoff Hutcher & Citron LLP
605 Third Avenue, 34th Floor
New York, New York 10158
Telephone: (212) 557-7200
Telecopier: (212) 286-1884

Approximate Date of Proposed Sale to the Public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price per Security(5)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.001	1,257,500	$2.00	$2,515,000	$323.94	(2)
Common Stock, par value $.001, issuable upon conversion of Series A Preferred Stock	3,382,357	$2.00	6,764,714	871.30	(3)
Common Stock, par value $.001, issuable upon conversion of Series B Preferred Stock	2,525,842	$2.00	5,051,684	650.66
Common Stock, par value $.001, issuable upon conversion of Series C Preferred Stock	4,000,000	$2.00	8,000,000	1,030.40
Common Stock, par value $.001, issuable upon exercise of Class A Warrants	3,382,357	$2.00	6,764,714	871.30	(4)
Common Stock, par value $.001, issuable upon exercise of Class B Warrants	2,525,842	$2.00	5,051,684	650.66
Common Stock, par value $.001, issuable upon exercise of Class C Warrants	2,000,000	$2.00	4,000,000	515.20
Common Stock, par value $.001, issuable upon full exercise of placement agent warrants	3,102,203	$2.00	6,204,406	799.13
Common Stock, par value $.001, issued for accrued dividends	1,156,307	$2.00	2,312,614	297.87

TOTAL	23,332,408	$-	$46,664,816	$6,010.43	(6)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, these shares include an indeterminate number of shares of Common Stock issuable as a result of stock splits, stock dividends, recapitalizations or similar events.

(2)	$72.96 was paid on April 7, 2009 and August 6, 2009, upon the filing of Registration Statement No. 333-158474 and $14.26 was paid upon the filing of Registration Statement No. 333-169386.
(3)	$93.93 was paid on April 7, 2009 and August 6, 2009 upon the filing of Registration Statement No. 333-158474 and $45.89 was paid upon the filing of Registration Statement No. 333-169386
(4)	$119.29 was paid on April 7, 2009 and August 6, 2009 upon the filing of Registration Statement No. 333-158474 and $58.28 was paid upon the filing of Registration Statement No. 333-169386.
(5)	Estimated solely for purposes of calculating the registration fee pursuant to Securities Act Rule 457(g), based on the exercise price of the warrants.
(6)	Of this amount, $5,620.08 was paid with the filing of this Registration Statement on August 12, 2014, and the balance ($390.35) was paid as set forth in Notes (2)(3) and (4) above.

This Registration hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429(b) under the Securities Act this Registration Statement shall also serve as a Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-158474) declared effective on August 10, 2009 and Form S-1 (No. 333-169386) declared effective on October 14, 2010.

SUBJECT TO COMPLETION – DATED November 3, 2014

The information contained in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SIGNPATH PHARMA INC.

23,332,408 Shares of common stock

This prospectus relates to the public offering of up to 23,332,408 shares of our common stock consisting of:  1,257,500 shares issued to retail accredited investors in a bridge financing 3,382,357, 2,525,842 and 4,000,000 shares of common stock issuable upon conversion of Series A, B, and C Convertible Preferred Stock, respectively, sold to retail accredited investors in private equity offerings since 2008; (ii) 1,206,358 shares issuable to Series A Preferred Stockholder for accrued dividends through June 30, 2014; (iii) 3,382,357, 2,525,842 and 2,000,000 shares issuable upon exercise of outstanding Class A, B and C Warrants, respectively; and (iv) 3,102,203 shares issuable upon exercise of outstanding Placement Agent Warrants.  All of these shares of common stock issuable upon exercise or conversion of outstanding securities are being offered for resale by the Selling Stockholders.

The shares will be offered from time to time for the account of the stockholders identified in the “Selling Stockholders” section of this prospectus.  The selling stockholders and any broker-dealers that participate in the distribution of the securities may be deemed “underwriters” as that term is defined in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”).

The shares will be sold by the selling stockholders on an immediate and continuing basis at a fixed price of $2.00 per share. We intend to seek a listing of our common stock on the Over-The-Counter Bulletin Board (“OTCBB”), which is maintained by the Financial Industry Regulatory Authority, Inc. (“FINRA”).

The shares being offered pursuant to this prospectus involve a high degree of risk. Persons should not invest unless they can afford to lose their entire investment. You should carefully read the “Risk Factors” section commencing on page 8 for information that should be considered in determining whether to purchase any of the shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Pursuant to Rule 429(a) under the Securities Act, this Prospectus is a combined prospectus with the ones included in Registration Statement No 333-169386 declared effective October 14, 2010, and No. 333-158474 declared effective August 10, 2009.

The date of this Prospectus is __________, 2014

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

INTRODUCTORY COMMENTS

Use of Names

Throughout this prospectus, the terms “we,” “us,” “our,” “registrant,” “Company” refer to SignPath Pharma Inc.

SUMMARY

The following summary of the terms of this Offering is not complete and is subject to, and is qualified in its entirety by reference to, the information set forth in the balance of this Prospectus and the provisions of each of the documents attached hereto as Exhibits.

Business

SignPath is a clinical stage biotechnology company founded in May 2006 to develop synthesized proprietary formulations of curcumin, a naturally occurring compound found in the root of the Curcuma longa Linn (turmeric) plant, for applications in human diseases. The Company is a publicly held non-traded Delaware corporation.

Curcumin has an extensive history as an oral medicinal product with safe human use, but its potential therapeutic benefits have been limited by its low absorption (the amount of active drug reaching lesioned tissue) when taken orally, as well as its inactivation in the liver (due to hepatic glucuronidation or sulfation) and “hydro-phobic” nature whereby it is not soluble in water or blood. SignPath has developed and received approval in June 2014 from the U.S. Food and Drug Administration (the “FDA”) of its Investigational New Drug (“IND”) application, and in Europe for an Investigated Medical Product Dossier (“IMPD”) for parenterally (taken into the body in a manner other than the digestive tract) administered curcumin, allowing curcumin to be administered intravenously and delivered to diseased sites with minimal inactivation. We believe that the liposomes, liposomal curcumin, and liposomal-PLGA-curcumin formulations we have licensed based on management’s experience and the opinions of our consultants may be useful in the treatment of cancer, diabetes and neurologic disorders. The Company is developing two different intravenous/subcutaneous nano-particle sized formulations and a specific liposome application. Proof of efficacy of these compounds against human tumor xenografts in mice and prevention of cardiac arrhythmias was patent submitted and published. During IND mandated pre-clinical toxicity trials in dogs with liposomal curcumin, a dose-dependent hemolysis was observed, allowing us to identify a safe dose level, hence, allowing specific dose/schedules of administration for clinical trials in dogs and humans.

SignPath has licensed three proprietary intravenous formulations containing curcumin as the active therapeutic agent. The first is a liposomal version licensed from University of Texas MD Anderson Cancer Center (“UTMDACC”) which is currently in Phase Ib clinical trials in Salzburg, Austria; the second is a nanosized version licensed from the Johns Hopkins University (“JHU”); and the third is an extended release Liposomal-PLGA formulation (curcumin-ER) licensed from the University of North Texas Health Science Center. The Company’s near term (next 12 months) goals are to complete preclinical development of curcumin-ER, to file a second IND and to begin Phase I trials for safety and dosage studies in patients with cancer under its initial IND approved in June 2014. The complete dossier for liposomal curcumin, our first formulation was submitted to the European Medicines Agency (the “EMA”) on June 8, 2011 for Phase Ia clinical trials and was completed in October 2012. The Company believes its licensed synthetic chemical formulations of curcumin will replace the naturally occurring extract mixture of curcuminoids, and its discovery of the anti-arrythmia effects of its liposomes will render them potentially patentable; patents for liposomal curcumin and nanocurcumin have already been issued. The Company plans to develop these new products which potentially will give SignPath proprietary curcumin preparations with applications in the treatment for a broad spectrum of neoplastic, neurologic, and metabolic indications.

The Company has assembled leaders experienced in pharmacologic development of natural products to advise it on the development of its curcumin formulations. This Scientific Advisory Board is comprised of individuals with specific experience with natural products, formulation development, neoplastic, metabolic and neurologic disorders. Expertise in analytical chemistry will come from commercially based product chemists. Drug development will be overseen by Lawrence Helson MD, Chief Executive Officer, an oncologist with 25 years of pharmaceutical development experience; Anirban Maitra, PhD, MPPH, of UTMDACC, who has expertise in nanotechnology, development of nano, and liposomal curcumin testing for antitumor effects; Judith A. Smith, PhD, director of the UTMDACC preclinical development group for the liposomal formulation and Jamboor Vishwanatha of University of North Texas Health Science Center who has experience with extended release formulations.

The Company’s Scientific Advisory Board members all bring relevant experience to the Company. Professor Tauseef Ahmad, MD is an experienced principal investigator for lymphoma, myeloma and solid tumor studies. Dr. Peter P. Sordillo, who joined our Scientific Advisory Board in 2013, is on the Staff of Medical Oncology and Hematology at Lenox Hill Hospital, New York as an experienced Oncologist. See “Management” below for more information about our management team and Scientific Advisory Board members.

Clinical application strategies will be based upon the advice of the individuals serving on the Scientific Advisory Board, all of whom have academic and practical experience in biopharmaceutical development. As described below, we expect that our Phase I and II clinical trials will be run by contract clinical research organizations in Europe and the United states.

During the fiscal years ended December 31, 2012 and 2013, and the six month period ended June 30, 2014, the Company expended $939,296, $841,502, and $746,538, respectively, for net research and development. None of these expenses were borne by customers as the final products are not commercially available. They consisted primarily of payments made to commercial and academic institutions.  See “Business” below.

Company Strategies and Status

Business Concept

SignPath is a clinical phase biotech company. We in-license formulated curcumin (API) compounds based upon intellectual property, manufacturing capability, acceptable toxicity, parenteral administration feasibility, unmet clinical needs, and extensive data documenting efficacy of curcumin in disease indications. Following in-licensing of these formulations of curcumin we expect to develop a robust IP profile.   Our modus operandi is to demonstrate safety and efficacy of the formulated compounds in Phase I and II clinical trials in order to facilitate Phase III clinical trials and registration approvals. Following Phase II trials, we plan to partner, joint venture and/or independently complete Phase III clinical trials, and upon approval commercialize the products. The possibilities of selling or licensing territory for our liposome indication, or curcumin products, to other Pharma prior to completion of clinical Phase III of any of the products is not excluded.

Goals and Objectives

In June 2014, our IND application for liposomal curcumin in a Phase Ib trial was approved by the FDA.  IND status assigned by the FDA allows a drug to be used in humans, exempting it from pre-marketing approval requirements so that experimental trials may be conducted.  We plan to complete a second liposomal curcumin indication for a Phase Ib-II trial of advanced Parkinson’s disease in the US. We have an approved Investigated Medical Product Dossier (IMPD) in Europe. Our immediate goals are to complete Phase Ib clinical trials with liposomal curcumin by December 2014 for omnibus cancer indications in Salzburg, Austria.  A Phase II trial in patients with refractory metastatic or recurrent non-small cell lung cancers will follow in Germany and Austria. They will receive ascending doses of Lipocurc TM  intravenous infusions once weekly for eight weeks (one cycle) in order to determine the optimal safe dosage schedule.  The trial plans to enroll 20-24 patients with the same cancer, and secondarily observe objective tumor response rates, progression free survival, and overall survival.  The analysis will include biomarkers, and the best overall improvement between pre-treatment and up to eight weekly treatments to determine optimal safe dosage.  Additionally, the mean number of evaluable patients who exhibit overall tumor shrinkage (i.e., the disease control rate) will be determined.  SignPath Pharma will also record partial responses, stable disease, and progressive disease by RECIST criteria.  These data will allow the selection of dosage and clinical indications for Phase II and Phase III clinical trials.

A separate indication, progressive Parkinson’s disease will enroll 16 patients with progressive disease in order to determine the optimal safe dosage schedule, and will be followed by a Phase II clinical trial. The patients in this trial will receive eight (8) hour infusions twice weekly for four weeks in addition to L-DOPA their standard of care.

We have completed pre-clinical studies of oral lysophosotidylglycerol (Lyso PG) mitigation of QTc prolongation induced by moxifloxicin. In related studies, intravenous liposome mitigates currently marketed NSCLC drugs, including nilotinib, and crizotinib.

SignPath is a publicly held non-listed Delaware corporation with offices in Quakertown, Pennsylvania in a building owned by our CEO.  The Company does not pay rent or have a lease for its space.

SignPath’s executive office is located at 1375 California Road, Quakertown, Pennsylvania, 18951.  Our telephone number is 215-538-9996.

The Offering

Securities Issued and Outstanding:

Common Stock	14,123,887 shares, $.001 par value (“Common Stock”)

Series A Convertible Preferred Stock	3,255.375 shares, $.10 par value convertible at $.85 per share into 3,831,576 shares of Common Stock. (1)

Series B Convertible Preferred Stock	2,146 shares, $.10 par value convertible at $.85 per share into 2,525,842 shares of Common Stock.

Series C Convertible Preferred Stock	5,000 shares $.10 par value convertible at $1.25 per share into 4,000,000 shares of Common Stock

Class A Warrants	Exercisable at $1.27 per share into 3,831,576 shares of Common Stock (2)

Class B Warrants	Exercisable at $1.27 per share into 2,525,842 shares of Common Stock

Class C Warrants	Exercisable at $1.875 per share into 2,000,000 shares of Common Stock

Placement Agent Warrants	Warrants Exercisable at $.85 and $1.25 per share into an aggregate of 3,102,203 shares of Common Stock (“Placement Agent Warrants”).

Options	830,000 shares

Vendor Warrants	600,000 shares

Common Stock Fully Diluted	37,370,926 shares
__________________________________

(1)  Includes 449,220 shares of common stock issuable upon conversion of an aggregate of 381,665 shares of Series A Preferred Stock owned by Bruce Meyers, a founder of the Company and Meyers Securities Corp., which shares are not being registered hereby.

(2)  Includes 449,220 Warrant shares not being registered hereby.

Shares Offered Hereby:

Between August 2007 and April 2008, the Registrant completed a Bridge Financing with 17 accredited investors pursuant to which it received total gross proceeds of $847,500 from the sale of 10% promissory notes and shares of Common Stock (the “Bridge Shares”).  An aggregate of 1,257,500 Bridge Shares (all except those held by Bruce Meyers, the principal of the placement agent for the Bridge Financing and the Registrant’s founder), are being registered for resale hereby.

Between November 25, 2008 and July 26, 2011, SignPath sold 3,255.375 units of its securities at a price of $1,000 per Unit for gross proceeds of $3,255,375.   Each Unit consists of (i) one share of 6.5% Series A Convertible Preferred Stock (“Series A Preferred Stock”) convertible into 1,177 shares of common stock (equivalent to $.85 per share of common stock, hereinafter, the “Conversion Rate”) following the effective date of this Registration Statement (the “Effective Date”) subject to adjustment, and (ii) one Class A Warrant to purchase 1,177 shares of common stock at $1.27 per share (the “Warrant Exercise Price”) for a seven-year period following the fifth anniversary date of when the Common Stock begins trading on a national securities exchange, the OTC Bulletin Board, or OTC Pier (the “Expiration Date”).  This registration statement includes an aggregate of approximately 1,206,388 shares issued and outstanding as per accrued dividends on Series A Preferred Stock, but does not include 449,220 shares of Common Stock issuable upon conversion of an aggregate of 381.665 shares of Series A Preferred Stock owned by Bruce Meyers, principal the placement agent.

Between September 2, 2011 and November 26, 2012, SignPath sold 2,146 units of its securities offered at $1,000 per Unit for gross proceeds of $2,146,000.  Each Unit consists of (i) one share of 6.5% Series B Convertible Preferred Stock (“Series B Preferred Stock”) and one Class B Warrant convertible at an $.85 Conversion Rate and $1.25 Warrant Exercise Price the same as the Series A Units.

Between March 3, 2013 and June 18, 2014, SignPath sold 5,000 Units of the securities offered at $1,000 per Unit, for gross proceeds of $5,000,000.  Each Unit consists of (i) one share of 6.5% Series C Convertible Preferred Stock (“Series C Preferred Stock”) convertible into 800 shares of Common Stock (equivalent to $1.25 per share of Common Stock and one Class C Warrant to purchase 400 shares of Common Stock at $1.875 per share for a seven-year period following the Effective Date of this Registration Statement.

The Preferred Stock shall be convertible following the Effective Date, at the Company’s option, into common stock, and the Warrants shall be subject to redemption, upon 30 days’ written notice, if the Company’s common stock trades above 200% of the $0.85 Conversion Rate in the case of the Series A Preferred Stock and Series B Preferred Stock and 300% of the $1.25 Conversion Rate in the case of the Series C Preferred Stock, and $1.70 per share in the case of the Class A and Class B Warrants, and $3.75 per share in the case of the Class C Warrants for 20 consecutive trading days ending within 15 days prior to the date notice of redemption is given.

This registration statement also includes Placement Agent Warrants to purchase an aggregate of 3,102,203 Units issued in connection with the above-described Bridge Offering and Series A, B and C Private Placements.

This registration statement of the Company is for the purpose of allowing Selling Stockholders to resell their shares at their own discretion.  This registration statement also serves as a post-effective amendment to its two prior registration statements pursuant to Rule 429(b) under the Securities Act.  The Company’s initial registration statement on Form S-1 (No. 333-158474) was declared effective by the SEC on August 10, 2009.  Its second registration statement on Form S-1 (No. 333-169386) was declared effective by the SEC on October 14, 2010.  No founders’ shares or any other shares of common stock held by affiliates are being registered for resale.  The selling stockholders are the retail accredited investors in the Company’s Bridge Financing and Preferred Stock Offerings and the Placement Agent’s Warrants, for whom the Company agreed to file this registration statement.  None of the Units or Bridge Shares purchased by affiliates of the Company are being registered.  Thus, an aggregate of 1,257,500 Bridge Shares, 11,114,557 shares of common stock issuable upon conversion of Preferred Stock and 7,908,199 shares of common stock issuable upon exercise of Warrants and 3,107,203 shares of Common Stock issuable upon exercise of placement agent warrants, or an aggregate of 23,387,459 shares of Common Stock are registered for resale hereby.

The Company shall receive no consideration, directly or indirectly, in connection with the future sale of the shares registered under this registration statement by selling stockholders.

Summary Financial Information

The summary financial information set forth below is derived from the more detailed audited and unaudited financial statements of the Company appearing elsewhere in this prospectus.  This information should be read in conjunction with such financial statements, including the notes to such financial statements.

Statement of Operations Data:

					From Inception
	Six Months Ended		Years Ended		May 15, 2006 Through
	June 30,		December 31,		June 30,
	2014	2013	2013	2012	2014
	(Unaudited)	(Unaudited)			(Unaudited)
Revenue	$-	$-	$-	$-	$-
Total Operating Expenses	1,157,285	1,178,933	1,953,731	1,312,405	10,855,262
Gain (Loss) on derivative liability	--	(3,926)	(3,926)	(8,154)	(998,403)
Grant income	--	--	--	--	81,556
Interest income	--	--	--	--	1,183
Total other income (expense)	397	(3,760)	(3,141)	1,471	(970,034)
Net Loss	(1,156,889)	(1,182,693)	(1,956,872)	(1,310,934)	(11,825,297)
Basic and Diluted
Loss Per Share	$(0.09)	$(0.09)	$(0.34)	$(0.10)	--
Weighted Average Number
of Shares Outstanding	12,877,500	12,848,108	12,877,500	12,833,758

Balance Sheet Data:

	June 30,	December 31,
	2014	2013	2012
	(Unaudited)
Current Assets	$1,640,573	$1,241,397	$31,922
Total Assets	1,640,573	1,241,397	32,066
Accounts Payable And Accrued Expenses	380,774	421,632	894,475
Derivative Liability		--	5,687,262
Total Liabilities	380,774	421,631	6,581,737
Preferred Stock	1,041	879	541
Common Stock	12,919	12,879	12,879
Accrued Dividends	1,651,157	1,353,961	861,872
Additional Paid-In Capital	11,402,977	10,120,454	1,286,613
Accumulated Deficit	(11,825,297)	(10,668,408)	(8,711,836)
Stockholders’ Equity (Deficit)	1,259,799	819,765	6,549,671
Total Liabilities and Stockholders’ Equity	$1,640,573	$1,241,397	$32,066

WHERE YOU CAN FIND MORE INFORMATION

We will distribute annual reports to our stockholders, including financial statements examined and reported on by independent certified public accountants. We also will provide you without charge, upon your request, with a copy of any or all reports and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement we filed with the SEC registering for resale the shares of our common stock being offered pursuant to this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Dr. Lawrence Helson, the Company’s Chief Executive Officer, at SignPath Pharma Inc., 1375 California Road, Quakertown, PA 18951; telephone (215) 538-9946; fax: 215-538-1245; URL:www.signpathpharma.com.

We have filed a registration statement on Form S-1 with the SEC registering under the Securities Act the common stock that may be distributed under this prospectus. This prospectus, which is a part of such registration statement, does not include all of the information contained in the registration statement and its exhibits. For further information regarding us and our common stock, you should consult the registration statement and its exhibits.

Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the documents filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

RISK FACTORS

The securities offered hereby are speculative, involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment. Prospective purchasers should carefully consider, among other things, the following risk factors relating to the business of the Company and this offering prior to making any investment. You are strongly urged to consult with professional financial advisors, accountants, and lawyers in evaluating this investment and making an independent and informed decision about whether or not to invest your money in this offering.

Risks Related to Our Company

History of significant losses and risk of losing entire investment.

The Company’s financial statements reflect that it has incurred significant losses since inception, including net losses of $1,310,934, $1,956,872, and $1,156,889 for the years ended December 31, 2012 and 2013, and the six month period ended June 30, 2014, respectively, and a loss from inception through June 30, 2014, of $11,825,297. The Company expects to continue to have losses and negative cash flows for the foreseeable future, and it is possible that the Company may never reach profitability. Therefore, there is a significant risk that public investors may lose some or all of their investment.

Our financial statements have been prepared assuming that the Company will continue as a going concern.

Our audited financial statements for the fiscal year ended December 31, 2013 have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements for the period ended December 31, 2013, the continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability to raise equity or debt financing, and the attainment of profitable operations from the Company’s planned business. Our independent registered public accounting firm has included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern in their audit report for the fiscal year ended December 31, 2013. If we are unable to raise additional capital or borrow money we will not be able to complete and file INDs with the FDA in order to commence clinical trials. If that were to occur the Company would be forced to suspend or terminate operations and, in all likelihood cause investors to lose their entire investment.  During Fiscal 2013, we raised $3,380,000 of gross proceeds, and from January 1, 2014 through June 18, 2014, we raised an additional $1,620,000 of gross proceeds, which has allowed us to continue operations.

We are a development stage company, making it difficult for you to evaluate our business and your investment.

We are in the development stage and our operations and the development of our proposed products are subject to all of the risks inherent in the establishment of a new business enterprise, including:

●	the absence of an operating history;

●	the lack of commercialized products;

●	reliance on third parties for the development and commercialization of some of our proposed products;

●	uncertain market acceptance of our proposed products; and

●	reliance on our founder Dr. Lawrence Helson.

Because we are subject to these risks, you may have a difficult time evaluating our business and your purchase of our securities.

No revenue for the foreseeable future, with substantial losses and no guarantee of profitability.

At this stage of its growth cycle, the Company has a limited operating history and no revenues, products ready for market (with the exception of an advertisement to sell liposomal curcumin for restricted animal research), customers or marketing resources.

As a development stage company, the Company has a limited relevant operating history upon which an evaluation of its prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business in the evolving and heavily-regulated pharmaceuticals industry, which is characterized by an ever-increasing number of market entrants, intense competition and high failure rate. In addition, significant challenges are often encountered in shifting from developmental to commercial activities.

In addition, we are subject to many business risks, including but not limited to, unforeseen capital requirements, failure of market acceptance, failure to establish business relationships, and competitive disadvantages against larger and more established companies. In addition, there can be no assurance that the Company will ever be able to generate revenues or, if the Company generates revenues, that it will ever be profitable, or that the Company will be able to obtain sufficient additional funds to continue its planned activities. Therefore, prospective investors may lose all or a portion of their investment. The Company does not anticipate that it will have any revenues for the foreseeable future.

Concentration of ownership by a Founder and its affiliates raises a potential conflict of interest between the Company, a Founder and certain of their employees.

Bruce Meyers, a Founder of the Company and President of Meyers Associates, owns 2,982,296 shares and Meyers Securities Corp. (the parent company of the Placement Agent) owns 2,482,789 shares of the 24,481,305 outstanding shares (or an aggregate of  22.3%) of the Company’s voting securities. This concentration of ownership may not be in the best interests of the Company’s other stockholders and Meyers Associates may be subject to potential conflicts of interest.  As the Company's largest shareholder, these conflicts of interest include Mr. Meyers being in a position to elect the Company's Board of Director which may (i) vote to take the Company in a direction different from that of Management; (ii) approve extraordinary corporate transactions including the merger or consolidation of the Company or the sale of the Company's assets to an entity including one related to Mr. Meyers; (iii) approve transactions with a short term return to Mr. Meyers, as opposed to waiting for transactions in the long-term best interests of the Company' and (iv) approve transactions with a relation to Mr. Meyers, as opposed to negotiating with non-affiliated third parties. As a result of Meyers Associates’ ownership of the Company, it is likely that in the event the Company becomes a publicly-traded company, the Placement Agent would not be able to serve as a market maker in the Company’s common stock. To date, Meyers Associates, L.P. has not made a market for the Company's securities in the marketplace, nor has it submitted quotations on an interdealer quotation system for the Company's common stock in the past or is currently doing so.  See “Principal Stockholders”.

 The Company does not have the financial resources necessary to successfully complete development and market any formulations of curcumin.

As of June 30, 2014, the Company had $1,640,573 cash on hand.  These funds are expected to be sufficient to conduct clinical trials in Europe, to file a second IND and commence clinical trials in the U.S.  However, in order to complete product development and marketing, the Company will need to attract sufficient additional capital.  If the Company does find such financing, it may be on terms that are unfavorable or dilutive, to owners of the Company’s equity securities.

Our drug development program will require substantial additional capital to successfully complete it, arising from costs to:

●	complete research, preclinical testing and human studies;

●	establish pilot scale and commercial scale manufacturing processes; and

●	establish and develop quality control, regulatory, marketing, sales and administrative capabilities to support these programs.

Our future operating and capital needs will depend on many factors, including:

●	the pace of scientific progress in our research and development programs and the magnitude of these programs;

●	the scope and results of preclinical testing and human studies;

●	the time and costs involved in obtaining regulatory approvals;

●	the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

●	competing technological and market developments;

●	our ability to establish additional collaborations;

●	changes in our existing collaborations;

●	the cost of manufacturing scale-up; and

●	the effectiveness of our commercialization activities.

We base our outlook regarding the need for funds on many uncertain variables. Such uncertainties include regulatory approvals, the timing of events outside our direct control such as negotiations with potential strategic partners and other factors. Any of these uncertain events can significantly change our cash requirements as they determine such one-time events as the receipt of major milestones and other payments.

We cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct our business. If we are unable to raise additional capital, when required, or on acceptable terms, we may have to significantly delay, scale back or discontinue the development and/or the commercialization of one or more of our product candidates. Accordingly, any failure to raise adequate capital in a timely manner would have a material adverse effect on our business, operating results, financial condition and future growth prospects.

Additional funds are required to support our operations but we may be unable to obtain them on favorable terms, we would be required to cease or reduce further development or commercialization of our potential products.

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

We are a small company with one full-time employee, our CEO, as of the date of this Prospectus. To conduct our clinical trials and commercialize our product candidates, we will need to expand our employee base for managerial, operational, financial and other resources. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively.

The Company’s success is highly dependent on attracting and retaining key scientific and management personnel, but the Company may be unable to do so.

The Company’s future depends on the service of its scientific and management teams and other key personnel. The Company may be unable to attract highly qualified personnel, especially if it is unable to demonstrate to those individuals that it has sufficient funding to adequately compensate them either through current cash salary or with equity that could eventually have substantial value. If the Company is unable to attract highly qualified individuals, the Company may be unable to continue development or commercialization efforts of its proposed products which would have a material adverse effect on the Company’s operations.

Risks Related to Our Business

We have no experience in manufacturing, sales, marketing or distribution capabilities.

The Company has no experience in manufacturing, selling, marketing or distributing any formulations of curcumin or any other product. The Company has outsourced production of raw materials for production of liposomal curcumin and will outsource production of good manufacturing practice (“GMP”) grade of liposomal curcumin and nanocurcumin to commercial facilities. There can be no assurance that the Company will be able successfully to sell, market, commercialize or distribute any formulation of curcumin or any other products at any time in the future.

If we lose the services of our Chief Executive Officer, our operations would be disrupted and our business could be harmed.

Our business plan relies significantly on the continued services of our CEO, Dr. Lawrence Helson, age 83. If we were to lose his services, our ability to continue to execute our business plan would be materially impaired. While we have entered into an employment agreement with Dr. Helson, the agreement would not prevent him from terminating his employment with us. Dr. Helson has not indicated he intends to leave the Company, and we are not currently aware of any facts or circumstances that suggest he might leave us.  See "Management--Contingency Plan."

We are devoting our efforts to a limited number of product candidates, and there is no assurance of product success.

The Company is an early stage biopharmaceutical company and, since its inception, has focused mainly on research and development. There can be no assurance that the Company will ever successfully develop liposomal curcumin, nanocurcucmin, slow release PLGA formulation, or any other formulation of curcumin or any product whatsoever, or obtain FDA approval.

Two of our three curcumin formulations will require extensive additional development, including preclinical testing and human studies, as well as regulatory approvals, before we can commercialize and market them. We cannot predict if or when any of the product candidates we are developing will be approved for marketing. There are many reasons that we may fail in our efforts to develop our potential products, including the possibility that:

●	human studies may show that our potential products are ineffective or cause harmful side effects;

●	the products may fail to receive necessary regulatory approvals from the FDA in a timely manner, or at all;

●	the products, if approved, may not be produced in commercial quantities or at reasonable costs;

●	the potential products, once approved, may not achieve commercial acceptance;

●	regulatory or governmental authorities may apply restrictions to our potential products, which could adversely affect their commercial success; or

●
the proprietary rights of other parties may prevent us from marketing our potential products (negligible because there is no other commercial parenteral curcumin developer, and we have approved patent protection).

Given our limited focus on two product candidates, if these product candidates do not prove successful in clinical trials, and are not approved or are not commercialized because we have insufficient resources for continued development or for any other reason, we may be required to suspend or discontinue our operations and our business could be materially harmed.

SignPath partially depends on intellectual property licensed from third parties which it may not be able to maintain, however has submitted additional patent applications affording broad protection.

The Company’s business plan depends on developing products based on intellectual property licensed from The University of Texas MD Anderson Cancer Center (“UTMDACC”). and the University of North Texas ("UNT"). See “Business - Intellectual Property.” The Company’s license agreements require the Company to make payments to the licensors in the future. The Company currently does not have sufficient resources to make all of such payments, and there can be no assurance that the Company will be able to make such payments in the future.

The Company’s exclusive license with UTMDACC is for the life of patent rights or, if no patent rights are issued, for up to 30 years; however, is terminable upon 30 days’ written notice if the Company fails to cure a breach of payment or funding requirement, or upon up to 90 days’ written notice for any other breach of contract by the Company.

The Company’s license agreement with JHU is for the life of the last patent to expire or 20 years if no patents issue. It is terminable for a breach of contract by SignPath not cured within 30 days after receipt of notice.

 The Company’s license agreement with UNT terminates the later of the expiration of any patent rights or 15 years.  UNT has the right to terminate the license on 90 days’ written notice if the Company has not provided written evidence that it is making diligent efforts to actively commercialize licensed production.

Additional patents and pending patent applications filed by third parties, if issued, may cover aspects of products the Company intends to develop or may develop and test in the future. As a result, the Company may be required to obtain additional licenses from third-party patent holders in order to use, manufacture or sell the Company’s product candidates.

There can be no assurance that the Company’s current arrangements with JHU, UTMDACC, UNT or any future arrangements will lead to the development of any products with any commercial potential, that the Company will be able to obtain proprietary rights or licenses for proprietary rights with respect to any technology development in connection with these arrangements or that the Company will be able to ensure the confidentiality of any proprietary rights and information developed with JHU, UTMDACC, or UNT will prevent the public disclosure thereof. The Company is not aware of any litigation, threatened litigation, or challenge to intellectual property, however, once any patents are issued to the Company, we may be subject to future litigation.

There can be no assurance that the Company will be able to maintain its existing license agreements or obtain additional necessary licenses on reasonably acceptable terms or at all. The Company’s inability to maintain its existing licenses or obtain additional licenses on acceptable terms would have a material adverse effect on the Company’s business, financial condition and results of operations.

The US FDA regulatory process is costly, lengthy and requires specific expertise.

The Company will rely initially on consultants and service organizations with prior experience working with the FDA to guide the product through the regulatory process. The Company has contracts with Clinipace Inc. to analyze, prepare and present Investigational New Drug (“IND”) applications to the FDA and conduct clinical trials. The process of obtaining regulatory approvals can be extremely costly and time-consuming, and there is no guarantee of success. If the Company does not receive approval of any of its IND applications, it will not be able to proceed with Phase Ib-II clinical testing, in the United States, but has completed an IND, and an EMA approved Phase Ib trial in Austria. In addition, clinical testing is not predictable. Even if the FDA approves an IND application, the Company cannot guarantee that the FDA will approve Phase III clinical results. The Company’s failure to obtain required regulatory approvals would have a material adverse effect on the Company’s business, financial condition and results of operations and could require the Company to curtail or cease its operations.

Delays in clinical testing could result in increased cost to us and delay our ability to generate revenue.

We may experience delays in clinical testing of our product candidates. We do not know whether planned clinical trials will need to be redesigned or will be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including delays in obtaining regulatory approval to commence a trial, in reaching agreement on acceptable clinical trial terms with prospective sites, in obtaining institutional review board approval to conduct a trial at a prospective site, in recruiting patients to participate in a trial or in obtaining sufficient supplies of clinical trial materials. Many factors affect patient enrollments, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, competing clinical trials and new drugs approved for the conditions we are investigating. Prescribing physicians will also have to decide to use our product candidates over existing experimental drugs that have putative better safety and efficacy profiles. Any delays in completing our clinical trials will increase our cost, slow down our product development and approval process and delay our ability to generate revenue.

We may be required to suspend or discontinue clinical trials due to unexpected side effects or other safety risks that could preclude approval of our product candidates.

Our clinical trials may be suspended at any time for a number of reasons. For example, we may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to the clinical trial patients. In addition, regulatory agencies may order the temporary or permanent discontinuation of our clinical trials at any time if they believe that the clinical trials are not being conducted in accordance with requirements or that they present an unacceptable safety risk to the clinical trial patients.

The Company has not encountered any adverse effects in mice or rats with liposomal curcumin or nanocurcumin. However, studies in humans have been initiated by the Company and an acceptable dose level has been identified, with less than grade I erythroid (RBC) toxicity. Administering any product candidates to humans may produce undesirable side effects. These side effects could interrupt, delay or halt clinical trials of our product candidates and could result in the FDA or other regulatory authorities denying further developments or approval of our product candidates for any or all targeted indications. Ultimately, some or all of our product candidates may prove to be unsafe for human use. Moreover, we could be subject to significant liability if any volunteer or patient suffers, or appears to suffer, adverse health effects as a result of participating in our clinical trials.

If testing of a particular product candidate does not yield successful results, then we will be unable to commercialize that product.

Our product candidates in clinical trials must meet rigorous testing standards. We must demonstrate the safety and efficacy of our potential products through extensive preclinical and clinical testing. Clinical trials are subject to continuing oversight by governmental regulatory authorities, such as the FDA, and the EMA and institutional review boards and must meet the requirements of these authorities in the United States and in Europe including those for informed consent and good clinical practices. We may not be able to comply with these requirements, which could disqualify completed or ongoing clinical trials. We may experience numerous unforeseen events during, or as a result of, the testing process that could delay or prevent commercialization of our product candidates, including the following:

●	safety and efficacy results from human clinical trials may show the product candidate to be less effective or safe than desired, however, those results may not be replicated in later clinical trials;

●	the results of preclinical studies may not be indicative of results that will be obtained in human clinical trials;

●
after reviewing relevant information, including preclinical testing or human clinical trial results, we may abandon or substantially restructure projects that we might previously have believed to be promising;

●	we and/or the FDA or EMA may suspend or terminate clinical trials if the participating patients are being exposed to unacceptable health risks or for other reasons; and

●
the effects of our product candidates may not be the desired effects or may include undesirable side effects or other characteristics that interrupt, delay or cause us or the FDA to halt clinical trials or cause the FDA or foreign regulatory authorities to deny approval of the product candidate for any or all target indications.

Data from our completed clinical trials, when and if completed, may not be sufficient to support approval by the FDA and the EMA. The clinical trials of our product candidates may not be completed as or when planned, and the FDA or EMA may not approve any of our product candidates for commercial sale. If we fail to demonstrate the safety or efficacy of a product candidate to the satisfaction of the FDA or EMA, this will delay or prevent regulatory approval of that product candidate. Therefore, any delay in obtaining, or inability to obtain, FDA or EMA approval of any of our product candidates could materially harm our business and cause our stock price to decline.

Even if we receive regulatory approval for our product candidates, we will be subject to ongoing significant regulatory obligations and oversight.

If we receive regulatory approval to sell our product candidates, the FDA and foreign regulatory authorities may, nevertheless, impose significant restrictions on the indicated uses or marketing of such products, or impose ongoing requirements for post-approval studies. If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution. Any of these events could harm or prevent sales of the affected products or could substantially increase the costs and expenses of commercializing and marketing these products. In addition, if any of our product candidates receive marketing approval and we or others later identify undesirable side effects caused by the product, we could face one or more of the following:

●	a change in the labeling statements or withdrawal of FDA or other regulatory approval of the product;

●	a change in the way the product is administered; or

●	the need to conduct additional clinical trials.

Discovery after approval of previously unknown problems with our products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in actions such as:

●	restrictions on such products’ manufacturers or manufacturing processes;

●	restrictions on the marketing of a product;

●	warning letters;

●	withdrawal of the products from the market;

●	refusal to approve pending applications or supplements to approved applications that we submit;

●	recall of products;

●	fines, restitution or disgorgement of profits or revenue;

●	suspension or withdrawal of regulatory approvals;

●	refusal to permit the import or export of our products;

●	product seizure;

●	injunctions; or

●	imposition of civil or criminal penalties.

Our potential products face significant regulatory hurdles prior to commercialization and marketing which could delay or prevent sales; No assurance of FDA approval.

The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of therapeutic and diagnostic pharmaceutical and biological products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years or more and varies substantially based upon the type, complexity and novelty of the product. The regulatory review may result in extensive delay in the regulatory approval process. Regulatory requirements ultimately imposed could adversely affect the Company’s ability to clinically test, manufacture or market potential products. Government regulation also applies to the manufacture of pharmaceutical and biological products.

Before we obtain the approvals necessary to sell any of our potential products, we must show through preclinical studies and human testing that each potential product is safe and effective. Failure to show any potential product’s safety and effectiveness would delay or prevent regulatory approval of the product and could adversely affect our business. The clinical trials process is complex and uncertain. The results of preclinical studies and initial clinical trials may not necessarily predict the results from later large-scale clinical trials. In addition, clinical trials may not demonstrate a potential product’s safety and effectiveness to the satisfaction of the regulatory authorities. A number of companies have suffered significant setbacks in advanced clinical trials or in seeking regulatory approvals, despite promising results in earlier trials.

The rate at which we complete our clinical trials depends on many factors, including our ability to obtain adequate supplies of the potential products to be tested and patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites and the eligibility criteria for the trial. Delays in patient enrollment may result in increased costs and longer development times. In addition, under our license agreements with UTMDACC, JHU, and UNT these universities have certain rights to control product development and clinical programs for products developed under the collaborations. As a result, the universities may conduct these programs more slowly or in a different manner than we had expected. Even if clinical trials are completed, we or the universities still may not apply for FDA approval in a timely manner or the FDA still may not grant approval.

Competition in the biotechnology and pharmaceutical industries is intense, and if SignPath fails to compete effectively its financial results will suffer.

SignPath’s business environment is characterized by extensive research efforts, rapid developments and intense competition. Its competitors may have or may develop superior technologies or approaches to the development of competing products, which may provide them with competitive advantages. The Company’s potential curcumin product candidates may not compete successfully. The Company believes that successful competition in its industry depends on product efficacy, safety, reliability, availability, timing, scope of regulatory approval, acceptance and price, among other things. Important factors to SignPath’s success also include speed in developing product candidates, completing clinical development and laboratory testing, obtaining regulatory approvals and manufacturing and selling commercial quantities of potential products to the market.

            The Company expects competition to increase as technological advances are made and commercial applications broaden. In the event it develops its initial product candidates and any additional product candidates, the Company anticipates it may face substantial competition from pharmaceutical, biotechnology and other companies, universities and research institutions. The Company is aware of other companies and academic groups that focus on cellular signal transduction pathways and are developing specific pathway or related kinase inhibitors. These competitors include Exelixis Inc., Onyx Pharmaceuticals, and several major pharmaceutical companies, however, none of their compounds has the broad spectrum of activity of curcumin.

Many of the Company’s non-curcumin-competitors have substantially greater capital resources, research and development staffs, facilities and experience in conducting clinical trials and obtaining regulatory approvals, as well as in manufacturing and marketing pharmaceutical products. In addition, some of SignPath’s putative competitors may achieve product commercialization or patent protection earlier than SignPath achieves commercialization or patent protection, if at all.

If we or our collaborators receive regulatory approvals for our product candidates, some of our products will compete with well-established, FDA-approved therapies that have generated substantial sales over a number of years. However, we will focus on unmet needs, and indications where FDA-approved therapies have failed. In addition, we will face competition based on many different factors, including:

●	the safety and effectiveness of our products;

●	the timing and scope of regulatory approvals for these products;

●	the availability and cost of manufacturing, marketing and sales capabilities;

●	the effectiveness of our marketing and sales capabilities;

●	the price of our products;

●	the availability and amount of third-party reimbursement; and

●	the strength of our patent position.

We also anticipate that we will face increased competition in the future as new companies enter our target markets and scientific developments surrounding cancer therapies and drugs for treatment of inflammatory conditions continue to accelerate. Competitors may develop more effective or more affordable products, or may achieve patent protection or commercialize products before us or our collaborators. In addition, the health care industry is characterized by rapid technological change. New product introductions, technological advancements, or changes in the standard of care for our target diseases could make some or all of our products obsolete.

The Company may be unable to defend or protect its intellectual property.

The Company intends to protect its intellectual property through patents and trademarks. The patent positions of biotechnology companies generally are highly uncertain and involve complex legal and factual questions that will determine who has the right to develop a particular product or process. As a result, the Company cannot predict which of its patent applications will result in the granting of patents or the timing of the granting of the patents. Additionally, many of the Company’s competitors have significantly greater capital with which to pursue patent litigation. There can be no assurance that the Company would have the resources to defend its patents in the face of a lawsuit.

Further, the Company partially relies on trade secrets, know-how and other proprietary information. The Company seeks to protect this information, in part, through the use of confidentiality agreements with employees, consultants, advisors and others. Nonetheless, there can be no assurance that those agreements will provide adequate protection for the Company’s trade secrets, know-how or other proprietary information and prevent their unauthorized use or disclosure. While the Company is not aware of any challenges to its intellectual property, once any patents are issued to the Company litigation may ensue. There is also the risk that the Company’s employees, consultants, advisors or others will not maintain confidentiality of such trade secrets or proprietary information, or that this information may become known in some other way or be independently developed by the Company’s competitors.

SignPath is exposed to product liability risks.

The Company’s business exposes it to potential product liability risks that are inherent in the testing, including testing in human clinical trials, manufacturing, marketing and sale of biotechnology products. There can be no assurance that product liability claims will not be asserted against the Company.

We plan to have product liability insurance covering our clinical trials which we currently believe will be adequate to cover any product liability exposure we may have. Clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance coverage at a reasonable cost to protect us against losses that could have a material adverse effect on our business. An individual may bring a product liability claim against us if one of our products or product candidates causes, or is claimed to have caused, an injury or is found to be unsuitable for consumer use. Any product liability claim brought against us, with or without merit, could result in:

●	liabilities that substantially exceed our product liability insurance, which we would then be required to pay from other sources, if available;

●	increase of our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, or at all;

●	withdrawal of clinical trial volunteers or patients;

●	damage to our reputation and the reputation of our products, resulting in lower sales;

●	regulatory investigations that could require costly recalls or product modifications;

●	litigation costs; and

●	the diversion of management’s attention from managing our business.

A successful product liability claim or series of claims brought against the Company could have a material adverse effect on the Company’s business, financial condition and results of operation.

The Company may be sued by third parties who claim that its products infringe on their intellectual property rights.

The Company may be exposed to future litigation by third parties based on claims that its patents, products or activities infringe on the intellectual property rights of others or that the Company has misappropriated the trade secrets of others. Any litigation or claims against the Company, whether or not valid, could result in substantial costs, could place a significant strain on the Company’s financial and managerial resources, and could harm the Company’s reputation. In addition, intellectual property litigation or claims could force the Company to do one or more of the following, any of which could have a material adverse effect on the Company or cause the Company to curtail or cease its operations:

●	Cease testing, developing, using and/or commercializing liposomal curcumin, nanocurcumin, slow release PLGA formulation or other formulations of curcumin or other products that it may develop; or

●	Obtain a license from the holder of the infringed intellectual property right, which could also be costly or may not be available on reasonable terms.

SignPath may be subject to damages resulting from claims that it or its employees have wrongfully used or disclosed alleged trade secrets of their former employers.

The Company’s current employee and/or future employees have been previously employed by other biotechnology or pharmaceutical companies. Although no claims against the Company are currently pending or threatened, the Company may be subject to claims that these employees or the Company have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if SignPath is successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If the Company fails in defending such claims, in addition to paying money claims, it may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent its ability to commercialize certain product candidates, which could severely harm SignPath’s business.

Governmental and third-party payors may impose sales and pharmaceutical pricing restrictions or controls on SignPath’s potential products that could limit its future product revenues and adversely affect profitability.

The commercial success of the Company’s potential products is substantially dependent on whether third-party reimbursement is available for the ordering of its products by the medical profession for use by their patients. Medicare, Medicaid, health maintenance organizations and other third-party payors may not cover or provide adequate payment for SignPath’s potential products. They may not view the Company’s potential products as cost-effective and reimbursement may not be available to consumers or may not be sufficient to allow its potential products to be marketed on a competitive basis. Likewise, legislative or regulatory efforts to control or reduce health care costs or reform government health care programs could result in lower prices or rejection of its potential products. Changes in reimbursement policies or health care cost containment initiatives that limit or restrict reimbursement for the Company’s products may cause its revenue to decline.

Rapid technological change could make any products that SignPath eventually develops obsolete.

Biopharmaceutical technologies have undergone rapid and significant change and the Company expects that they will continue to do so. Any compounds, products or processes that SignPath develops may become obsolete or uneconomical before the Company recovers any expenses incurred in connection with their development.

We expect to rely heavily on third party relationships and termination of any of these programs could reduce the financial resources available to us, including research funding and milestone payments.

Our strategy for developing and commercializing many of our potential product candidates, including products aimed at larger markets, includes entering into collaborations with research partners, licensors, licensees and others. These collaborations will provide us with research and development resources for potential products. These agreements also will give our collaborative partners significant discretion when deciding whether or not to pursue any development program. Our collaborations may not be successful. Currently, we have collaborative relationships with JHU, UTMDACC, and UNT. See “Business – Intellectual Property”.

In addition, JHU, UTMDACC, or UNT may develop products, either alone or with others, which compete with the types of drugs they currently are developing with us. This would result in less support and increased competition for our programs. If any of our three licensors breach or terminate their agreements with us or otherwise fail to conduct their collaborative activities successfully, our product development under these agreements will be delayed or terminated.

We may have disputes in the future with JHU, UTMDACC, and UNT including disputes concerning who owns the rights to any technology developed. These and other possible disagreements between us and our licensors could delay our ability and the ability of the universities to achieve milestones or our receipt of other payments. In addition, any disagreements could delay, interrupt or terminate the collaborative research, development and commercialization of certain potential products, or could result in litigation or arbitration. The occurrence of any of these problems could be time-consuming and expensive and could adversely affect our business.

In general, collaborative agreements provide that they may be terminated under certain circumstances. There can be no assurance that the Company will be able to extend either of its agreements with the universities upon their termination or expiration, or that the Company will be able to enter into new collaborative agreements with existing or new partners in the future. To the extent the Company chooses not to or is unable to establish any additional third party arrangements, it would require substantially greater capital to undertake research, development and marketing of its proposed products at its own expense. In addition, the Company may encounter significant delays in introducing its proposed products into certain markets or find that the development, manufacture or sale of it proposed products in such markets is adversely affected by the absence of such third party agreements.

We will rely on third parties to supply and manufacture our product candidates, without any direct control over the timing for the supply, production and delivery of our product candidates, thereby possibly adversely affecting any future revenues.

Curcumin was initially obtained from SAFC and subsequently from Sabinsa in Bangalore, India. We will rely exclusively and be dependent on certain third party source suppliers to supply pure synthetic curcumin for our product candidates. Liposomal curcumin is manufactured in Vienna, Austria by Polymun Scientific Immunbiologische Forschung GmbH. We have obtained initial quantities of liposomal curcumin from Sabinsa/Sami Labs, Bangalore, India. Nanocurcumin will be manufactured by Regis Pharmaceuticals. The polymer was manufactured by Surmodics. See “Business – Potential Commercialization of Liposomal Curcumin and Nanocurcumin; and Raw Materials; Supplies.”

If any of these arrangements terminate, locating additional or replacement suppliers for these materials may take a substantial amount of time. In addition, we may have difficulty obtaining similar supplies from other suppliers that are acceptable to the FDA. If we have to switch to a replacement supplier, we may face additional regulatory delays and the manufacture and delivery of our product candidates could be interrupted for an extended period of time, which may delay completion of our clinical trials or commercialization of our product candidates. As a result, regulatory approval of our product candidates may not be received at all. All these delays could cause delays in commercialization of our product candidates, delays in our ability to generate revenue, and increase our costs.

Further, our contract manufacturers must comply with current Good Manufacturing Practices, or cGMPs, and other government regulations, which may limit the available sources of our needed supplies. The FDA periodically inspects manufacturing facilities, including third parties who manufacture products or active ingredients for us. The FDA may not believe that the chosen manufacturers have sufficient experience making the dosage forms that we have contracted with them to produce, and may subject those manufacturers to increased scrutiny. Pharmaceutical manufacturing facilities must comply with applicable cGMPs, and manufacturers usually must invest substantial funds, time and effort to ensure full compliance with these standards. We will not have control over our contract manufacturers’ compliance with these regulations and standards. Failure to comply with applicable regulatory requirements can result in sanctions, fines, delays or suspensions of approvals, seizures or recalls of products, operating restrictions, manufacturing interruptions, costly corrective actions, injunctions, adverse publicity against us and our products and possible criminal prosecutions.

We will rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to seek or obtain regulatory approval for or commercialize our product candidates.

We will need to retain a third party clinical research organization, or CRO, to implement, provide monitors and manage data for our clinical programs. We and our CRO are required to comply with current Good Clinical Practices, or GCPs, regulations and guidelines enforced by the FDA for all of our products in clinical development. The FDA enforces GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. In the future, if we or our CRO fails to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our clinical trials for products in clinical development comply with GCPs. In addition, our clinical trials must be conducted with products produced under cGMP regulations, and will require a large number of test subjects. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase, and our ability to generate revenue could be delayed.

The Orphan Drug Act may provide a competitor with up to seven years of market exclusivity.

The Orphan Drug Act was created to encourage companies to develop therapies for rare diseases by providing incentives for drug development and commercialization. One of the incentives provided by the act is seven years of market exclusivity for the first product in a class licensed for the treatment of a rare disease. We intend to target indications that would be covered by the Orphan Drug Act, and companies may obtain orphan drug status for therapies that are developed for this indication. In the event that any competitor of ours is first to obtain FDA licensure for a competitive product, we could be prevented from obtaining licensure and marketing our product candidates.

The commercial success of our product candidates will depend upon the degree of market acceptance of these products among physicians, patients, health care payors and the medical community.

Even if a product candidate is approved for sale by the appropriate regulatory authorities, physicians may not prescribe our product candidates, in which case we could not generate revenue or become profitable. Market acceptance by physicians, healthcare payors and patients will depend on a number of factors, including:

●	acceptance by physicians and patients of each such product as a safe and effective treatment;
●	cost effectiveness;
●	adequate reimbursement by third parties;
●	potential advantages over alternative treatments;
●	relative convenience and ease of administration; and
●	prevalence and severity of side effects.

We are subject to critical accounting policies, and we may interpret or implement required policies incorrectly.

We follow generally accepted accounting principles (GAAP) for the United States in preparing our financial statements. As part of this work, we must make many estimates and judgments about future events. These affect the value of the assets and liabilities, contingent assets and liabilities, and revenue and expenses that we report in our financial statements. We believe these estimates and judgments are reasonable, and we make them in accordance with our accounting policies based on information available at the time. However, actual results could differ from our estimates, and this could require us to record adjustments to expenses or revenues that could be material to our financial position and results of operations in future periods.

The obligations associated with being a public company require significant resources and management attention, which may divert from our business operations.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. As a result, we will incur significant legal, accounting and other expenses. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management's attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with this, the second annual report that we are required to file with the Securities and Exchange Commission.  In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify additional deficiencies. We may not be able to remediate any future deficiencies imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price.

Risks Related to Our Securities

Anti-Takeover, Limited Liability and Indemnification Provisions

Some provisions of our certificate of incorporation and by-laws may deter takeover attempts, which may limit the opportunity of our stockholders to sell their shares at a favorable price.

Certificate of Incorporation and By-laws. Under our certificate of incorporation, our Board of Directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

●	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group,

●	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent Board of Directors, or

●	effecting an acquisition that might complicate or preclude the takeover.

Our certificate of incorporation also allows our Board of Directors to fix the number of directors in the bylaws. Cumulative voting in the election of directors is specifically denied in our certificate of incorporation. The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder may determine to be in his or its best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

●	the transaction in which the stockholder became an interested stockholder is approved by the Board of directors prior to the date the interested stockholder attained that status;

●
on consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

●
on or subsequent to that date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

●
conducted himself or herself in good faith, reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

●	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorney’s fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification will be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us under the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Absence of a public market for the securities offered hereby will lack liquidity.

There is currently no public market for any of the Company’s securities and there can be no assurance that a public market will develop in the future. In the event there is no active trading market for the Company’s securities, an investor may be unable to liquidate an investment in the shares and, therefore, should be prepared to bear the economic risk of an investment in the shares for an indefinite period and to withstand a total loss of investment. Rule 144 promulgated under the Securities Act requires, among other conditions, a six month holding period prior to the resale of securities acquired in a non-public offering without having to satisfy the registration requirements of the Securities Act. In the event we do not have sufficient financial and human resources in the future, we may not be able to fulfill our reporting requirements under the Exchange Act or disseminate to the public any current financial or other information concerning the Company, as required by Rule 144 as one of the conditions of its availability. In such event we will not be absolved from liability for our failure to file these reports.

If our common stock is traded on the OTC Bulletin Board, which is not a national securities exchange, it may be detrimental to investors

We were previously approved for a listing of our shares of common stock on the OTC Bulletin Board maintained by FINRA, however have no present intention to have our securities publicly traded. Although there is currently no market for our securities, securities traded on the OTC Bulletin Board, as compared to the national securities exchanges, generally have limited trading volume and exhibit a wide spread between the bid/ask quotations. We cannot predict whether a more active market for our common stock will develop in the future. In the absence of an active trading market: investors may have difficulty buying and selling our common stock or obtaining market quotations; market visibility for our common stock may be limited; and a lack of visibility for our common stock may have a depressive effect on the mark price for our common stock.

Preferred Stock as an anti-takeover device

We are authorized to issue an aggregate of 5,000,000 shares of preferred stock, $0.10 par value.  As of date of this Prospectus, there were, 3,255.375 shares of Series A Preferred Stock issued and outstanding convertible into approximately 3,831,376 shares of common stock, 2,146 shares of Series B Preferred Stock convertible into approximately 2,525,842 Shares of Common Stock, and 5,000 shares of Series C Preferred stock convertible into 4,000,000 shares of Common Stock.  The Company has also authorizerd 6,000 shares of Series D Preferred Stock convertible into 3,000,000 shares of Common Stock, none of which shares of Preferred Stock are issued and outstanding.  The preferred stock may be issued from time to time with such designation, voting and other rights, preferences and limitations as our Board of Directors may determine by resolution. Unless the nature of a particular transaction and applicable status require such approval, the Board of Directors has the authority to issue these shares without stockholder approval subject to approval of the holders of our preferred stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company without any further action by our stockholders.

Our common stock will be subject to restrictions on sales by broker-dealers and penny stock rules, which may be detrimental to investors.

Our common stock will be subject to Rules 15g-1 through 15g-9 under the Exchange Act, which imposes certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and “accredited investors” (as defined in Rule 501(a) of the Securities Act). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of our common stock.

Additionally, our common stock will be subject to SEC regulations applicable to “penny stocks.” Penny stocks include any non-exchange listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule proscribed by the SEC relating to the penny stock market must be delivered by a broker-dealer to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for our common stock. The regulations also require that monthly statements be sent to holders of a penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

A significant number of our shares are eligible for sale, and their sale could depress the market price of our stock.

Sales of a significant number of shares of common stock in the public market pursuant to a current prospectus could harm the market price of our common stock. Pursuant to this registration statement, an aggregate of 23,332,408 shares of common stock are being registered, all of which would be free-trading upon resale after the effective date of this Registration Statement.  As additional shares of our common stock become available for resale in the public market, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of our common stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for the shares of our common stock. In general, a non-affiliated person who has held restricted shares for a period of six months, under Rule 144, may sell into the market our common stock all of their shares, subject to the Company being current in its periodic reports filed with the SEC. An affiliate may sell an amount equal to the greater of 1% of the outstanding shares or, if listed on Nasdaq or another national securities exchange, the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once every three months, and any of the restricted shares may be sold by a non-affiliate without any restriction after they have been held the year.

Investors may experience substantial dilution of their ownership in the future.

Pursuant to the Company’s Stock Option Plan, employees, directors and independent contractors may acquire up to an aggregate of 1,047,000 shares (as amended on January 1, 2014) of the Company’s common stock through the exercise of stock options that may be granted in the future of which 830,000 options are issued and outstanding.  The Company’s stockholders will incur dilution upon exercise of such options. In addition, as of June 18, 2014, there were currently outstanding Class A, Class B and Class C warrants to purchase approximately 3,831,576, 2,525,842 and 2,000,000 shares of common stock, respectively, and Series A, Series B and Series C Convertible Preferred Stock convertible into approximately 3,831,576, 2,525,842 and 4,000,000 shares of Common Stock, respectively, plus placement agent warrants to purchase approximately 3,102,203 shares of common stock and vendor warrants to purchase 600,000 shares of Common Stock. The mere existence of these derivative securities may have a depressive effect on any market for our common stock which may develop.

In addition, if the Company raises additional funds by issuing additional stock in one or more additional financings, further dilution to stockholders will result, and new investors may have rights superior to existing stockholders.

The Company’s officers, directors and principal stockholders may be able significantly to influence matters requiring stockholder approval because they own, and will continue to own, a large percentage of the Company’s outstanding shares, even after this Offering.

The Company’s founder, Bruce Meyers, who is a principal of Meyers Associates, a FINRA member firm, Dr. Lawrence Helson, CEO, and Dr. Arthur Bollon, Director, beneficially own 5,465,085, 2,310,000 and 800,000 shares, respectively, an aggregate of 8,575,085 shares or approximately 35% of the 24,481,305 outstanding voting securities of the Company. These stockholders will be able to exercise control over substantially all matters requiring approval by the Company’s stockholders, including the election of directors and the approval of significant corporate transactions, which includes their ability to amend the Certificate of Incorporation, approve a merger or consolidation of the Company with another company or approve the sale of substantially all of the assets of the Company without the agreement of minority stockholders. This concentration of ownership may not be in the best interests of all of the Company’s stockholders. See “Principal Stockholders.”

Limitations on ability to pay cash dividends.

The Company does not currently expect to pay cash dividends on any of its common stock for the foreseeable future. The ability of the Company to pay dividends on the Company’s common stock will depend upon, among other things, future earnings, if any, the success of the Company’s business activities, capital requirements, the general financial condition of the Company, and general business conditions. There can be no assurance that the Company will ever be in a financial position to declare and pay dividends on the Company’s common stock or that the Board of Directors would otherwise ever declare or pay such a dividend.

As of the date hereof, there are no material legal proceedings pending or threatened to be taken against the Company. SignPath has retained legal counsel to evaluate and advise on our intellectual property and patent strategy.

Forwarding-Looking Statements

Except for historical information, the matters discussed in this document may be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of SignPath Pharma Inc., and its management and are valid only as of today, and we disclaim any obligation to update this information. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause the Company’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors to consider and evaluate that could cause actual results to differ materially from those predicted in any such forward-looking statements include: (i) general economic conditions and changes in the external competitive market factors which might impact the Company’s results of operations; (ii) unanticipated working capital or other cash requirements including those created by the failure of the Company to adequately anticipate the costs associated with clinical trials, manufacturing and other critical activities; (iii) suspension or termination of clinical trials by the FDA due to safety risks; (iv) unexpected government or third party payor limits on pricing; (v) product liability recalls after FDA approval and commercialization; (vi) changes in the Company’s business strategy or an inability to execute its strategy due to unanticipated changes in the therapeutic drug industry; (vii) the inability or failure of Dr. Helson, the Company’s sole employee, to devote sufficient time and energy to the Company’s business; and (viii) the failure of the Company to complete any or all of the transactions described herein on the terms currently contemplated. In light of these risks and uncertainties, many of which are described in greater detail under “Risk Factors” below and other reports filed with the Securities and Exchange Commission (“SEC”), there can be no assurance that the forward-looking statements contained in this Prospectus will in fact transpire. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements. We do not undertake any duty to update any of the forward-looking statements after the date of this Prospectus to conform such statements to actual results or changes in our expectations.

DETERMINATION OF OFFERING PRICE

The public offering price was arbitrarily determined based primarily on the Company’s operations since the completion of the Company’s Series C Private Placement.  The price does not bear any relationship to our book value, assets, prospective earnings or any other recognized criteria of value.

DILUTION AND OTHER COMPARATIVE PER SHARE DATA

General

The following tables summarize as of June 30, 2014;

•	the number of shares of common stock outstanding;

•	the number of shares of Common Stock issuable upon conversion of preferred stock as a percentage of our total outstanding shares;

•	the aggregate consideration for such shares;

•	the aggregate consideration as a percentage of total consideration; and

•	the average consideration per share for such shares by Common Stockholders and Preferred Stockholders.

	Shares of common stock purchased	% of total shares	Aggregate consideration	% of total consideration	Average consideration per share

Common Stockholders	12,917,500	55.5%	$2,455,876	14.5%	$0.19
Preferred Stockholders	10,357,418	44.5	14,516,876	85.5	$1.40
Total	23,274,918	100.0%	$16,972,752	100.0%

If you purchase shares offered hereby, your ownership interest will be diluted.  “Dilution” is the difference between the public offering price of the common stock and the net tangible book value per share immediately after the Offering. “Net tangible book value” is the amount that results from subtracting our total liabilities and intangible assets from our total assets. As of June 30, 2014, we had a net tangible book value for our 12,917,500 shares of common stock outstanding of $1,259,799, or approximately $0.10 per share.  There will be no change in our net tangible book value as a result of the Offering, as we will not receive any proceeds from the sale of shares offered hereby.  However, there will be an immediate dilution of approximately $1.90 per share to public investors, as the difference between the $2.00 per share public offering price and the $0.10 per share net tangible book value.

The following table illustrates the dilution described above:

Public offering price per share		$2.00

Net tangible book value per share before offering	$0.10

Net tangible book value per share after offering	0.10

Dilution to public investors		$1.90

PRICE RANGE OF COMMON STOCK, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

(a)  Market Information

Our common stock is not publicly traded  We were previously approved for trading of our common stock on the Over-The-Counter Bulletin Board (“OTCBB”), which is maintained by the Financial Industry Regulatory Authority, Inc. (“FINRA”), however, do not have a preset intention to commence trading at this point in time.

As of the date of this Prospectus, there were outstanding: 14,123,887 shares of common stock; 3,255.375, 2,146 and 5,000 shares of Series A, Series B and Series C Convertible Preferred Stock convertible into approximately 3,831,576, 2,525,842 and 4,000,000 shares, respectively, of common stock; Class A, Class B and Class C common stock purchase warrants to purchase approximately 3,831,576, 2,525,842 and 2,000,000 shares, respectively, of Common Stock, placement agent warrants to purchase approximately 3,102,203 shares of Common Stock, vendor warrants to purchase 600,000 shares of Common Stock, options to purchase an aggregate of 830,000 shares of Common Stock, or an aggregate of approximately 37,375,897 shares of Common Stock.

The 2,463,858 shares of common stock which are issued and outstanding and registered on this registration statement, as well as the 9,908,199 shares of common stock issuable upon conversion of preferred stock, 7,908,199 shares of common stock issuable upon exercise of warrants and 3,102,203 shares issuable upon exercise of placement agent warrants will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act.

(b) Holders of Record

As of the date of this Prospectus, there were approximately 34 different holders of record of our common stock, 15 different holders of Series C Preferred Stock, 27 different holders of Series B Preferred Stock, and 45 different holders of Series A Preferred Stock.

(c)  Dividend Policy

We have never declared or paid cash dividends on our shares of common stock.  We currently intend to retain future earnings for use in our business and, therefore, do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future.  Any future determination as to the payment of cash dividends on our common stock will be at the discretion of our Board of Directors and will depend on our earnings, operating and financial condition, capital requirements and other factors deemed relevant by our Board of Directors including the General Corporation Law of the State of Delaware, which provides that cash dividends are only payable out of retained earnings or if certain minimum rations of assets to liabilities are satisfied.  The declaration of cash dividends on our common stock also may be restricted by the provisions of credit agreements that we may enter into from time to time.

(d) Securities Authorized For Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

The following table provides information regarding the status of our existing equity compensation plans at June 30, 2014.

Plan category	Number of shares of common stock to be issued on exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the previous columns)

Equity compensation plans approved by security holders (1)	450,000	$0.85	-0-
	380,000	$1.25	217,000

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	830,000	$2.03	217,000

 (1)  Consists of our 2009 Employee Stock Incentive Plan, which authorized as of January 1, 2014, an aggregate of 1,047,000 options and/or shares of common stock.

CAPITALIZATION

The following table sets forth the Company’s capitalization as of June 30, 2014(1):

Actual

Cash	$1,640,573

Stockholders’ equity:

Preferred Stock, $0.10 par value, 5,000,000 shares authorized; 9,158 shares issued and outstanding	1,041

Common Stock, $0.001 par value, 50,000,000 shares authorized; 12,917,500 shares issued and outstanding(2)	12,919

Additional Paid-In Capital	$11,402,977

Accumulated deficit	$(11,825,297)

Total stockholders’ equity	$1,259,799
____________________

(1)     The capitalization table is based on the Company’s historical financial information as of the period ended June 30, 2014.  This table was not prepared and has not been reviewed or compiled by certified public accountants nor by an independent accounting firm. The financial information contained in this table was prepared by the Company’s management.

(2)      Does not include: 1,047,000 shares of Common Stock reserved for issuance under the Company’s 2009 Employee Stock Incentive Plan of which 830,000 options have been granted; 10,357,418 shares of Common Stock reserved for issuance upon conversion of shares of Convertible Preferred Stock; 1,206,358 shares issued as of July 1, 2014 for Series A Preferred Stock accrued dividends; 8,357,418 shares of Common Stock reserved for issuance upon exercise of outstanding warrants; 368,894 shares reserved for issuance pursuant to the issuance of liquidated damage shares (at $.85 per share) 3,102,203 shares reserved for issuance upon exercise of placement agent’s warrants; and 600,000 shares reserved for issuance upon exercise of Vendor Warrants.

USE OF PROCEEDS

We will not receive proceeds from the sale of shares offered hereby by the Selling Stockholders, except upon the exercise of all Class A and Class B warrants offered hereby for $6,753,072 and 2,000,000 Class C Warrants for $3,375,000 (net of a 10% warrant exercise fee).  Any warrant proceeds will be used by the Company for working capital purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and notes thereto included in this prospectus. Except for the historical information contained herein, the discussion in this prospectus contains certain forward-looking statements that involve risk and uncertainties, such as statements of the Company’s plans, objectives, expectations and intentions as of the date of this filing. The cautionary statements made in this document should be read as being applicable to all related forward-looking statements wherever they appear in this document. The Company’s actual results could differ materially from those discussed here. Factors that could cause differences include those discussed in the “Risk Factors” section as well as discussed elsewhere herein.

Liquidity and Capital Resources

At June 30, 2014, as Compared with December 31, 2013

As of June 30, 2014 and December 31, 2013, the Company had $1,640,573 and $1,241,397, respectively, of cash on hand.   The Company’s had positive working capital of $1,242,799 at June 30, 2014 compared to $819,765 as of December 31, 2013, resulting from decreases in accounts payables as a result of net cash used in operations of ($973,360).  SignPath had a deficit accumulated during the development stage of $11,825,297 as of June 30, 2014.

During the six months ended June 30, 2014, SignPath sold 1620 Units consisting of its securities at a price of $1,000 per Unit.  The Units sold in 2014 consisted of Series C Convertible Preferred Stock Units.  Each Unit consists of (i) one share of 6.5% Series C Convertible Preferred Stock convertible into 800 shares of common stock (equivalent to $1.25 per share of common stock) following the effective date of its Registration Statement (the “Effective Date”) subject to adjustment, and (ii) Warrants to purchase 400 shares of common stock at $1.875 per share for a five-year period following the Effective Date of a registration statement including the underlying securities.  The Company received gross proceeds of $1,620,000 and incurred stock offering costs of $247,464 related to such offerings during the six months ended June 30, 2014.

The Company has no agreements, arrangements or understandings with any officer, director or shareholder as to any future financing, either equity or debt.  The Company expects to continue to incur losses for the foreseeable future and it is possible the Company may never reach profitability.  Therefore, the Company will require additional capital resources and financing to implement its business plan and continue its operations.  The Company’s current burn rate for salaries, research programs and professional fees averages about $60,000 per month.  Thus, it is expected that the Company currently has sufficient cash on hand to operate through the next 12 months.  Management believes it has enough funds to complete its pre-clinical trials.  If the Company receives favorable results, Management believes it will have the ability to raise additional funds to complete INDs.  In view of general economic conditions, there can be no assurance that any additional financing will be available to us, that any affiliate will provide additional investments in the Company or that adequate funds for our operations will otherwise be available when needed or on terms acceptable to us.

Cash used in operating activities for the six months ended June 30, 2014 was ($973,360) compared to cash used of ($790,504) during the six months ended June 30, 2013.  This resulted from a net loss of $1,156,889 during the six months ended June 30, 2014, offset by common stock and options issued for services of $224,386, by the decrease in accounts payable and accrued expenses of $(40,857).  This compared to a loss of $1,182,693 during the six months ended June 30, 2013, offset by common stock and options issued for services of $643,855, and a decrease in accounts payable and accrued expenses of $(255,736).

The Company had net cash provided by financing activities of $1,372,536 during the six months ended June 30, 2014 as a result of the $1,620,000 received in a Private Placement, reduced by $247,464 of offering costs.  During the six months ended June 30, 2013, the Company had $2,125,849 of net cash provided by financing activities as a result of the $2,530,000 received from a Private Placement of Preferred Stock less the stock offering costs of $404,151.

As a result of the foregoing, the Company’s cash increased by $399,176 during the six months ended June 30, 2014 from December 31, 2013.

The financial statements included in this Prospectus have been prepared in conformity with generally accepted accounting principles that contemplate our continuance as a going concern.  The Company has had no revenues and has generated losses from operation.  As set forth in Note 2 to the audited Financial Statements, the continuation of the Company as a going concern is dependent upon the Company obtaining adequate capital to fund operating losses until it becomes profitable, if ever.  The financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

At December 31, 2013, as Compared with December 31, 2012

As of December 31, 2013 and December 31, 2012, the Company had $1,241,397 and $31,922, respectively, of cash on hand.  The Company’s had positive working capital of $819,765 at December 31, 2013 compared to a deficit of ($6,549,815) as of December 31, 2012, resulting from decreases in accounts payables resulting from net cash used in operations of ($1,620,199) and the removal of the derivative liability.  SignPath had a deficit accumulated during the development stage of $10,668,408 as of December 31, 2013.

During the 12 months ended December 31, 2013 (“Fiscal 2013”), SignPath sold 3,380 Units consisting of its securities at a price of $1,000 per Unit.  The Units sold in 2013 consisted of Series C Convertible Preferred Stock Units.  Each Unit consists of (i) one share of 6.5% Series C   Convertible Preferred Stock convertible into 800 shares of common stock (equivalent to $1.25 per share of common stock) following the effective date of a Registration Statement (the “Effective Date”) subject to adjustment, and (ii) Warrants to purchase 400 shares of common stock at $1.875 per share for a seven (7)-year period following the Effective Date of a registration statement including the underlying securities.  The Company received gross proceeds of $3,380,000 and incurred stock offering costs of $550,326 related to such offerings during Fiscal 2013.

Cash used in operating activities during Fiscal 2013 was ($1,620,199) compared to cash used of ($883,328) during Fiscal 2012.  This resulted from a net loss of $1,956,872 in Fiscal 2013, offset by Common Stock and options issued for services of $701,449, a change in derivative liabilities of $3,926, and a decrease in accounts payable and accrued expenses of $368,846.  This compared to a loss of $1,310,934 during Fiscal 2012, offset by common Stock and options issued for services of $23,147, a change in derivative liabilities of $8,154, and an increase in accounts payable and accrued expenses of $395,040.

The Series B Preferred Stock sold in 2012 is substantially the same as the Series C Preferred Stock with regard to dividends  however is convertible into common shares at $0.85 per share. Both the Series C and B Preferred Stock are junior to the Series A Preferred Stock on liquidation and do not have anti-dilution price protection, nor do the Class C and B Warrants issued as part of the Units have anti-dilution price protection.

The Company had net cash provided by financing activities of $2,829,674 in Fiscal 2013 as a result of the $3,380,000 received in the 2013 Private Placement described above, reduced by $550,326 of offering costs.  During Fiscal 2012, the Company had $894,826 of net cash provided by financing activities as a result of the $1,116,001 received from the 2012 Private Placement of Preferred Stock less the stock offering costs of $221,175.

As a result of the foregoing, the Company’s cash increased by $1,209,475 during Fiscal 2013 from $31,922 to $1,241,397.

Results of Operations

Material Changes in Results of Operations

For the six months ended June 30, 2014, as compared with the six months ended June 30, 2013

The Company does not expect to receive any revenues prior to 2015.  Total operating expenses for the six months ended decreased to $1,157,286 as compared with $1,178,933 for the six months ended June 30, 2014, primarily as a result of $231,970 of professional fees decreasing from $695,465 for the six months ended June 30, 2013, related to the continued manufacture and preclinical development of its lead curcumin formulations.  Salaries and wages increased to $164,318 in the 2014 period from $163,579 in 2013.  Research and development increased to $746,538 in the 2014 period from $306,068 in the 2013 period.

Research and Development fees for the six months ended June 30, 2014, included payments to Dalton Pharma, Gemeinn, Northern Lipids, Inc., ClinicPace Worldwide, Polymun for, $43,666, $4,149, $114,092, $79,835, and $349,398, respectively, for lab fees and other costs related to the Company’s research and development efforts.  The Company incurred $155,397, in legal fees classified as research and development.

Research and Development fees for the six months ended June 33, 2013 included $54,032 to the University of Texas, MD Anderson Cancer Center (“UTMDACC”) for non-clinical and mouse pre-clinical non-GLP studies of lipsomal curcumin. Other research and development payments included $68,619 and $43,650 to Polymnun and Nucro Technology, respectively, for lab fees and other costs related to the Company’s research and development efforts as well as $42,176 in legal fees classified as Research and Development.

As a result of the foregoing, the Company had a net loss of $1,156,889, for the six months ended June 30, 2014 as compared to a net loss of $1,182,693 for the six months ended June 30, 2013.  The Company recorded a deemed dividend, in the amount of $297,196. The amount of loss attributable to common shareholders for the six months ended June 30, 2014 is $1,153,889.  This translates to a loss per share of ($0.09) for the six months ended June 30, 2014, as compared to ($0.09) for the six months ended June 30, 2013.

Three months ended June 30, 2014, as compared with three months ended June 30, 2013

The Company does not expect to receive any revenues prior to 2015. Total operating expenses during the three months ended June 30, 2014 (the “2014 Period”) increased to $958,915, as compared with $346,834 during the three months ended June 30, 2013 (the “2013 Period”) primarily as a result of an increase in professional fees of $157,375 as a result of stock and option issuance, resources, as well as a $429,093 in development of its lead curcumin. Salaries and wages increased to $107,745 in the 2014 period from $80,152 in the 2013 period.  Research and development increased to $616,750 in the 2014 period from $187,657 in the 2013 period.

Research and Development fees for the three months ended June 30, 2014, included payments to Dalton Pharma, Gemeinn, Northern Lipids, Inc., ClinicPace Worldwide, Polymun for, $12,790, $0, $96,592, $45,578, and $323,818, respectively, for lab fees and other costs related to the Company’s research and development efforts.  The Company incurred $137,971, in legal fees classified as research and development.

Research and Development fees paid in the 2013 Period included $48,827 to the University of Texas, MD Anderson Cancer Center (“UTMDACC”) for non-clinical and mouse pre-clinical non-GLP studies of lipsomal curcumin. Other research and development payments included $63,414 and $38,445 to Polymnun and Nucro Technology, respectively, for lab fees and other costs related to the Company’s research and development efforts as well as $36,971 in legal fees classified as Research and Development.

As a result of the foregoing, the Company had a net loss of $958,715, for the three months ended June 30, 2014 as compared to a net loss of $413,942 for the three months ended June 30, 2013.  The Company recorded a deemed dividend, in the amount of $155,769. The amount of loss attributable to common shareholders for the three months ended June 30, 2014 is $958,715.  This translates to a loss per share of ($0.07) for the three months ended June 30, 2014, as compared to ($0.03) for the three months ended June 30, 2013.

Year ended December 31, 2013, as compared with year ended December 31, 2012

The Company does not expect to receive any revenues prior to 2015.  Total operating expenses during Fiscal 2013 increased to $1,953,731 as compared with $1,312,405 during Fiscal 2012 primarily as a result of $841,502 of research and development expenses decreasing from $939,296 in Fiscal 2012 related to the continued manufacture and preclinical development of its lead curcumin formulations.  General and administrative expenses increased to $53,957 in the 2013 period from $45,596 in Fiscal 2012, primarily as a result of an increase in travel and other office related expenses.  Professional fees increased to $808,865 in the 2013 period from $121,586 in Fiscal 2012, primarily as a result of an increase primarily due to an increase in amortization of stock options as compared to 2012.

Research and Development fees in Fiscal 2013 included $59,739 paid to University of Texas, MD Anderson Cancer Center (“UTMDACC”) for non-clinical and mouse pre-clinical non-GLP studies of liposomal curcumin.  Other major research and development expenses included payments to Polymnun, Nucro Technology, University of North Texas, Dr. Robert Heinz, Johns Hopkins University, Medizinche University and Regis Pharmaceuticals for, $260,087, $149,036, $94,289, $40,000, $198,336, and $40,015, respectively, for lab fees and other costs related to the Company’s research and development efforts.

Research and Development fees in Fiscal 2012 included $34,739 paid to University of Texas, MD Anderson Cancer Center (“UTMDACC”) for non-clinical and mouse pre-clinical non-GLP studies of liposomal curcumin.  Other major research and development expenses included payments to Polymnun, Nucro Technology, University of North Texas, Dr. Robert Heinz, Johns Hopkins University, Medizinche University and Regis Pharmaceuticals for, $271,773, $174,297, $115,781, $61,273, $40,866, and $240,567, respectively, for lab fees and other costs related to the Company’s research and development efforts.

The amount paid for research and development in the 2013 Period consisted of payments for overhead and patent fees for non-clinical studies and pre-clinical studies in the nanocurcumin compound and to produce polymer under the JHU Agreement for animal studies of nanocurcumin.  During Fiscal 2011, the Company paid UTMDACC for non-clinical and mouse pre-clinical pre-GLP studies of liposomal curcumin.  It also includes expenses relating to development of depotcurcumin, a slow release formulation. Curcumin-ER was originally made at UNT under non-GLP conditions from curcumin extract (and PLGA, a chemical surrounding the curcumin) originally purchased from a U.S. chemical supplier, Sigma Aldrich Fine Chemicals (“SAFC”).

As a result of the foregoing, the Company had a net loss of $1,956,872 in Fiscal 2013 as compared to a net loss of $1,310,934 in Fiscal 2012.  The Company recorded a deemed dividend, due to the extension of several warrant, in the amount of $2,445,621. The amount of loss attributable to common shareholders for the calendar year 2013 is $4,402,493.  This translates to a loss per share of ($0.34) in Fiscal 2013 compared to ($0.10) in Fiscal 2012.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in U.S. dollars. The Company’s fiscal year-end is December 31.

Revenue Recognition

As of the date of this disclosure, the Company has yet to recognize revenues. As the Company continues to develop and implement its business plan, revenue from the performance of services or sale of products will be recognized in accordance with FASB codification standards. Revenue will be recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is provided, and collectability is assured.

Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with FASB codification standards. The standard requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted FASB codification regarding the required tax asset benefit computations for net operating losses carry forward. The potential benefits of net operating losses have not been recognized in these consolidated financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Stock-Based Compensation

The Company records stock-based compensation in accordance with FASB codification standards, using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Derivative Financial Instruments

The Company generally does not use derivative financial instruments to hedge exposures to cash-flow risks or market-risks that may affect the fair values of its financial instruments. The Company utilizes various types of financing to fund our business needs, including preferred stock with warrants attached and other instruments not indexed to our stock. The Company is required to record its derivative instruments at their fair value. Changes in the fair value of derivatives are recognized in earnings in accordance with ASC 815.

Fair Value of Financial Instruments

In accordance with ASC 820, the carrying value of cash and cash equivalents, accounts receivable and accounts payable approximates fair value due to the short-term maturity of these instruments. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

 Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

 Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts payable and accrued expenses approximate their fair market value based on the short-term maturity of these instruments. The following table presents assets and liabilities that are measured and recognized at fair value as of June 30, 2014, on a recurring basis:

Description	Level 1	Level 2	Level 3	Gains (Losses)

Derivative Liability	$-	$-	$-	$-
Total	$-	$-	$-	$-

The following table presents assets and liabilities that are measured and recognized at fair value as of June 30, 2013, on a recurring basis:

Description	Level 1	Level 2	Level 3	Gains (Losses)

Derivative Liability	$-	$-	$-	$-
Total	$-	$-	$-	$-

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The following is a description of the valuation methodology used to measure fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Derivative Liability: Market prices are not available for the Company's warrants nor are market prices of similar warrants available. The Company assessed that the fair value of this liability approximates its carrying value since carrying value has been adjusted to fair value.

The method described above may produce a current fair value calculation that may not be indicative of net realizable value or reflective of future fair values. If a readily determined market value became available or if actual performance were to vary appreciably from assumptions used, assumptions may need to be adjusted, which could result in material differences from the recorded carrying amounts. The Company believes its method of determining fair value is appropriate and consistent with other market participants. However, the use of different methodologies or different assumptions to value certain financial instruments could result in a different estimate of fair value.

Plan of Operations

Manufacturing of GMP grade synthesized curcumin is continuing at Sami labs, in India. Over 4.3 kilograms of the active principle was sent to Dalton Pharma Services in Canada for analytical and continuing stability testing. Aliquots of curcumin are sent to Polymun Scientific in Austria to manufacture the formulated GMP grade liposomal curcumin product. The product is further analyzed for endotoxins in Gibraltar Labs in New Jersey, and for release kinetics at Northern Lipids in Canada. The final product has been used in 45 human normal subjects in a Phase Ia ascending dose trial in Austria. Based upon these data, a Phase Ib clinical trial is ongoing in Austria: accruing cancer patients who progressed on standard of care therapy.

In the US, following discussions and suggestions by the FDA, an IND for liposomal curcumin in a Phase Ib trial was approved in the second quarter 2014. The first indication will be for non-small cell lung cancer (NSCLC) patients who have progressed on standard of care therapy.

Following allowance by the FDA, a second liposomal curcumin indication, for progressive Parkinson’s disease will be submitted to the FDA for a Phase Ib-II trial at Thomas Jefferson University.

A veterinary application of liposomal curcumin in dogs with progressive cancer was initiated during the first quarter of 2014 at U.C. Davis and is continuing.

Pre-clinical studies of the effects of liposomal curcumin on JCK kidney polycystic diseased mice is ongoing.

Non-clinical scale-up manufacturing of GMP grade Liposomal-PLGA-curcumin (Curcumin-ER): and extended release formulation at Sami labs in India and research is planned for the 3rd Q 2014. Preclinical Non-GLP formulated product underwent repeat efficacy trials in mice with xeno-transplanted human NSCLC tumors with a 52% reduction in growth of tumor observed after six weeks.

The liposome composed of DMPC and DMPG was initially discovered to prevent curcumin cardiac arrhythmias in in vitro and ex vivo studies in rabbit models, and in vivo in rabbit models challenged with approved QTc prolonging anticancer drugs, Crizotinib and Nilotinib. Additional  studies of anticancer QTc prolonging drugs and liposome mitigation are current in the 3rd quarter, 2014. Additional exploration of the molecular mechanism of action of the liposome, its component lipids, and metabolites in the cardiac potassium channel is planned for the 3rd quarter 2014 in a collaborative study with Avanti Polar Inc., IPS Therapeutique, Canada and the University of Mississippi.

BUSINESS
Business

SignPath is a clinical stage biotechnology company founded in May 2006 to develop synthesized proprietary formulations of curcumin, a naturally occurring compound found in the root of the Curcuma longa Linn (turmeric) plant, for applications in human diseases. The Company is a publicly held non-traded Delaware corporation.

Curcumin has an extensive history as an oral medicinal product with safe human use, but its potential therapeutic benefits have been limited by its low absorption (the amount of active drug reaching lesioned tissue) when taken orally, as well as its inactivation in the liver (due to hepatic glucuronidation or sulfation) and “hydro-phobic” nature whereby it is not soluble in water or blood. SignPath has developed and received approval in June 2014 from the U.S. Food and Drug Administration (the “FDA”) of its Investigational New Drug (“IND”) application, and in Europe for an Investigated Medical Product Dossier (“IMPD”) for parenterally (taken into the body in a manner other than the digestive tract) administered curcumin, allowing curcumin to be administered intravenously and delivered to diseased sites with minimal inactivation. We believe that the liposomes, liposomal curcumin, and liposomal-PLGA-curcumin formulations we have licensed based on management’s experience and the opinions of our consultants may be useful in the treatment of cancer, diabetes and neurologic disorders. The Company is developing two different intravenous/subcutaneous nano-particle sized formulations and a specific liposome application. Proof of efficacy of these compounds against human tumor xenografts in mice and prevention of cardiac arrhythmias was patent submitted and published. During IND mandated pre-clinical toxicity trials in dogs with liposomal curcumin, a dose-dependent hemolysis was observed, allowing us to identify a safe dose level, hence, allowing specific dose/schedules of administration for clinical trials in dogs and humans.

SignPath has licensed three proprietary intravenous formulations containing curcumin as the active therapeutic agent. The first is a liposomal version licensed from University of Texas MD Anderson Cancer Center (“UTMDACC”) which is currently in Phase Ib clinical trials in Salzburg, Austria; the second is a nanosized version licensed from the Johns Hopkins University (“JHU”); and the third is an extended release Liposomal-PLGA formulation (curcumin-ER) licensed from the University of North Texas Health Science Center. The Company’s near term (next 12 months) goals are to complete preclinical development of curcumin-ER, to file a second IND and to begin Phase I trials for safety and dosage studies in patients with cancer under its initial IND approved in June 2014. The complete dossier for liposomal curcumin, our first formulation was submitted to the European Medicines Agency (the “EMA”) on June 8, 2011 for Phase Ia clinical trials and was completed in October 2012. The Company believes its licensed synthetic chemical formulations of curcumin will replace the naturally occurring extract mixture of curcuminoids, and its discovery of the anti-arrhythmia effects of its liposomes will render them potentially patentable; patents for liposomal curcumin and nanocurcumin have already been issued. The Company plans to develop these new products which potentially will give SignPath proprietary curcumin preparations with applications in the treatment for a broad spectrum of neoplastic, neurologic, and metabolic indications.

The Company has assembled leaders experienced in pharmacologic development of natural products to advise it on the development of its curcumin formulations. This Scientific Advisory Board is comprised of individuals with specific experience with natural products, formulation development, neoplastic, metabolic and neurologic disorders. Expertise in analytical chemistry will come from commercially based product chemists. Drug development will be overseen by Lawrence Helson MD, Chief Executive Officer, an oncologist with 25 years of pharmaceutical development experience; Anirban Maitra, PhD, MPPH, of UTMDACC, who has expertise in nanotechnology, development of nano, and liposomal curcumin testing for antitumor effects; Judith A. Smith, PhD, director of the UTMDACC preclinical development group for the liposomal formulation and Jamboor Vishwanatha of University of North Texas Health Science Center who has experience with extended release formulations.

The Company’s Scientific Advisory Board members all bring relevant experience to the Company. Professor Tauseef Ahmad, MD is an experienced principal investigator for lymphoma, myeloma and solid tumor studies. Dr. Peter P. Sordillo, who joined our Scientific Advisory Board in 2013, is on the Staff of Medical Oncology and Hematology at Lenox Hill Hospital, New York as an experienced Oncologist. See “Management” below for more information about our management team and Scientific Advisory Board members.

Clinical application strategies will be based upon the advice of the individuals serving on the Scientific Advisory Board, all of whom have academic and practical experience in biopharmaceutical development. As described below, we expect that our Phase I and II clinical trials will be run by contract clinical research organizations in Europe and the United states.

During the fiscal years ended December 31, 2012 and 2013, and the six month period ended June 30, 2014, the Company expended $939,296, $841,502, and $746,538, respectively, for net research and development. None of these expenses were borne by customers as the final products are not commercially available. They consisted primarily of payments made to commercial and academic institutions.

Target Markets

The anticipated markets for therapeutic curcumin are diseases for which current therapeutic alternatives are not satisfactory or unavailable. There are several malignant diseases which are classified as orphan indications, defined by the U.S. Food and Drug Administration (the "FDA") as conditions with less than 200,000 patients in the United States. Some of these conditions exhibit dependency upon NF-kB (NF-kappaB, a family of intracellular proteins), a signaling pathway component inhibited by curcumin. 1   Two such indications are lung and pancreatic cancers. The Company currently plans to pursue the development and testing of therapies with parenterally-administered curcumin to address non-small cell lung and other cancers, in which current treatment is only marginally effective or could be greatly improved. Additional indications are Parkinson’s disease and drug-induced cardiac arrhythmias.

Preclinical and animal studies conducted by other scientists of curcumin-based treatments in cancer therapy suggest it may have an application as a parenteral drug for both prophylaxis and therapy. 2  While these preclinical data show potentially beneficial activity and exhibit multiple mechanisms of action, the parenteral route has not yet been tried in controlled human clinical trials. Current trials with oral curcumin by academic research groups at various stages of pre-clinical and clinical development have limited efficacy. The Company’s goals differ in that it intends to establish the safety and efficacy of parenteral curcumin in patients.

While our focus is on lung cancer, subsequent studies may consider pancreatic cancer an unmet clinical need and the fifth leading cause of cancer deaths, accounting for an estimated 45,600 deaths annually in the United States, according to published reports found in Burro, H.A. et al. This cancer is largely resistant to the current approved drug, gemcitabine, and results in an objective tumor response in less than 10% of patients resulting in a minor impact on survival .3   Most patients with this diagnosis could be candidates for trials in combination with gemcitabine, or trials of curcumin alone as a second line therapy.

The annual incidence of lung cancer is approximately over 200,000 cases in the United States and about 170,000 deaths. Lung cancer researchers have shown an increased expression of curcumin-sensitive signaling pathways, which the Company believes may make it susceptible to therapy with our product candidate. Based upon pre-clinical studies conducted by SignPath scientists with our active principle and other scientists with curcumin extracts, we believe the potential patient population could include the majority of these patients following failure of standard treatment, or as testing advances, in combination therapy or as a first line single-agent.

Other potential susceptible tumor types are lung cancer, primary and metastatic brain tumors and lymphoma in adults. The market for glioblastoma multiforme and other malignant gliomas has an incidence of about 17,000 per year, or 59 per million of the population, according to the scientific literature. 4   Although this represents just 2% of cancer deaths in the United States, survival rates are low and cost of treatment is high. Following standard therapy, the median survival of glioblastoma patients is 9 to 11 months with less than 5% of patients alive after 5 years. In addition, metastases to the brain from other sites affect an estimated 75,000 patients per year and have very poor survival rates, making primary and metastatic brain tumors a clear unmet need. The annual incidence of lymphoma is approximately 66,000 cases in the United States. Multiple myeloma is responsible for 10% to 20% of the lymphoma malignancies, with skeletal involvement in about 80% of the patients 5 .  Lymphoma researchers have shown an increased expression of the curcumin-sensitive signaling pathway, which the Company believes may make it susceptible to therapy with our product candidates. Lung cancer affects 175,000 persons in the United States. In our drug distribution trials in dogs we observed large amounts of liposomal curcumin collected in the lung tissues following both 2 hour and 8 hour infusions, suggesting that lung disorders would be appropriate clinical targets. Lung cancer affects 175,000 persons in the United States. In our drug distribution trials in dogs we observed large amounts of liposomal curcumin collected in the lung tissues following both 2 hour and 8 hour infusions, suggesting that lung disorders would be appropriate clinical targets. Based upon pre-clinical studies conducted by other scientists with curcumin extracts, we believe the potential patient population could include the majority of these patients following failure of standard treatment, or as testing advances, in combination therapy or as a first line single-agent.
____________________

1 Ahn KS, Aggarwal BB., 2005 Transcription factor NF-(kappa)B; A sensor for smoke and stress Signals. Ann N.Y. Acad Sci 1056:218-233.
2 Aggarwal B.B., Kumar A, Bharti C 2003. Anticancer potential of curcumin. Pre-clinical and clinical studies. Anticancer Research 23:363-398.
3 See footnote 1 above.
4 See footnote 2 above.
5 Burris H.A. et al. 1997 Improvements in survival and clinical benefit with gemcitabine as first line therapy for patients with advanced pancreatic cancer: a randomized trial. J Clinical Oncology 15:2403-2413.

The Company believes that its parenteral formulations of curcumin can be compared with standard of care when used in combination with front line standard chemotherapy in a number of diseases. Given the aging of the population with annual incremental growth in the number of prospective patients in chronic and acute disease categories, the Company believes a minimally toxic agent like curcumin could gain wide acceptance and usage.

SWOT Analysis

Strength:
Currently, six liposomal chemotherapeutics have received clinical approval and others are in clinical trials or undergoing preclinical evaluation. Liposomes exhibit low toxicity and improve the biopharmaceutical features and therapeutic index of drugs, thereby increasing efficacy and reducing side effects. Liposomal incorporation offers advantages for the delivery of chemotherapeutics which are metabolically unstable or poorly water-soluble. SignPath is a unique company developing parenteral curcumin administration methods because the oral route of administration of this compound lacks sufficient bioavailability for systemic disease therapy. The Phase Ib liposomal curcumin formulation was initiated a cancer patient in Salzburg, Austria in October 2013. Based upon initial observations we altered the infusion delivery method and shortened the infusion duration from 24 to 8 hours, the same procedure we plan to use in clinical trials in the United States. SignPath has a strong relationship with curcumin manufacture, analytics, regulatory and CRO groups in Canada, Europe, and in the United States.

There are 37 publications (See “Business” below) regarding our products, seven patents pending and four issued. The formulations may be applicable for diseases affecting large numbers of people. GMP synthesis renders the curcumin API 99.2% pure.

Weakness:
Contraindicated in patients with a pre-existing bleeding diathesis. When solubilized in alkaline media, and at high ambient light conditions it is instable. Intravenous administration can be safely done using gravity drip, or controlled syringe  infusions  rather than electronic impellent pumps which cause the product to precipitate in the infusion line.

Opportunity:
Curcumin can be applicable to unmet clinical indications including cancer, and neurologic disorders.  It can also be used in auto-immune, inflammatory diseases, mycoses, and parasitic diseases alone or in combination with other treatment modalities such as cytotoxics, and ionizing radiation.

Threat:	None from established pharmaceutical companies worldwide.

Marketing Strategies

Curcumin has potential utility in over 5,000,000 patients in multiple clinical disorders assuming penetration in all potential markets. Our initial plan is to determine its efficacy in lung cancer, and Parkinson’s disease (over 1,200,000 patients). Used alone or in combination with other drugs or radiation treatments, we anticipate 10-50% of market share depending upon the indications chosen and responses in Phase II and Phase III clinical trials.

Curcumin is not a branded name because of extensive use as a spice for over 3,000 years. As data is developed we anticipate presenting this information at large international and disease specialty meetings, e.g., ASCO, and EMSO. Pricing and sales are too early to identify at this stage of development.

Product Overview

Background on Curcumin

Curcumin has been used primarily in its natural state in turmeric as an ingredient in foods for hundreds of years in India and the Asian subcontinent where it grows naturally. It also has a history of use as a medicinal extract .6

The history of curcumin includes oral human use for a variety of benign and malignant diseases. A body of published research explaining curcumin’s mechanisms of action at the cellular level supports its potential application in humans .7 8   In addition, there have been parenteral curcumin toxicology studies in mice and rats published by other researchers which support a finding of curcumin’s safety after oral application.

________________
6 See footnote 2 above.
7 Reddy RC, Vatsala PG, Keshamouni VG et al, 2005. Curcumin for Malaria Therapy Biochemical and Biophysical Research Communications 326:472-474; see footnotes 1 and 2 above.
8 Li,L., Brairteh, F. Kurzrock,R 2005. Liposome Encapsulated Curcumin. In Vitro Effects on proliferation, apoptosis, signaling and angiogenesis. Cancer, 104:1322-1331.

The problem that has limited the therapeutic potential of curcumin is that orally delivered curcumin has limited bioavailability. This is because, curcumin is inactivated as it passes through the intestinal wall. Lymphoma researchers have attributed its low efficacy to low levels of active drug reaching the bloodstream. Yet, uncontrolled clinical trials conducted by third parties have indicated that oral curcumin may have preventative clinical activity in several diseases, when taken over long periods of time, but not in established systemic diseases.

To address this problem, SignPath has developed parenteral formulations (administration that bypasses the gastrointestinal system) in the form of a liposomal version, a nanosized version, and a delayed release version. Predicated upon the dosage schedules, needs, and population demographics of different disease entities, the Company believes these curcumin-based treatments will be applicable for a broad spectrum of systemic diseases, i.e., proliferative malignant diseases and neurologic disorders. In addition, curcumin is believed to work as a chemopreventive agent in cancers of the bladder, colon, stomach, and skin based upon its established antioxidant and anti-inflammatory properties. 9

Brief Technology Background: Signal Transduction and Cellular Pathways Cells carry out many of their functions by responding to signals transmitted from the external environment. The surface of a cell has receptor proteins that span or cross the cell surface and bind to their targets with high specificity. When an external molecule binds to a surface receptor, it provides the signal to activate (turn on or turn off) critical cell processes.

Recent scientific breakthroughs have enabled these surface receptors and the internal pathways they control to become targets for drug development. Several companies have used these mechanisms to develop products that have reached the market or advanced to late stage clinical trials.

Once a cell signaling pathway is activated, a series of reactions (or cascade) occurs within the cell. Each step activates a specific protein in the pathway, and its active products initiate the activation of the next protein in the process. Some of the cellular processes that are controlled in this manner include inflammatory pathways, cell proliferation, cell survival, and cell death (apoptosis). Elevated levels of activated inflammatory and survival pathways have been correlated with many types of tumors, 10 and can also be markers for more severe disease and/or poor prognosis. Some pathways are associated with resistance to chemotherapy, translated as tumor cell survival in the presence of conventional chemotherapy. These are some of the many tumor cell characteristics that can make cancer a fatal disease.

SignPath is developing curcumin, a compound for which there are early indicators that it may be a compound that inhibits several cell survival pathways via blockade of specific signaling proteins called activating kinases. Two established pathway targets are known as NF-kB and AKT(1). The net effect when these pathways are inactivated is to turn off signals leading to cell metabolism, protein synthesis, proliferation and to activate signals leading to cell death via activation of downstream processes. These changes also alter other pathways, including STAT3, Survivin, TNFalpha, and MDR-1 pathways conferring resistance to chemotherapy.

SignPath believes inhibition of these critical intracellular survival pathways are good targets for drug development, and our management believes that curcumin is an attractive lead compound for further development due to its inhibition of major survival pathways and collateral effects of activating death pathways. It also prohibits inflammation and release of inflammatory cytokines such as tumor necrosis factor-ά (alpha), inflammatory cells such as macrophages which are required for the development and spread of tumors. Recently it has been shown that activation of NF-kB (an intracellular protein) is a critical component in cellular responses to TOLL-receptor ligands (receptors that activate immune cell responses) and Interleukin-1 (a cytokine). The latter are implicated in the innate immune response promoting murine hepatocellular and colon carcinoma. 11  One of the established effects of curcumin is to inhibit NF-kB and subsequent TOLL-receptor ligand activity. Scientific studies have suggested that a drug that can inhibit these activated survival and inflammatory pathways should be able to stop the growth of cancer cells. Blocking inhibitors of death pathways are believed to shorten the cell’s ability to survive. 12

Liposome Encapsulation and Nanocurcumin

SignPath was developing nanosized formulations of curcumin which are now a fail-safe drug after development of the other formulations. The liposomal version is a lipid coating that encases the molecule. This increases solubility in serum, and increases the drug’s circulation time allowing more drug to reach tumor sites. In an extended release modification, pre-clinical studies of curcumin with human lung cancer xenotransplants in mice have been completed at the University of North Texas (see below) and published.
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9 See footnote 1 above.
10 Rakoff-Nahoum Seth, and Medzitof, Rusian 2007 Regulation of Spontaneous Intestinal Tumorigenesis Through the Adaptor Protein MyD88. Science 317: 124-127.
11 See footnote 2 above.
12 See footnote 8 above.

Mechanism of Action

Curcumin’s molecular mechanisms of action involve direct and indirect inhibition or activation of multiple biochemical targets in cells. These include genes, enzymes, proteins, and, particularly, many components of up-regulated cell survival and down-regulated cell death pathways. These activities result in decreased inflammatory and/or oxidative damage, decreased migration, proliferation and invasion of tumor cells, decreased radio- and chemoresistance, and increased chemosensitivity to cytotoxic drugs. These observations suggest the potential to treat several diseases with large potential markets, with an economically feasible product.

Cancer: Less than 1% of an oral dose of curcumin is absorbed; yet in spite of this extreme limitation, there are publications that suggest preventative anti-cancer activity of orally administered curcumin.    More substantial evidence for anticancer activity is suggested from in vitro and animal experiments. Its anticancer effects include promoting apoptosis (cell death pathways) and down regulation of major pro-survival factors, including AKT, NF-kB, STAT-3, and Survivin signaling pathways. We, therefore, believe that commercial application of parenteral curcumin formulations for cancers which depend upon NF-kB (such as pancreatic cancer) represent prime candidates for Phase II trials assuming successful preclinical and Phase I trials. Many other cancers such as brain tumors are also dependent upon AKT, NF-kB, and survival pathways which may render them additional potential clinical targets.14

Government Regulation

Regulation by governmental authorities in the United States and other countries is a significant hurdle in the development, manufacture and marketing of pharmaceuticals, and in our ongoing research and development activities. All of our products will require regulatory approval by governmental agencies prior to commercialization. In particular, pharmaceutical drugs are subject to rigorous preclinical testing and clinical trials and other pre-marketing approval requirements by the U.S. Food and Drug Administration (“FDA”) and regulatory authorities in other countries. In the United States, various federal, and in some cases, state statutes and regulations also govern or impact upon the manufacturing, safety, labeling, storage, record-keeping and marketing of pharmaceutical products. The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations, require the expenditure of substantial resources.

Regulatory approval, when obtained for any of our product candidates may be limited in scope which may significantly restrict the indicated uses for which our product candidates may be marketed. Further, approved drugs and manufacturers are subject to ongoing review and discovery of previously unknown problems that may result in restrictions on their manufacture, sale or use or in their withdrawal from the market.

FDA Approval & Developmental Milestones

There are four primary phases of FDA clinical trials for an FDA new drug application (NDA) and approval for commercial sale. Before these can begin, non-clinical/pre-clinical laboratory studies are conducted and an Investigational New Drug application (IND) is submitted to the FDA. After FDA approval, the Company may begin Phase I clinical safety and dosage estimation studies, followed by Phase II studies to evaluated clinical efficacy in selected diseases, then Phase III testing to demonstrate statistically significant safety and efficacy and Phase IV pharmacovigilence designed to identify long-term effects of treatment.

During the pre-clinical phase (non-clinical and pre-clinical), a compound is studied in-vitro in a laboratory and in-vivo in laboratory animals to establish its stability, manufacturing feasibility, bioavailability, absorption, distribution, metabolism and elimination. This phase of testing establishes pre-clinical parameters for clinical safety and efficacy.  Results of these pre-clinical trials comprise the IND that is submitted to the FDA for review before the drug is tested in humans. Phase I testing is a basic safety and dosage study to determine if the drug is safe enough to administer to patients with advanced diseases such as  pancreatic cancers, lymphomas and brain tumors.
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13 See footnote 2 above.
14 See footnote 1 above.

During the initial Phase I, the drug must be tested in healthy human volunteers to determine a tolerable dosage regimen that is sufficiently safe to proceed with further testing in a larger group of diseased patients. Testing in disease-free volunteers can supply accurate estimates of safety and tolerability for application in persons with non-cancer indications, while testing in patients with pre-treated cancers designated Phase Ib can indicate different degrees of tolerance depending upon their past medical history.

In Phase II studies, the drug is tested in small number of patients with benign and/or malignant forms of disease to determine the doses at which the drug has clinical activity and to characterize the drug’s effects on the body. These effects include the drug’s dosage, efficacy, and side effect profiles.

Drugs that have a clinical benefit in Phase II trials move forward to additional clinical testing with a larger number of patients in Phase III trials. These trials verify Phase II results in a larger patient sample and must demonstrate statistically significant clinical benefits, as well as safety. Trial endpoints are designed to show a meaningful clinical effect over a predetermined timeframe. These timeframes depend on the disease being tested and can be in weeks, months, or years of treatment.

The drug being tested is typically compared with a placebo or the current standard of treatment to show that the drug is equal to (or an improvement upon) existing treatments. Once those studies have been completed, a new drug application (NDA) is prepared and submitted to the FDA for approval. Under FDA guidelines, the NDA should be answered within 10 months.  At such time, the FDA may inform the Company that a drug is approved or the application is approvable pending resolution of certain issues, or may require additional studies to be completed for approval.

Other Regulatory Requirements

Any products that are manufactured or distributed under FDA approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the products. Drug manufacturers and their subcontractors are required to register with the FDA and, where appropriate, state agencies, and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with cGMP regulations which impose procedural and documentation requirements. Before approving a biologics license application, the FDA will inspect the facilities at which the product is manufactured (including both those of the applicant and any third-party component manufacturers) and will not approve the product unless the manufacturing facilities are in compliance with FDA’s cGMP, which are regulations that govern the manufacture, storage and distribution of a product. Manufacturers of biologics also must comply with FDA’s general biological product standards.

Following approval, the FDA periodically inspects drug and biologic manufacturing facilities to ensure continued compliance with the cGMP regulations. We must ensure that any third-party manufacturers continue to expend time, money and effort in the areas of production, quality control, record keeping and reporting to ensure full compliance with those requirements. Failure to comply with these requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing or recall or seizure of product. Adverse experiences with the product must be reported to the FDA and could result in the imposition of marketing restrictions through labeling changes or market removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval.

The FDA also closely regulates the marketing and promotion of drugs. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available drugs for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use.

The FDA’s policies may change and additional government regulations may be enacted which could prevent or delay regulatory approval of product candidates or approval of new indications for our existing products. We cannot predict the likelihood, nature or extent of adverse governmental regulations that might arise from future legislative or administrative action, either in the United States or abroad.

In addition, the labeling, advertising, promotion, marketing and distribution of a drug or biologic product also must be in compliance with FDA and U.S. Federal Trade Commission (“FTC”) requirements which include, among others, standards and regulations for off-label promotion, industry sponsored scientific and educational activities, promotional activities involving the internet, and direct-to-consumer advertising. The FDA and FTC have very broad enforcement authority, and failure to abide by these regulations can result in penalties, including the issuance of a warning letter directing the Company to correct deviations from regulatory standards and enforcement actions that can include seizures, injunctions and criminal prosecution.

Other Uses of Curcumin

There are other potential uses of curcumin in addition to our initial focus on lung cancer and Parkinson’s disease. Following our clinical trials in these two categories, we will seek to study other cancer candidates which have an AKT or NF-kB requirement for survival and proliferation, such as breast and brain cancers. The unique protean activity of curcumin also suggests its use with other cancer treatment modalities. For example, it may increase tumor cell susceptibility to standard treatment with radiation or chemotherapy, and prevent adverse reactions from other drugs used to treat non-cancer conditions.

Because of the protean nature of curcumin’s interaction with different cell components, and based upon data derived from traditional use and non-clinical and pre-clinical laboratory studies, we believe it may have a therapeutic role in numerous non-cancer indications, including neurologic disorders.

To expand its use for Parkinson’s disease, a research grant was received for approximately $82,000 from the Michael J. Fox Parkinson’s Disease Foundation to measure parenteral liposomal curcumin and the other two formulations passage across the blood brain barrier and focal cerebral distributions in rat brains in collaboration with Dr. S. Chiu at the Department of Pharmacology and Toxicology, University of Western Ontario, Canada. Data, to date, has revealed intravenous curcumin localized in specific brain regions associated with Parkinson’s disease (striatum and substantial nigra pars compacta) and memory processing (hippocampus). In a subsequent study based upon these data an intravenous liposomal curcumin formulation was effective in blocking progression of brain neuronal death in DJ-1 knockout rats (genetically designed to develop early Parkinson’s disease signs and symptoms). Metabolomic analyses of Parkinson’s-related brain domains in these same rats has been completed and showed significant and specific effects related to amelioration of the disease. These observations indicate that curcumin may be effective in patients with Parkinson’s disease and potentially in other neurologic disorders. The Company’s three different (liposomal, polymeric and slow release PLGA) intravenous nanoparticle size formulations have demonstrated proof of efficacy of these formulations against human tumor xenografts in mice. During IND pre-clinical toxicity trials in dogs, with liposomal curcumin, a dose-dependent hemolysis was observed. It suggested specific dose/schedules of administrations might be required for trials in humans. Follow up studies included in vitro testing of curcumin with human red blood cells revealed the concentrations of curcumin inducing hemolysis were greater than that necessary to mitigate tumors. A patent for preventing this activity has been issued.

The Company has reached an agreement in principle to enter into a Clinical Trial Research Agreement with Thomas Jefferson University in Philadelphia, Pennsylvania (“TJU”).  Upon approval by the TJU board, TJU will study (the “Study”) the safety and/or efficacy of liposomal curcumin for progressive Parkinson’s disease.  The Study will be conducted by Dr. Jay Schneider at TJU’s Parkinson’s Disease Research Unit.  The Company is providing TJU with a protocol and supporting information necessary for TJU to conduct the Study.  All research data and results generated during the Study are the property of the Company.  The Company will make available sufficient quantities of curcumin to carry out the Study.  The Company shall retain all right, title and interest in any invention, discovery or improvement made during the course of, or as a result of, the Study.  The Company has the sole right to obtain patent protection, although any invention that extends beyond the research performed with the protocol shall belong to TJU with the Company negotiating an exclusive, royalty-bearing license to any invention for which a patent application is filed for a period of six (6) months commencing on the date of disclosure.

To broaden the intellectual property profile of parenteral curcumin, additional clinical uses of curcumin have been incorporated into CIP (continuation in progress) applications. Applications have been submitted to the Patent and Trademark Office which contain claims for additional therapeutic uses of curcumin. There is sufficient published data on curcumin and autoimmune diseases, degenerative diseases of the joints and the nervous system, inflammatory based diseases, aging, and diabetes to envision addressing these conditions with parenteral curcumin when final dosage and safety data from trials in disease free and cancer patients becomes available. During pre-clinical studies we observed that the liposomal component could prevent curcumin inhibition of ionic potassium currents in cell preparations. This has significant clinical implications for other drugs which block the potassium channels.

Clinical Trials

The Company submitted an IMPD to begin human Phase I clinical trials. Regulatory clearance was received in July 2011, and the first subjects were started on August 22, 2011. The clinical trials for liposomal curcumin use curcumin formulations made under GMP conditions by Polymun GmbH. As described below, the Company  entered into agreements with manufacturers of curcumin, liposomal curcumin, and polymers to produce sufficient quantities to complete all pre-clinical requirements for an IND. Agreements for additional quantities of both formulations for Phase Ib clinical trials will be initiated depending upon human dosage estimates generated in clinical studies. The Company plans to pursue three Phase Ib liposomal curcumin parenteral trials, two in cancer and one in neurologic diseased patients.

We have had discussions regarding participation in Phase Ib and II clinical trials during direct meetings with responsible physician investigators with the Central European Society for Anticancer Research and at cancer centers in the United States. All have had extensive experience with drug trials of anticancer drugs and are willing to participate in the proposed clinical studies.

These investigators include:

•	New York Medical College, Dr. T. Ahmad has had extensive experience as a Phase I, II, and III clinical trial investigator.

•
In Vienna, Austria, Dr. Michael Wolzt is in charge of Phase Ia clinical trials in normal volunteers. Our CEO inspected Dr. Wolzt's facilities in December 2007. To date 50 subjects have been entered into the clinical Phase Ia study of liposomal curcumin and a dose of 4.5 mg/kg was found to induce less than grade 1 hemolytic toxicity, and to reach blood concentrations that are within a therapeutic range.

:
•	Phase Ib trials in cancer patients are being carried out by the CESAR group, and these data will be used to bridge studies in the United States.

•	Phase Ib trials will be cancer patients who have failed standard of care therapy and elected experimental therapy.

•	Provided that the safety results of Phase Ib trials in cancer patients are satisfactory andwith FDA and EMA approvals, the Company anticipates the following Phase II trials:

•	Liposomal curcumin: Intravenous administration to lung cancer patients who fail standard therapy.

•	Liposomal curcumin: intravenous administration to patients with Parkinson’s disease who have progressed on standard therapy.

Market Analysis

The anticipated markets for therapeutic curcumin include populations with unmet medical needs, or as combinations with established drugs to enhance their activity in the presence of drug resistance. The preclinical studies of curcumin in cancer suggest its potential applications as a parenteral drug for both prophylaxis and therapy.

Given the aging of the population with an annual increment in the number of prospective patients in chronic disease categories, the Company believes a potentially effective and tolerable  parenteral curcumin could gain wide acceptance and usage.

As stated earlier, the Company is aware of pre-clinical data from other research suggesting that parenteral curcumin has anti-cancer activity .15

The new cases of cancer in the United States in 2009 were estimated at approximately 1,400,000 per year, according to the American Cancer Society, Inc. Surveillance Research. This is a large market with substantial room for improvement over current therapies.

Potential Commercialization of Liposomal Curcumin may also prove to be effective as prevention for high-risk individuals and as a therapeutic for established disease when used alone or in combination with other agents. As an initial approach we anticipate treating diseases with unmet needs. These include lung cancer and Parkinson’s disease. While there are current clinical trials with oral preparation of curcumin, we currently know of no competitors with publicly known plans to develop parenteral forms of curcumin. Management believes that the Company is positioned to leverage its rights to its licensed intellectual property of these parenteral products in the United States and worldwide.  Because the liposomal formulation and curcumin in turmeric extracts have been demonstrated by other researchers to be effective in animal studies, 16  we anticipate that synthesized curcumin could be more effective than the extract from turmeric when administered parenterally.

Assuming we obtain positive results from our clinical trials and ultimately receive FDA approval, the Company believes that these formulations of curcumin may be accepted by physicians for treating cancer and other diseases that fit within the efficacy profiles established by the Company.

Modification of water-insoluble drugs such as curcumin with specific liposomes represent a novel formulation process. There may be specific pharmacological advantages which could confer clinical and/or commercial value. The final cost of drug production will depend upon usage and economies of scale; however, we intend to adopt a strategy, if possible, to result in our products having a cost competitive with current medications for the intended applications.

The Company also expects to evaluate conducting potential additional development initiatives based on its licensed curcumin formulation to treat patients with neurologic diseases depending upon the results of the Phase Ib trials, clinical imperatives, and financial resources to carry them out.

Clinical application of parenteral administration of liposomal curcumin or nanosized curcumin may induce varied responses in the same disease or in different disease states. In addition, we anticipate different development and manufacturing costs, and ultimately different commercial remuneration in the different applications. These variations are attributed to demographic differences in applications such as pancreatic cancer and lymphoma.

The Company entered into a Liposomal Formulation Manufacturing Agreement, as amended, with Polymun Scientific Immunbiologische Forschung GmbH (“Polymun”), Vienna, Austria, dated as of September 6, 2007, which has been filed as an exhibit to the Company’s SEC filings. Pursuant to this agreement, Polymun applies their GLP process and experience to encapsulate pure synthetic curcumin provided by the Company with a layer of lipid particles (making a liposome formulation which can be injected intravenously). After testing for size, and stability, Polymun delivered the liposomal curcumin to the MD Anderson Cancer Center for intravenous animal Potential Commercialization of Liposomal Curcumin and Nanocurcumin toxicity testing. During this developmental process they have invented and developed a special assay to simultaneously quantify the content of lipids and curcumin in all batches they prepare. Polymun completed scaled-up GMP manufacture of the lipocurc formulation. The Company’s obligation to Polymun totaled €280,000 through the first two development stages and thereafter a €130,000 per production fee.  In August 2012, the Company entered into Amendment No. III with Polymun for the production of additional GDP batches of liposomes and the parties continue to work under the terms of the original agreement.  Polymun has produced liposomal curcumin for animal and human use.

Since liposomal curcumin is at an advanced stage of development and has completed EMA and IND requirements, the Company’s interest is to proceed with that product in its Phase Ib-II clinical studies.

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15 See footnote 8 above.
16 See footnote 8 above.

Raw Materials; Supplies

Liposomal curcumin was manufactured for the Company by Polymun, Inc., of Vienna, Austria under the agreement described in the prior section. Curcumin was obtained initially from a U.S. chemical supplier, Sigma Aldrich Fine Chemicals (“SAFC”). The Company obtained one batch of 200 grams of GMP manufactured liposomal curcumin under an agreement dated June 30, 2007 with SAFC.  The total cost to the Company was $98,350. Sabinsa Inc. subsequently scaled-up manufacture of 98.2% pure curcumin under GMP for human use in Bangalore, India. FDA and EMA (European Medicines Agency) compliance and validations audits relating to the curcumin manufacturing facility in India were performed by Topaz Technology, Inc. of Bryn Mawr, PA under an agreement with the Company dated June 30, 2009, at a total cost of $24,500 which has been paid. Analysis of the 0.1% residue was completed at Chemic Labs, Massachusetts.. The Company’s supply from Sabinsa was made pursuant to purchase orders without a contract. There are very stringent new regulations concerning GMP by the EMA and the FDA.

At UTMDCC, GLP pharmacokinetic and toxicity studies of single and multi-dose intravenous liposomal curcumin in mice and rats were without evidence of toxicity at a maximal injectable volume. Dog pharmacokinetics and single ascending dose toxicity studies identified reversible hemolysis at a maximum tolerated dose (MTD) and irreversible hemolysis at a significantly higher dose limiting level. In vitro studies with dog and human RBCs corroborated these observations using annexin V biomarker (a biochemical feature used to measure the progress of diseases or the effects of treatment), and a second independent set of studies at Xenometrics, USA indicated hemolytic sensitivity only at multiples of concentrations above those necessary for therapeutic effect. Multidose toxicological canine studies were completed at Nucro Technics, Canada based upon these studies, and were devoid of tissue toxicity. Body tissue distribution of liposomal curcumin and repeat pharmacokinetic studies of two hour and eight hour infusions were analyzed with a novel validated (patent applied) method for drug levels.

Intellectual Property

The Company has rights to four issued patents: the first is entitled “Liposomal Curcumin for Treatment of Cancer (June 28, 2011), and the second is entitled: “Water Dispersible oral parenteral and Topical Nanocurcumin” (November 20, 2012). The third is use of calcium channel blockers for hemolysis, the fourth is liposomal prevention of cardiac potassium channel blockage. It also has a pending patent application for Curcumin-ER TM . Additional provisional patent applications have been submitted; including, neurologic disease applications, and composition of matter of synthetic curcumin.

Internet domains have been established for Signpathpharma.com; lipocurc.com; nanocurc.com and nanocurcumin.com. The trademark Lipocurc (February 16, 2011) has been registered.

Agreement with University of Texas MD Anderson Cancer Center

The above described patent for liposomal curcumin was issued on June 28, 2011. It was submitted in 2005 by the University of Texas MD Anderson Cancer Center (the “UTMDACC”) with the title “Liposomal Curcumin for Treatment of Cancer.” On February 21, 2007, SignPath, the UTMDACC and the Board of Regents of the University of Texas System (the “Board”) entered into an exclusive license for this pending patent (the “UTMDACC License Agreement”). Pursuant to the UTMDACC License Agreement, SignPath has a royalty-bearing exclusive, worldwide license to manufacture, use, import and sell for human and animal use inventions and discoveries covered by the issued patent and associated technologies. SignPath may sublicense its rights under the UTMDACC License Agreement.

SignPath has agreed to pay all of UTMDACC’s reasonable out-of-pocket expenses of filing, prosecuting, enforcing and maintaining its patent rights. In addition, SignPath is obligated to pay a $15,000 license documentation fee and an annual maintenance fee of $10,000 for the first seven years of the UTMDACC License Agreement. If a patent is issued during the first seven years of the license, this annual fee will increase to $15,000. After the seventh anniversary of the UTMDACC License Agreement, the annual fee will increase to $30,000 a year.

In addition, SignPath is obligated to pay running royalties of 2.5% on net sales of less than $250 million for products covered by an issued patent licensed under the UTMDACC License Agreement. This royalty rate increases to 3% for sales equal to, or greater than, $250 million. A royalty of 1.5% of net sales is payable by SignPath for products covered under the license which are not protected by an issued patent. After sales to the public begin, SignPath must pay a minimum annual royalty $75,000 which can be deducted from the royalties on net sales due under the agreement. In addition, SignPath is obligated to pay 20% to 25% of all non-royalty consideration received under sublicensing agreements.

The Company will also be responsible for the following milestone payments upon the occurrence of specified events. These consist of: (1) $10,000 upon dosing the first patent with a licensed product in a Phase I Study; (2) $25,000 upon dosing the first patient within a licensed product in a Phase II study; (3) $50,000 upon dosing the first patient with a licensed product in a Phase III Study, or $40,000 if no patent has issued when this milestone is achieved; (4) $400,000 upon the first regulatory approval of a licensed product, or $200,000 if no patent has issued and (5) $15,000 upon issuance of a patent. The Company expects to fund the milestone payments when they come due from the private placement of equity securities to the extent funds are available. Further the Company has agreed to provide a minimum of $250,000 in funding for the completion of pre-clinical studies subject to completion of final reports.

The UTMDACC License Agreement survives for the period that patent rights covering the licensed intellectual property are in place, or if no patent rights are issued, 15 years with an automatic extension of 15 years upon regulatory approval of a licensed product. UTMDACC and/or the Board has the right to terminate the agreement in any jurisdiction if SignPath fails to cure within 90 days of receipt of written notice its failure to commercialize and actively attempt to commercialize sales in such jurisdiction. The UTMDACC License Agreement is terminable by UTMDACC upon 30 days’ written notice if SignPath fails to cure a breach of payment and/or fails to fund completion of pre-clinical studies or file an IND or upon 90 days’ written notice for any other breach of contract.

Agreement with Johns Hopkins University

In October, 2007, SignPath and Johns Hopkins University (“JHU”) entered into an exclusive license agreement under a provisional patent application (Serial No. 60,866/516) entitled “Biocompatible ‘Smart’ Nanogels as carriers for Hydrophobic drugs”. This application was submitted on November 20, 2006 by JHU for a nano-sized curcumin formulation called nano curcumin. Pursuant to the JHU License Agreement, SignPath has an exclusive worldwide license to manufacture, use, import and sell inventions and discoveries covered by the pending patent and associated technologies. SignPath may sublicense its rights under the JHU License Agreement, subject to terms and conditions set forth in the Agreement. The JHU License Agreement shall continue until its expiration of the last to expire patent in each country, or if no patents issue, then for 20 years from the commencement of the agreement. The agreement is terminable for a breach which is not cured within 30 days after receipt of notice or by SignPath upon 90 days’ prior written notice. Title to all inventions and discoveries made by each party resulting from their research shall belong to each respective party with joint ownership of inventions and discoveries which are made jointly.

Under the terms of the JHU License Agreement, SignPath has agreed to exercise its best efforts file an IND with the FDA and to exercise reasonable efforts to develop and introduce the licensed products and services into the commercial market. In addition, the Company entered into a sponsored research agreement (the “SRA”) with Dr. Anirban Maitra then with JHU pursuant to which SignPath provided $100,000 of funding for the continuation of non-clinical and pre-clinical studies of the nanocurcumin compound and paid JHU indirect costs of $64,000.  The term of the SRA was one year ending on September 18, 2008 which was not extended.  All inventions which would be filed as a continuation patent under JHU’s patent application shall be subject to the JHU License Agreement.

SignPath was obligated under the JHU License Agreement to pay $50,000 in license fees which have been paid, plus minimum annual royalties increasing from $10,000 in the first two years to $25,000 in the third and fourth years and $30,000 in the fifth year. An aggregate of approximately $160,000 has been paid under this license agreement. The JHU License Agreement also provides that we will be obligated to pay JHU running royalty rates of two percent (2%) of net sales less than $250 million for licensed products covered by one or more claims in an issued patent, and three percent (3%) of net sales equal to or greater than $250 million for licensed products covered by one or more claims in an issued patent, or one and one half percent (1.5%) of net sales of licensed products not covered by an issued patent. The running royalties payable under the agreement are subject to a minimum annual rate. SignPath is also subject to other substantial payments, including all reasonable costs of patent reimbursement. The Company is obligated to make the following payments upon development milestones to JHU regardless of whether the milestone is achieved by the Company, a sublicensee or an affiliate: (1) $25,000 upon dosing the first patient with a licensed product in a Phase I clinical trial at a site other than JHU; (2) $50,000 upon dosing the first patient with a licensed patent in a Phase II clinical trial at a site other than JHU; (3) $25,000 upon dosing the first patient with the licensed patent in a Phase III clinical trial at a site other than JHU; (4) $250,000 upon first regulatory approval of the licensed patent, or $100,000 if no patent has issued; (5) $10,000 upon issuance of a patent sublicense fees (if applicable), and reimbursement of costs reasonably incurred by JHU in connection with the patent.

SignPath and JHU entered into an Exclusive License Agreement effective June 5, 2013 (the “2013 Agreement”) as a result of an invention developed during the course of research created under the above-described JHU License Agreement.  JHU granted the Company an exclusive worldwide license to use “a composite polymeric nanoparticle for overcoming multidrug resistance to cancer chemotherapeutics and treatment-related systemic toxicity.”  The license fee was $10,000 upon signing; $15,000 within one year; with minimum annual royalties starting in year three at $10,000; $20,000 in year four and $30,000 in year five and onward.  SignPath will also pay an earned royalty of 3% on sales to be reduced by the minimum annual royalty.  Royalties will be paid for a minimum of ten years from first commercial sale of the licensed product.  Milestone payments will be paid by the Company based upon dosing of first patents in Phases I, II, and III clinical trials and then upon regulatory approval, increasing from $25,000 to $150,000.  The 2013 Agreement will continue with the last to expire patent in each country, or if no patents are issued then 20 years from June 5, 2013, subject to earlier termination.

Agreements with the University of North Texas

On August 18, 2008, the Company entered into a Patent and Technology License Agreement with the University of North Texas (“UNT”) Health Science Center (the “UNT Agreement”). UNT granted the Company a royalty-bearing exclusive license to manufacture and sell products developed at UNT from depot curcumin. In consideration of the license, the Company agreed to pay an upfront license fee of $15,000, reasonable out-of-pocket expenses for patent rights; an annual maintenance fee of $10,000 commencing on the first anniversary date of when the UNT Agreement was signed until the first to occur of (i) the seventh anniversary date of the contract signing; (ii) the first sale of a product to a non-affiliated third party; or (iii) the issuance of a patent which has been issued on June 28, 2011.  This Agreement was terminated effective September 24, 2012.

In November 2013, the Company entered into a Patent and Technology License Agreement (the “2013 Agreement”) with UNT on substantially the same terms as the earlier agreement for the hybrid nanoparticle liposome-PLGA and curcumin.  Under the 2013 Agreement, UNT granted the Company an exclusive license to manufacture and use the patent rights to the discoveries and inventions in Liposomal sustained release compounds created by the Company and UNT, as well as a non-exclusive license to any technology derived from the patents before this Agreement anywhere in the world for human and animal use, for the term of the patents, or 15 years, whichever is longer.  In exchange for the license, the Company will need to actively commercialize the patents throughout the world.  SignPath agreed to pay UNT a running royalty equal to 2.5% of net sales less than $250 million for licensed products covered by an issued patent; 3% of net sales equal to or greater than $250 million for licensed products covered by an issued patent, and 1.5% of net sales of licensed products not covered by an issued patent, subject to a reduction for amounts paid by SignPath to a third party to avoid infringing such third party’s patent rights; plus 20% of all non-royalty consideration received by the Company from any sublicensee.

While the Company and UNT are equal owners of patent rights, SignPath is responsible for preparing, filing, prosecuting, defending and maintaining patent rights made in the name of both parties.  The term of the agreement if for the full end of term(s) for which patent rights have not expired or for a term of 15 years, whichever is longer.  UNT has the right to terminate the license upon 90 days’ written notice if SignPath has not provided written evidence it is making diligent efforts to actively commercialize licensed products in specified political jurisdictions.

SignPath entered into a one-year Sponsored Research Agreement with UNT to study non-small cell lung cancer using curcumin ER.  The program is under the direction of Dr. Jamboor Vishwanatha.  SignPath agreed to pay UNT a sum of $116,000.  All inventions and discoveries resulting from the study shall remain with UNT.

Employees

The Company currently has one employee, Dr. Lawrence Helson, its Chief Executive Officer. The Company expects to continue to use subcontractors and independent consultants and will hire a business development director when funds are available.

Properties

The Company’s executive offices are located in a building owned by Dr. Lawrence Helson, Chief Executive Officer, and are located at 1375 California Road, Quakertown, Pennsylvania, 18951, telephone (215) 538-9996.

Legal Proceedings

As of the date hereof, there are no material legal proceedings pending or threatened to be taken against the Company. SignPath has retained legal counsel to evaluate and advise on our intellectual property and patent strategy.

Publications/Presentations: SignPath Pharma Curcumin Formulations

The Company has the following publications and details are available on the Company’s website, see www.signpathpharma.com.

1.	Lan Li, Fadi S, Braiteh FS et al. : Liposome encapsulated curcumin, in vitro and in vivo effects on proliferation, apoptosis, signaling and angiogenesis. Cancer 2005 104:1322-1331

2.
Lan Li, Bilal Ahmed, Kapil Mehta et al.: Liposomal curcumin with and without oxaloplatin: effects on cell growth, apoptosis and angiogenesis in colorectal cancer. Molecular Cancer Therapeutics. 2007 6:1276-1282

3.	Savita Bisht, Georg Feldman, Scheetal Soni et al.: Polymeric nanoparticle encapsulated curcumin )nanocurcumin: a novel strategy for human cancer therapy. J Nanobiotechnology 2007 5:3

4.
Claire M. Mach, Lata Matthew, Scott A. Mosley, Lawrence Helson et al.: Determination of minimum effective dosing schedule for liposomal curcumin in a mouse model of pancreatic cancer. Am Coll Clin Pharm. Annual meeting. 2008 Louisville KY. Presentation.

5.
Clair M. Mach, Lata Mathew, Scott A Mosley, et al.: Determination of minimum effective dose and optimal dosing schedule for liposomal curcumin in a xenograft human pancreatic cancer model. Journal of Anticancer Research. 2009 29: 1895-1900

6.
Clair M. Mach, J.H.Chen, Sa Mosley et al.. Evaluation of Curcumin Cytochrome p450 metabolism . Hematology Oncology Pharmacy Association(HOPA) June 17-20 ,2009. Abstract. Manuscript submitted J. Anticancer Research. 2010 in press.

7.	Vishwanatha JK.: Biodegradable Nanoparticles for Cancer Therapy. 2nd Annual Unither Nanomedical and Telemedical Conference. Oreford, Quebec, Canada Abstract presentation Feb 24-27 2009

8.	Mukerjee A. and JK Vishwanatha: Formulation, Characterization and evaluation of Curcumin loaded PLGA nanospheres for cancer therapy. Journal of Anticancer Research 2009 29:3867-3876

9.
Judith A. Smith, Lata Mathew, MS Claire, K Santiago, L. Helson: Development of Liposomal curcumin as a new potential anticancer agent. MD Anderson Cancer Center and Signpath Pharma. AACR–EORTC-NCI 2009. Abstract and presentation Nov 18

10.
Mukerjee A . Ranjan AP, Helson L et al: Formulation, Characterization and Evaluation of Annexin A2-conjugated curcumin loaded nanospheres as a targeted drug carrier system for breast cancer therapy. Proc.10 th  US-Japan Symposium on Drug Delivery Systems. 2009 Maui, Hawaii. Ab no. 1468

11.
Ranjan AP, Mukerjee A, JK Vishwanatha. Optimization of curcumin loaded PLGA nanoparticle-formulation using central composite design for cancer therapy. Proc. 10th US-Japan Symposium on Drug Delivery Systems. 2009 Maui, Hawaii. Ab no 1526

12.	Mukerjee A, Luchowski R, Ranjan et al.: . Enhanced Fluorescence of curcumin on plasmonic platforms. Current Pharmaceutical Biotechnology. 2010 11:223-228.

13.	Lim KJ, Maitra A, Bisht S et al.: Using Nanocurcumin to treat Medulloblastoma and Glioblastoma, AACR Annual meeting Ab no.4440, 2010

14.	Claire M Mach, Jing Hong Chen, Scott A Mosley: Evaluation of Liposomal Curcumin Cytochrome P450 Metabolism. Anticancer Research 2010 30:811-814

15.	Mukerjee A, Sorenson T Thomas J et al.: Spectroscopic properties of curcumin, orientation of transition moments, J Physical Chemistry 2010 114:12679-12684

16.
Bisht S,Mizuma M,Feldman G. et al.: Systemic Administration of Polymeric nanoparticle –encapsulated Curcumin(Nanocurc®) blocks tumor growth and metastases in preclinical models of Pancreatic Cancer. Mol Canc Ther. 2010 9: 2255-2264

17.
Thamake S I, Iraut Sf, Ranjan AP,Gryczynski Z,and J K Vishwanatha.: Surface Functionalization of PLGA nanoparticles by non-covalent insertion of homo-bifunctional spacer for active targeting in cancer therapy. Nanotechnology 2011, 22(3):03510 (10pp)

18.	Ranjan AP, Mukerjee A, Vishwanatha JA: Optimization and in vitro characterization of CUR loaded PLGA nanoparticles for cancer therapy. 2010 Submitted.

19.	Helson L. Chiu S: Curcumin Formulations Brain Distribution. Presentation to MJFF for Parkinson’s disease NYC Sept 21, 2010.

20.
Chiu SS, Lui E, Majeed M, Vishwanatha JK, Ranjan A, Maitra A, Dipanker P, Smith JA ,Helson L: Differential distribution of intravenous curcumin formulations in the rat brain. J Anticancer Research, 2011, 31(3):907-911.

21.
Balmiki R, Bisht S, Maitra A et al. Neuroprotective and Neurorescue effects of a Novel Polymeric Nanoparticle Formulation of curcumin (NanoCurc®) in the Neuronal cell culture and Animal Model: Implications for Alzheimer’s disease. J Alzheimer’s Dis. 2011 23:61-77.

22.	Tuttle S, Hertan L, Katz JS: Indian gold treating cancer in the age of nano. Cancer Biology and Therapy, 2011, 11(5): 474-476 (a review of #22)

23.
Lim KJ, Bisht S, Bar EE, Maitra A, Eberhart CG: A polymeric nanoparticle formulation of curcumin inhibits growth, clono-genicity, and stem-like fraction in malignant brain tumors. Cancer Biology and Therapy 2011, 11(5): 1-10

24.
Savita Bisht, Mehtab A Khan, Mena Bekhit, Haibo Bai, Toby Cornish, Masamichi Mizuma, Michelle A Rudek, Ming Zhao, Amarnath Maitra, Balmiki Ray, Debomoy Lahiri, Anirban Maitra, and Robert A Anders. A polymeric nanoparticle formulation of curcumin (NanoCurc™) ameliorates CCl4-induced hepatic injury and fibrosis through reduction of pro-inflammatory cytokines and stellate cell activation. Laboratory Investigation (2011), 1–13

25.
Lawrence Helson, George Shopp, Annie Bouchard, and Muhammad Majeed Liposome mitigation of curcumin inhibition of cardiac potassium delayed-rectifier current. journal of Receptor, Ligand And Channel Research, 2012.

26.
Lawrence Helson, Gordon Bolger, Muhammad Majeed, Brigitta Vcelar, Kresimir Pucaj, and Dharmendr Matabudul Infusion Pharmacokinetics of Lipocurc™ (Liposomal Curcumin) and its Metabolite Tetrahydrocurcumin in Beagle Dogs. Anticancer Res, 2012

27.
Amalendu P Ranjan, Anindita Mukerjee, Lawrence Helson and Jamboor K Vishwanatha Scale up, optimization and stability analysis of curcumin C3 complex-loaded nanoparticles for cancer therapy. Journal of Nanobiotechnology, 2012

28.
Dharmendr Matabudul, Kresimir Pucaj, Gordon Bolger, Brigitta Vcelar, Muhammed Majeed and Lawrence Helson: Tissue Distribution of (LipocurcTM) Liposomal Curcumin and Tetrahydrocurcumin Following Two- and Eight-hour Infusions in Beagle Dogs. Anticancer Res, 2012

29.
Simon Chiu, Kristen J. Terpstra ,Yves Bureau,Jirui Hou, Hana Raheb, Zack Cernvosky, Vladimir Badmeav7 , John Copen; Mariwan Husni, Michael Woodbury: Liposomal-formulated curcumin [LipocurcTM ] targeting HDAC (Histone Deacetylase ), prevents apoptosis and improves motor deficits in Park 7 (DJ-1)- Knockout rat model of Parkinson's disease: implications for Epigenetics-based Nanotechnology-driven Drug Platform.

30.	Zou P, Helson L, Maitra A, Stern St, McNeil SE Polymeric curcumin nanoparticle pharmacokinetics and metabolism in bile duct cannulated rats.

31.	Poster “Safety and Pharamacokinetics of Liposomal Curcumin in Healthy Subjects: A Randomized Placebo_Controlled Double Blind First-in-human Study”

32.
Rajan AP, Mukerjee A, Helson L, Gupta R, Vishwanatha JK Efficacy of liposomal curcumin in a human pancreatic tumor xenograft model: inhibition of tumor growth and angiogenesis. Anticancer Res, 2013 Sep; 33(9):3603-3609.

33.
Chun YS, Bisht S, Chenna V, Pramanik D, Yoshida T, Hong SM, de Wilde RF, Zhang Z, Huso D, Zhao M, Rudek M, Stearns V, Maitra A, Sukumar S. Intraductal Administration of a Polymeric Nanoparticle Formulation of Curcumin (NanoCurc) Significantly Attenuates Incidence of Mammary Tumors in a Rodent Chemical Carcinogenesis Model Implications for breast cancer chemoprevention in at-risk populations.  Carcinogenesis . 2012 Jul 25.

34.
Pramanik D, Campbell NR, Das S, Gupta S, Chenna V, Bisht S, Sysa-Shah P, Bedja D, Karikari C, Steenbergen C, Gabrielson KL, Maitra A, Maitra A. A composite polymer nanoparticle overcomes multidrug resistance and ameliorates doxorubicin-associated cardiomyopathy.  Oncotarget . 2012 Jun;3(6):640-50.

35.	Bisht S, Maitra A. Systemic delivery of curcumin: 21st century solutions for an ancient conundrum. Curr Drug Discov Technol. 2009; 6:192-199.

36.	Dr. Anirban Maitra, Dr. Lawrence Helson Characterization of Nanocurcumin NCL 201304A.

37.	Storka A, Vcelar B, Klickovic U, Gouya G, Weisshaar S, Aschauer S, Helson L, Wolzt M. Effect of liposomal curcumin on red blood cells in vitro. Anticancer Res. 2013 Sep;33(9):3629-34.

38.
Amalendu P. Ranjan, Anindita Mukerjee, Jamboor K. Vishwanatha. University Of North Texas Health Science Center, Fort Worth, TX. targeted multifunctional lipid-plga hybrid nanosystems for metastatic breast cancer imaging and therapy. April 08, 2014.

MANAGEMENT

Set forth below is also a brief description of the relevant business and/or scientific experience and background of each person named below.

Officers, Directors and Other Key Staff

Our current officers, directors, and other key advisors to the Company consist of:

Name	Age	Position

Lawrence Helson, BSci, BMed, M.Sci, MD	83	Chief Executive Officer, Director, and President
Arthur P. Bollon, Ph.D.	71	Director
Jack Levine, CPA	63	Director

Dr. Helson has served as Chief Executive Officer, Director and President of the Company since May 28, 2008. From 1967 to 1986, Dr. Helson was employed at Memorial Sloan Kettering Cancer Center NYC, the last 12 years as attending physician. From 1982 to 1986, he was an associate attending pediatrician at Cornell University Medical School, New York City. From 1986-1987 he was director of Phase III clinical trials of Zoladex ICI in Delaware. From 1987 to 1997 he was Professor of Pediatric and Adult Oncology at New York Medical College, Valhalla, NY. From 1997 to 2007 he was a founder-scientist at Onconova Inc, a biotechnology company in Princeton, New Jersey, and since 1993 has also been part-time Vice President of Bio-Research at NaproBiotherapeutics, Boulder, Colorado. He has held oncology consulting positions from 1985 to 1997 at Bambino Jesu Hospital, Vatican City, Metaxa Hospital; Pireaus, Greece; and for the Brazilian Consulate in New York City. From 2003 until present, he has provided unpaid informal consulting services to HemoBiotech Inc, in Dallas, Texas. He ran various research laboratories at Sloan Kettering Institute from 1973-1985, from 1987 to 1997 at New York Medical College, and from 2002 to 2005 for NaproBiotherapeutics (now Tapestry Pharmaceuticals) in Allentown, Pennsylvania. Dr. Helson has over 200 peer reviewed publications and 4 Issued Patents. He initiated the bone marrow transplant program at Memorial Sloan Kettering Hospital in 1973, and published the first peer reviewed paper in the journal Nature on Tumor Necrosis Factor in 1975. His laboratory research also developed six human neural tumor cell lines which are in the ATCC and English repositories and are distributed worldwide. He also edits the journal Anticancer Research, published in Athens, Greece and was an editor for Nude Mouse Heterotransplantation Research, published by Karger and Co.

Dr. Arthur P. Bollon has served as a director of the Company since May 28, 2008. Dr. Bollon has more than 25 years of experience in biotechnology as a scientist, executive and entrepreneur.  Since 2011, Dr. Bollon has been Chairman and CEO of Vitruvian BioMedical, Inc., which is developing an Alzheimer Disease Vaccine and diagnostic technologies. From October 2003, until August 2010, he was the Chairman, President and Chief Executive Officer to HemoBioTech, Inc. which is developing HemoTech, a potential substitute for human blood. He is a founder and had served as Chairman and Chief Executive Officer of  Wadley Biosciences Inc./LPL, a joint venture between Wadley Cancer Center and Phillips Petroleum which focused on cancer and immune disease therapeutics from 1987 to 1991. From 1992 to 2000, he was a founder, Chairman and Chief Executive Officer of Cytoclonal Pharmaceutics Inc. which focused on cancer and infectious disease therapeutics. While at Cytoclonal, he completed an initial public offering. In addition, he has completed research contracts with multiple universities including UCLA, Montana State University, University of California at San Diego, Texas Tech University and University of British Columbia.

From 1979 through 1987, Dr. Bollon served as Chairman of the Department of Molecular Genetics and Director of Genetic Engineering at the Wadley Cancer Center focusing on the cloning of human cytokine genes for treatment of cancer. Prior to Wadley, he was a faculty member at the University of Texas Southwestern Medical School and Adjunct Professor in the Department of Molecular and Cell Biology at the University of Texas at Dallas. He is the author of multiple scientific communications including Editor of “Recombinant DNA Products: Insulin, Interferon and Growth Hormone,” by CRC Press. Dr. Bollon received his Ph.D. in molecular genetics from the Waxman Institute of Microbiology at Rutgers University and was a Post-Doctoral Fellow at Yale University.

Jack Levine was appointed to the Board of Directors of the Company on July 12, 2010. Mr. Levine, a Certified Public Accountant, has been advising private companies for over 30 years. As of November 2011, he was elected Chairman of the Audit Committee of Provista Diagnostics, Inc., a cancer detection and diagnostics company focused on women’s cancer. The company has established partnerships that allow access to some of the most innovative biomarkers in the molecular oncology market. From 1999 to 2007 he served as an Independent Board Member to Pharmanet, Inc. where from 2006-2007, he served as Chairman of the Board; in 2005, was a member of the Nominating Committee, Lead Director in 2004; a member of the Compensation Committee in 2003, a Chairman of the Audit Committee in 1999. Pharmanet is a global drug development services company providing a comprehensive range of services to pharmaceutical biotechnology, generic drug and medical device companies that was traded on Nasdaq and has since been acquired. From 2004-2008, Mr. Levine served as Chairman of the Audit Committee of Grant Life Sciences (OTCBB), an R&D company focused on early detection of cervical cancer and also providing medical diagnostic kits. From 2000-2006, Mr. Levine was Chairman either of the Audit Committee, Executive Committee or ALCO Committee of Beach Bank, Miami Beach, Florida. He also served as Chairman of the Audit Committees of Prairie Fund (2000-2006) and Bankers Savings Bank (1996-1998). From 2004-2006, Mr. Levine was a member of the Audit Committee of Miami Dade County School Board, the nation’s third largest school system with an annual budget exceeding $5 Billion.  Mr. Levine currently sits on the Board of Biscayne Pharmaceuticals, Inc.  Biscayne is A biopharmaceutical company discovering and developing novel therapies based on growth hormone-releasing hormone (GHRH) analogs.  Mr. Levine has been a Board Member since January 2013.

Mr. Levine has been a licensed CPA in Florida since 1983 and in New York since 2009. He has been a Committee member of the State of Florida – Florida Bar since 1993 and a Board Member of the Southeast Region of the American Friends of Bar-Ilan University since 2002.

Audit Committee

The Company’s audit committee presently consists of one member, Jack Levine. Mr. Levine is an Audit Committee Financial Expert as defined in Item 407(d)(5)(i) of Regulation S-K. The audit committee’s duties are to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee oversees the independent auditors, including their independence and objectivity. However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The audit committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the audit committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors. Our audit committee member possesses an understanding of financial statements and generally accepted accounting principles.

Director Independence

The Company presently does not have any other committees of the Board of Directors, including compensation, nominating and corporate governance, and the Board acts together on all matters. We are not required to comply with the director independence requirement of any securities exchange. In determining whether our directors are independent, however, we intend to comply with the independent rules of Nasdaq provided by Rule 4200(a)(15). As of the date of this Prospectus, Dr. Arthur Bollon and Jack Levine, two of our three directors, are non-officer independent members of the Board of Directors.

Scientific Advisory Board

SignPath has established a Scientific Advisory Board (“SAB”) to review the research projects of SignPath and of partnerships in which SignPath is a partner and analyze the progress and direction of the research projects; to consider and advise SignPath with respect to any proposed or future research projects; and to consider and suggest general areas of research to be pursued or significant products that should be developed.

Members of the SAB, acting as independent contractors, shall provide consulting services to the Company from time to time as requested. Members are expected to be available for telephonic conversations and for review of proposed products from time to time. The consulting agreements are renewable on an annual basis and are subject to termination on 30 days prior written notice by either party.  The Company will pay its SAB members a reasonable royalty, to be negotiated on a case by case basis, from revenues derived by the Company as a result of any inventions, improvements or projects submitted by the advisors. The current members of the SAB and their biographical information are as follows:

Lawrence Helson, MD, See “Management” above.

Arthur Bollon, Ph.D., See “Management” above.

Anirban Maitra, MBBS, is its recipient of the Sponsored Research Agreement Johns Hopkins Hospital Preclinical nanocurcumin development. Dr. Maitra holds a Medical degree from All India Institute of Medical Sciences at New Delhi, India in 1996. He then had a residency in Anatomic Pathology from University of Texas Southwestern Medical Center Dallas followed by a Fellowship in Pediatric Pathology Dallas Children’s Medical Center and Gastrointestinal/liver Pathology clinical research fellowship at Johns Hopkins in 2001, with a faculty appointment in 2002. Currently, he is Associate Professor of Pathology and Oncology, and on the faculty of McKusick-Nathans Institute of Genetic Medicine. He is associate editor of Current Molecular Medicine and has five major awards for his research contributions. His research activities include mechanism-based cancer-specific therapies for pancreatic cancer exploring small molecule inhibitors of developmental signaling pathways, high-throughput approaches for identification of abnormal pancreatic cancer genes, and using targeted nanoparticles as novel drug delivery systems to enhance therapeutic efficacy while restricting side effects. This latter research is supported by a Sponsored Research Agreement with SignPath Pharma Inc.

Tauseef Ahmed, MD, is the medical director of the Zalman A. Arlin Cancer Institute at Westchester County Medical Center. He also serves as Chief to the division of oncology at New York Medical College as well as Professor of Medicine. He stands on 11 cancer-related committees including serving as Chair of the Cancer Committee and the Oncology Steering Committee at Westchester Medical Center. Dr. Ahmed is widely published with over 130 peer reviewed articles appearing in various medical journals.

Judith A. Smith, Pharm.D. FCCP, BCOP, is Asst. Professor Dept. Gynecology, Division of Surgery, MD Anderson Director, Translational Research Fellowship Division of Pharmacy and Head, Curcumin Group UT MD Anderson Cancer Center. Dr. Smith received a Bachelor of Science in Pharmacy from Union University Albany College of Pharmacy in 1996 and completed a Doctor of Pharmacy degree in 1997. She completed a residency in Oncology Pharmacy Practice with a Pharmacy Practice equivalent at the National Institutes of Health. After residency, Dr. Smith completed a two-year fellowship in Clinical Pharmacology at the University of Texas M.D. Anderson Cancer Center (MDACC), then joined the Faculty at UT MD Anderson Cancer Center. Currently, Dr. Smith is Director of Pharmacology Research and an Associate Professor in the Department of Gynecologic Oncology, Division of Surgery at MDACC. In addition, she has a joint-faculty appointment as an Assistant Professor in the Department of Obstetrics and Gynecology at the University of Texas Health Science Center (UTHSC) at Houston Medical School and also in the Department of Clinical Sciences and Administration at the University of Houston College of Pharmacy where Dr. Smith is the course coordinator for two graduate elective courses. She is an active clinical pharmacist in the Gynecology Oncology Center at MDACC as well as the Core Pharmacology Laboratory Director at UTHSC Medical School at Houston. Her research focus is on drug development for gynecologic cancers and conditions with a specific focus on drug interactions/drug resistance with a focus on integration of herbal and nutritional supplements for treatment of cancer.

Muhammad Majeed, Ph.D., is the Founder, President, and Chief Executive Officer, Sabinsa Corporation, a manufacturer of fine chemicals for nutritional, pharmaceutical and food industries. Dr. Majeed received a B. Pharm. from Trivandrum Medical College, India; MS in Pharmacy and PhD in Industrial Pharmacy in New York in 1975. He worked in Pfizer, Carter Wallace and other major companies on drug formulations prior to establishing Sabinsa Corp. whose goal was to integrate modern pharmaceutical technology with Ayurvedic medicine. He developed methods to extract and synthesize medicinal products such as Boswellin, curcuminoids, gugulipids, bioperine, citrine, petro Selenic acid, and 50 other standardized products which are marketed globally with the US and Japan as the major markets. Currently Sabinsa manufactures synthetic intermediates used in pharmaceutical herb powders. Manufacturing, Research and Development is in India. His company has 32 U.S. and international patents.

George M. Shopp, PhD. DABT is a private consultant assisting clients in the nonclinical discovery and development of small molecule and biological therapeutics. He has 33 years of experience in the fields of toxicology, pharmacology, pharmacokinetics and drug development. This includes two years at toxicology contract research organizations (CRGs), 12 years in grant and contract supported basic and applied research (Medical College of Virginia and Lovelace Medical Foundation). Fourteen years in industrial drug development including: 3 years at Synergen responsible for all regulatory and research investigational toxicology; 2 years at Genentech directing the research toxicology group, and responsible for nonclinical development of growth factors and monoclonal antibodies; and Elan Pharmaceuticals for 9 years responsible for global nonclinical development and research toxicology of small molecule drugs and biopharmaceutics. Therapeutic areas include: Alzheimer's disease, Parkinson's disease, pain, migraine, oncology, diabetes, epilepsy, stroke, rheumatoid arthritis, inflammatory bowel disease, and sepsis. Drug classes include: enzyme inhibitors, ion channel blockers, anti-angiogenesis factors, growth factors, monoclonal antibodies, human proteins, and polyethylene glycol conjugated molecules. Areas of expertise include: building and managing skilled and efficient nonclinical safety groups in the pharmaceutical industry, global nonclinical development of small molecule and protein drugs, regulatory toxicology (FDA, ED and Japan), performing due diligence on potential in licensed programs, conducting in-house and contract GLP pharmacology/toxicology/ADME/PK studies, in vitro toxicity testing and screening, in vivo disease models, research and investigational toxicology, assessment of immunotoxicologic/host resistance/hematopoietic effects of drugs and chemicals, flow cytometry, and pulmonary toxicology/immunology. Dr. Shopp was President of the Board of Directors for the American Board of Toxicology in 2003. He has a PhD in Pharocolgy Toxicology from the Medical College of Virginia, post-doctoral work in pulmonary immunology/toxicology and a BS in Biology and Chemistry from Bucknell University.

Robert H. Horne, M.D. has been an orthopedic and hand surgeon since 1966. Since 2009 he has been on the staff of Mee Memorial Hospital, King City, Oklahoma and prior thereto Claxton-Hepburn Hospital, Ogdensberg, New York from 1968 to 2008 he was in private practice in Salt Lake City, Utah. Prior thereto, he was Chief of Surgical Services at McClellan U.S. Air Force Base from 1963 to 1965. From 2007 to 2008, Dr. Horne was Honorary President, Utah Medical Association. Dr. Horne received his Doctor of Medicine from Cornell University Medical College in 1960.

Peter Sordillo MD PhD has been on the attending staff of Hematology and Medical Oncology at Lenox Hill Hospital, New York, New York since 1987.  He is also a consultant to Institute for Ultrafast Spectroscopy and Lasers, Physics Department of City University of New York.  From 1981 to 1989, he was an oncologist on the attending staff of Solid Tumor Service, Department of Medicine, Memorial Sloan-Kettering Cancer Center.  Dr. Sordillo received his Diplomate of American Board of Medical Oncology in 1981 and his Diplomate of American Board of Internal Medicine in 1977.  Dr. Sordillo received his Doctor of Medicine from New York Medical College in 1974, his Ph.D. in Physics from Columbia University in 1990 and his M.S. in Physics from New York University in 2001.

Business Advisory Board

Adam Sheer was elected a member of the Company’s Business Advisory Board in January 2012. He is a consultant to the equities business. From January, 2010 until January 2011 he was a consultant to Magnetar Capital in Chicago. From September 2007 until January 2010, he was a managing principal and Chief Investment Officer to Aldebaran Investors, a SPAC (Special Purpose Acquisition Company). From January, 2005 until September 2007, Mr. Scheer was portfolio manager for SPACs at Fir Tree Partners. He started his career at Goldman Sachs/SpeerLeeds and Kellogg as a trader trainee in 2002. Mr. Sheen holds a B.A. in International Economics & Commerce from Lafayette College.

Contingency Plan

In the event that Dr. Helson, our current CEO is unable to fulfill his duties, the Company expects that Dr. George Shopp, a member of our Scientific Advisory Board, is expected to supervise our general and preclinical science and Dr. Peter Sordillo, a member of our Scientific Advisory Board, is expected to supervise our clinical issues, trials and related matters, until a permanent replacement CEO is found.

EXECUTIVE COMPENSATION

The Company has entered into a three-year employment agreement with Dr. Lawrence Helson to secure his services as Chairman, President and Chief Executive Officer.  The contract ends February 20, 2016.   Pursuant to this Agreement, Dr. Helson will receive a base salary of $204,000 per annum.  On May 1, 2014, Dr. Helson received options to purchase 200,000 shares of Common Stock exercisable at $1.25 per share for services rendered during 2013.  On February 20, 2013, he agreed to waive $104,000 of his accrued $204,000 salary for 2012 and received options to purchase 200,000 shares of Common Stock exercisable at $0.85 per share. As of December 31, 2012, the Company booked an accrual for the waived compensations totaling $104,000.   On December 28, 2010 and December 22, 2011, the Board of Directors awarded Dr. Helson (and/or his assignees) 300,000 restricted shares of Common Stock on each date in lieu of all accrued and unpaid salary and any bonus.

Dr. Helson will be eligible to receive stock options to purchase up to 250,000 shares of Common Stock exercisable at $0.85 per share for 10 years from the date of grant upon initiation of Phase Ib trials and approvals from either the U.S. FDA to initiate Phase II trials on one or more cancer indications.  Dr. Helson would also then be entitled to a 20% increase in salary.  Upon successful completion of one or more clinical Phase II trials and approvals from (either or both the FDA and EMA to initiate Phase III trials on at least one cancer indication, Dr. Helson shall be granted stock options to purchase 250,000 shares of the Company’s common stock exercisable at $1.25 per share and an increase in salary to $325,000 per annum.  If the Company is acquired or a Change of Control takes place at a price not less than $500 million before the completion of either of these milestones, both bonuses shall be payable upon closing of such transaction.

Dr. Helson may terminate the agreement upon 30 days’ prior written notice.  If the Company terminates without Cause (as defined) or Dr. Helson terminates for Good Reason (as defined) or a Disability, the Company shall pay Dr. Helson in addition to all accrued compensation, a severance payment equal to two times Dr. Helson’s then current base salary.  The Company shall also pay the severance payment in the event it fails to notify Dr. Helson of its intentions to continue employment past the expiration date no less than 90 days prior to the expiration date, or if they fail to reach an agreement on a new employment agreement prior to the expiration date.  The severance payment shall be paid 25% upon termination and the balance in five equal monthly installments commencing one month after termination.  Dr. Helson’s employment agreement provides for a non-compete for one year following termination of employment with any business primarily involved in the development, marketing and licensing that are in competition with the Company’s products or the Company was in the process of developing at termination.

Members of the Scientific Advisory Board (SAB) are reimbursed for reasonable expenses incurred in connection with travel to attend SAB meetings.  We expect a maximum of one SAB meeting will be held per year.  Advisors will be paid $2,000 for attending each meeting called by SignPath.  Options to purchase common shares of SignPath may be made available to the Advisor under the 2009 Option Plan.

The following table sets forth, with respect to the Company’s fiscal years ended December 31, 2013 and 2012, all compensation earned by each person who is required to be listed pursuant to Item 402(m)(2) of Regulation S-K.

Name and Principal Position	Year	Salary ($)	Bonus($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation($)(5)	Total ($)

Lawrence Helson	2013	$200,000	$-	$-	$-	$-	$-	$200,000
President and Chief	2012	$96,000	$-	$104,000	$-	$-	$-	$200,000
Executive Officer	2011	$96,000	$-	$104,000	$-	$-	$-	$200,000

(1)      Under Dr. Helson’s prior employment contract he received a base salary of $200,000 per annum.  He received $96,000, in cash during each of 2012 and 2011. In 2012, Dr. Helson earned $104,000 of his salary and received options to purchase 200,000 shares of common stock exercisable at $0.85 per share in February 2013.  In 2011, Dr. Helson was awarded 150,000 shares of common stock to settle the remaining $104,000 of his unpaid base salary and an additional 150,000 shares as a stock bonus.

Director’s Compensation

Members of the Board of Directors are reimbursed for reasonable expenses incurred in connection with travel to attend board meetings.   Options to purchase 60,000 shares of Common Stock of SignPath were granted to each of Jack Levine and Arthur Bollon, independent directors, under the 2009 Option Plan for 2012 exercisable for five (5) years at $0.85 per share.  An additional 60,000 options were granted to each of Jack Levine and Arthur Bollon, which vested in quarterly increments during 2013 and are exercisable for five (5) years at $1.25 per share.  An additional 30,000 options were granted to each of Jack Levine and Arthur Bollon on May 1, 2014 which vest in quarterly increments during 2014 and are exercisable for five (5) years at $1.25 per share.  No cash compensation has been paid to directors.  See “2009 Employee Stock Incentive Plan” below.

Pursuant to the terms of a Letter Agreement dated July 12, 2010, Jack Levine was granted options to purchase 100,000 shares of common stock at $0.85 per share upon his joining the Board of Directors.  The option vests in three equal installments on each of the first three anniversary dates of the date of grant and is exercisable for ten (10) years from the date of grant.  He also received 30,000, 40,000, 40,000 and 40,000 restricted shares of Common Stock on December 28, 2010, December 22, 2011, February 20, 2013 and March 28, 2014 in consideration of consulting and accounting services as chairman of the Company’s Audit Committee.  He will be reimbursed for reasonable expenses incurred, however will not receive any other cash compensation.

2009 Employee Stock Incentive Plan

The Company’s 2009 Employee Stock Incentive Plan (the “2009 Option Plan”) was adapted by the Company’s Board of Directors on February 9, 2009 in order to motivate participants by means of stock options and restricted stock to achieve the Company’s long-term performance goals and enable our employees, officers, directors and consultants to participate in our long term growth and financial success. The 2009 Plan, which is administered by our Board of Directors, authorizes the issuance of a maximum of 1,047,000 shares of our common stock (as of January 1, 2014), which may be authorized and unissued shares or treasury shares.  Employee options shall be deemed Incentive Stock Options (as defined in the 2009 Option Plan) to the maximum extent permitted by Section 422 of the Internal Revenue Code including a five-year limit on exercise for 10% or greater stockholders with any excess grant to the above individuals over the limits set by Section 422 being Non-Qualified Stock Options as defined in the 2009 Option Plan. Both the Incentive Stock Options or any Non-Qualified Stock Options must be granted at an exercise price of not less than the fair market value of shares of common stock at the time the option is granted and Incentive Stock Options granted to 10% or greater stockholders must be granted at an exercise price of not less than 110% of the fair market value of the shares on the date of grant. If any award under the 2009 Plan terminates, expires unexercised, or is cancelled, the shares of common stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. The 2009 Plan will terminate on February 9, 2019.  An aggregate of 400,000 options have been granted under the 2009 Plan to independent directors of the Company 400,000 options to the Company's CEO and 30,000 options to the Company’s outside law firm.  See “Director’s Compensation” above.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock and convertible preferred stock (“Voting Stock”) as of date of this Prospectus, and as adjusted for this Offering, by (i) each person which is known by the Company to beneficially own more than 5% of the Company’s common stock, (ii) by each of the Company’s directors, (iii) by each executive officer of the Company, and (iv) by all executive officers and directors as a group.

The address of each of the persons listed below, unless otherwise noted, is c/o SignPath Pharma Inc. 1375 California Road, Quakertown, PA 18951.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)			Percentage of Common Stock and Preferred Stock Beneficially Owned Before Offering (2)

Dr. Lawrence Helson	2,710,000	(3)		10.9%

Dr. Arthur Bollon	950,000	(4)		3.9%

Jack Levine	400,000	(4	)(5)	1.6%

Meyers Securities Corp. (6)	2,482,787	(7)		9.9%

Bruce Meyers (6)	5,465,085	(8)		22.3%

Imtiaz Khan (6)(9)	2,450,000			10.0%

All Executive Officers and Directors as a Group (3 persons)	4,060,000			16.1%

(1)  Except as otherwise noted in the footnotes to this table, the named person owns directly and exercises sole voting and investment power over the shares listed as beneficially owned by such person. Includes any securities that such person has the right to acquire within sixty days pursuant to options, warrants, conversion privileges or other rights.  As of the date of this Prospectus, there were 14,123,887 shares of our common stock issued and outstanding. As of that date: (i) 1,047,000 shares of common stock were authorized for issuance under our 2009 Option Plan of which 830,000 options had been granted; (ii) approximately 3,831,576 shares of our common stock were reserved for issuance pursuant to conversion of Series A Preferred Stock; (iii) approximately 3,831,576 shares were reserved for issuance pursuant to exercise of Class A Warrants to purchase common stock; (iv) 368,894 shares of our common stock were reserved for issuance pursuant to the issuance of shares in payment of liquidated damages concerning registration rights; (v) 2,525,842 shares of Common Stock were reserved for issuance pursuant to conversion of Series B Preferred Stock; (vi) 2,525,842 shares of Common Stock were reserved for issuance pursuant to exercise of Class B Warrants; (vii) 4,000,000 shares of Common Stock were reserved for issuance pursuant to conversion of Series C Preferred Stock; (viii) 2,000,000 shares of Common Stock were reserved for issuance pursuant to exercise of Class C Warrants; (ix) there were Placement Agent Warrants to purchase approximately 3,107,203 shares of common stock pursuant to the Units sold in the 2008 - 2014 Private Placements; and (x) 600,000 shares issuable upon exercise of vendor warrants granted in 2013.

(2) As of the date of this Prospectus, based on an aggregate of 24,481,305 voting shares, consisting of 14,123,887 shares of Common Stock, 3,831,576 shares of Common Stock issuable upon conversion of Series A Preferred Stock, and 2,525,842 shares of Common Stock issuable upon conversion of Series B Preferred Stock, and 4,000,000 shares of common stock issuable upon conversion of Series C Preferred Stock.

(3) Dr. Helson disclaims beneficial ownership of an aggregate of 90,000 shares of Common Stock gifted for estate planning purposes.  Includes options to purchase 200,000 shares of Common Stock granted on February 20, 2013, in lieu of $104,000 of accrued compensation for 2012 and options to purchase 200,000 shares of Common Stock granted on May 1, 2014.

(4) Includes options to purchase: (a) 60,000 shares of Common Stock issuable at $0.85 per share for 2012 compensation as an independent director, (b) 60,000 shares of Common Stock, issuable at $1.25 per share for 2013 compensation granted on February 20, 2013 and (c) 30,000 shares of Common Stock issuable at $1.25 per share for 2014 compensation granted on May 1, 2014.

(5) Includes options to purchase 100,000 shares of common stock issuable at $0.85 per share upon his joining the board of directors in July 2010 are currently exercisable.

(6) The address of each of these persons is 45 Broadway, 2nd Fl., New York, NY 10006.

(7) Consists of 2,345,080 shares of Common Stock and 137,709 shares issuable upon conversion of 117 shares of Series A Preferred Stock.  Does not include 2,576,851.22 shares of common stock issuable upon exercise of Placement Agent Warrants held by Meyers Securities Corp., and Meyers Associates L.P. under blocking amendments pursuant to which the holder must give at least 61 days prior notice to the Company prior to any exercise if the holder would beneficially own in excess of either 4.99% or 9.99% of the outstanding common stock of the Company.  Also, does not include additional shares of common stock beneficially owned by Bruce Meyers, the CEO of Meyers Associates, L.P.  Bruce Meyers has the power to vote and dispose of the Shares owned by Meyers Securities Corp.

(8) Consists of 2,670,785 shares of common stock and 311,511 shares issuable upon conversion of 264.665 shares of Series A Convertible Preferred Stock, and the 2,482,789 shares owned by Meyers Associates, L.P. set forth in note (7) above.

(9) Mr. Khan is Vice President of Meyers Associates L.P. and owns 1% of Meyers Securities Corp., the parent of Meyers Associates L.P.

Unless otherwise indicated in the foregoing table (or the footnotes thereto), the persons named in the table have sole voting and dispositive power with respect to the shares of the Company’s common stock and/or options owned by such person, subject to community property laws where applicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As described elsewhere in this Prospectus, the Company, Meyers Securities Corp. and Meyers Associates LP, the placement agent for its preferred stock offerings, have several relationships and related transactions.  Mr. Bruce Meyers, the Principal and Chief Executive Officer of Meyers Securities Corp. and Meyers Associates LP, is a founder of the Company.  Mr. Meyers, as a principal stockholder of the Company’s common stock, has influence in the affairs and operations of the Company which may present a conflict of interest between the Company and the Placement Agent.  A potential conflict of interest may arise if Mr. Meyers recommends and/or implements a transaction with the placement agent on less favorable terms than those available through a third party. All activities and influence of Mr. Meyers regarding Company affairs have consisted of corporate finance and capital formation as the Company's investment banker, including, but not limited to, advice on various potential financing transactions, besides those with the Company's placement agent, joint-ventures and other transaction with industry partners.   (See "Risk Factors").

During fiscal 2011, the Company sold 418.5 Units (the same as described in the prior paragraph).  The Company also sold 1,030 Units of Series B Preferred Stock. Each Unit consists of one share of a 6.5% Series B Convertible Preferred Stock convertible into 1,177 shares of common stock on the same terms described above plus one warrant to purchase 1,177 shares of common stock at $1.27 per share.  The Series B Units were sold to 13 different investors.  During Fiscal 2011 Meyers Associates L.P., received aggregate sales commissions of 10% ($144,850) of the gross proceeds of $1,448,500 from the sale of Units, as well as a non-accountable expense allowance equal to 3% of proceeds of the offering, and a Unit Purchase Option (subsequently transferred to Meyers Securities Corp.) to purchase 15% of the Units sold in the offering.

During fiscal 2012, the Company sold 1,116 Units of Series B Preferred Stock at $1,000 per Unit, to 17 different investors for aggregate proceeds of $1,116,000.  Meyers Associates, L.P. received sales commission of 10% ($111,600) of the gross proceeds from the sale of Units as well as a non-accountable expense allowance equal to 3% of the gross proceeds of the offering and a Unit Purchase Option (subsequently transferred to Meyers Securities Corp.) to purchase 15% of the Units sold in the offering.

During fiscal 2013, the Company sold 3,380 Units of Series C Preferred Stock at $1,000 per Unit, to nine different investors for aggregate proceeds of $3,380,000.  Each Unit consists of one share of a 6.5% Series C Convertible Preferred Stock.  Meyers Associates L.P. received sales commissions of 10% ($338,000) of the gross proceeds of the sale of Units, as well as a non-refundable expense allowance equal to 3% of the gross proceeds of the Offering and a Unit Purchase Option (subsequently transferred to Meyers Securities Corp.) to purchase 20% of the Units sold in the Offering.

During the period from January 1, 2014 through June 18, 2014, the Company sold an aggregate of 1,620 Units of Series C Preferred Stock at $1,000 per Unit, to eight (8) different investors for aggregate proceeds of $1,620,000.  Meyers Associates L.P. received sales commissions of 10% ($162,000) of the gross proceeds of the sale of Units, as well as a non-refundable expense allowance equal to 3% of the gross proceeds of the Offering and a Unit Purchase Option to purchase 20% of the Units sold in the Offering.

On December 22, 2011, the  Board of Directors awarded (i) 150,000 restricted shares of Common Stock to Dr. Helson in exchange for his forfeiture of approximately $104,000 in accrued and unpaid salary, and an additional 150,000 shares of Common Stock in exchange for his forfeiture of bonus compensation through December 31, 2012; (ii) 200,000 restricted shares of Common Stock to Meyers Securities Corp. for administrative functions performed for the Company which is without staff; (iii) 30,000 restricted shares of Common Stock to Jack Levine, who performed various tasks without compensation as Chairman of the Audit Committee.  He also received 40,000 restricted shares of Common Stock on December 22, 2011 and February 20, 2013 in consideration of consulting and accounting services as Chairman of the Audit Committee.

On February 20, 2013, the Board of Directors authorized: (a) a new three-year employment agreement for Dr. Helson described above under “Executive Compensation”, and (b) options to purchase 60,000 shares of Common Stock to each of Jack Levine and Arthur Bollon, independent directors, for 2012 compensation exercisable at $0.85 per share for five years and 60,000 shares of Common Stock for 2013 compensation exercisable at $1.25 per share for five years.

On May 1, 2014, the Board of Directors authorized:  (a) options to purchase 200,000 shares of Common Stock to Lawrence Helson, CEO, exercisable at $1.25 per share for ten years, and (b) options to purchase 30,000 shares of Common Stock to each of Jack Levine and Arthur Bollon, independent directors, for 2014 compensation exercisable at $1.25 per share for five (5) years.

Otherwise, none of our directors or officers, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any promoter, nor any relative or spouse of any of the foregoing persons has any material interest, direct or indirect, in any presently proposed transaction which, in either case, has or will materially affect us.

Our management is involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between our business and their other business interests. In the event that a conflict of interest arises at a meeting of our directors, a director who has such a conflict will disclose his interest in a proposed transaction and will abstain from voting for or against the approval of such transaction.

SELLING STOCKHOLDERS

This offering consists of an aggregate of 23,382,459 shares of our common stock consisting of:  1,257,500 shares issued to retail accredited investors in a bridge financing (the “Bridge Shares”), 3,382,357 2,525,842 and 4,000,000 shares of common stock issuable upon conversion of Series A, B, and C Convertible Preferred Stock, respectively, sold to retail accredited investors in private equity offerings since 2008; (ii) 1,206,358 shares issued to Series A Preferred Stockholder for accrued dividends through June 30, 2014; (iii) 3,382,357, 2,525,842 and 2,000,000 shares issued upon exercise of outstanding Class A, B and C Warrants, respectively; and (iv) 3,102,203 shares issuable upon exercise of outstanding Placement Agent Warrants, all of which 23,387,459 shares of common stock may be offered for sale and sold pursuant to this prospectus by the selling stockholders.  The shares are to be offered by and for shares of common stock the respective amounts of the selling stockholders.  We have agreed to register all of the shares under the Securities Act for resale by the selling stockholders and to pay all of the expenses in connection with such registration and sale of the shares, other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the selling stockholders.  We will not receive any proceeds from the sale of the shares by the selling stockholders, other than the exercise price of the Warrants.

Information with respect to the selling stockholders and the shares of our common stock held by them and those shares being offered for sale pursuant to this prospectus is set forth in the following table.  None of the selling stockholders has had any material relationship with us within the past three years, except as noted above or in the notes to the following table.

Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering (1)		Number of Shares of Common Stock Underlying Preferred Stock and Warrants Being Offered for Sale(2)	Outstanding Dividend Shares	Number of Shares of Common Stock Owned After Offering	Amount and Nature of Beneficial Ownership Before and After the Sale of the Shares Being Offered Percentage(3)
						Before	After
6 Lee Family Trust	343,763	(4)	330,134	13,629	-	1.4%	-
Abraham J. Sultan	96,638	(5)	82,390	14,248	-	*	-
Ajaz H. Jafri	117,700	(6)	117,700	-	-	*	-
Albert B. Erwin, Jr.	620,800	(7)	620,800	-	-	2.5%	-
Allam Family LP	131,518	(8)	117,700	13,818	-	*	-
Amin Adjmi	69,027	(9)	58,850	10,177	-	*	-
Amin J. Tebele	138,054	(10)	117,700	20,354	-	*	-
Barbara Mishan	396,312	(11)	353,100	43,212	-	1.6%	-
Brian Miller	198422	(12)	175,586	22,836	-	*	-
Curtis Cox	162,000	(13)	162,000	-	-	*	-
Dale Bearden	200,000	(14)	150,000	-	50,000	*	*
Dale Feitz	68,483	(15)	58,850	9,633	-	*	-
Daphne Ang-Eyg Papapanagiotou	117,700	(16)	117,700	-	-	*	-
David J. Baron	800,800	(17)	800,800	-	-	3.2%	-
Donald Mudd Jr. Revocable Trust	250,276	(18)	235,400	14,876		*	-
Eric Fessier	198,422	(19)	175,586	22,836	-	*	-
Erik Meinikheim	10,000	(20)	10,000	-	-	*	-
Estate of Mark Shnitkin	195,553	(21)	176,550	19,003	-	*	-
Elyse J. Richman	29,425	(22)	29,425	-	-	*	-
Fox Rest Woods I, LLC	2,400,000	(23)	2,400,000	-	-	8.9%	-
Gary M. Simeone	69,551	(24)	58,850	10,701	-	*	-
Gordon H. Twedt	69,551	(25)	58,850	10,701	-	*	-
Gregg Fienberg Trust	120,000	(26)	120,000	-	-	*	-
Guy Duncan Hoagland Trust	235,400	(27)	235,400	-	-	*	-
H. Newcomb Eldredge 1997 Revocable Trust	528,217	(28)	470,800	57,417	-	2.1%	-
Harry Adjmi	388,054	(29)	117,700	20,354	250,000	1.6%	1.1%
Howard Heller	136,294	(30)	117,700	18,594	-	*	-
James and Kristine Boddy	235,400	(31)	235,400	-	-	*	-
James Nigro	98,613	(32)	87,287	11,326	-	*	-
John E. Herp	23,540	(33)	23,540	-	-	*	-
John Nutie Dowdle	293,400	(34)	293,400	-	-	1.2%	-
Joshua D. Schein	505,103	(35)	470,800	34,303	-	2.0%	-
Laurie Nesci	25,782	(36)	23,540	2,242	-	*	-
Liza Torkan	98,613	(37)	87,287	11,326	-	*	-
Louis Jaffe	75,000	(38)	75,000	-	-	*	-
Marina Papapanagiotou-Iliadi	70,620	(39)	70,620	-	-	*	-
Mark A. Wilton	240,000	(40)	240,000	-	-	*	-
Mark E. Sauer	23,540	(41)	23,540	-	-	*	-
Martin Petela	78,000	(42)	78,000	-	-	*	-
Max Taylor	10,588	(43)	10,588	-	-	*	-
Meir Duke	644,338	(44)	520,800	73,538	50,000	2.6%	*
Melissa H. Hoagland Trust	235,400	(45)	235,400	-	-	*	-
Meyers Associates, LP	642,509	(46)	504,800	-	137,709	2.6%	*

Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering (1)		Number of Shares of Common Stock Underlying Preferred Stock and Warrants Being Offered for Sale(2)	Outstanding Dividend Shares	Number of Shares of Common Stock Owned After Offering	Amount and Nature of Beneficial Ownership Before and After the Sale of the Shares Being Offered Percentage(3)
						Before	After
Meyers, Bruce	4,638,045	(47)	2,092,051	113,285	2,432,709	17.0%	9.2%
Michael Marino	470,094	(48)	429,605	40,489	-	1.9%	-
Michael Stone	824,142	(49)	776,716	47,426	-	3.3%	-
Mitchell Blatt	198,411	(50)	175,586	22,836	-	*	-
Mitchell Goldberg	135,629	(51)	87,793	22,836	25,000	*	*
MJR 44 Investments LLLP	50,000	(52)	50,000	-	-	*	-
New Cavenbush Finance Corporation	652,704	(53)	588,500	90,414	-	2.5%	-
Nicholas Primpas	554,703	(54)	499,237	55,466	-	2.2%	-
Norman Rothstein	167,198	(55)	117,700	14,498	35,000	*	*
Paul H. Dragul	72,000	(56)	72,000	-	-	*	-
Richard Adjmi	165,665	(57)	141,240	24,425	-	*	-
Richard E. Miller and Patricia T. Miller	35,310	(58)	35,310	-	-	*	-
Richard H. Struve	132,700	(59)	132,700	-	-	*	-
Rick Fletcher Living Trust	24,000	(60)	24,000	-	-	*	-
Rick Schafer	41,332	(61)	35,310	6,022	-	*	-
RL Vollintine Construction Inc.	1,278,000	(62)	1,278,000	-	-	5.0%	-
Robert H. Horne	1,091,600	(63)	1,091,600	-	-	4.3%	-
Robert H. Horne MD PC Defined Benefit Plan	120,000	(64)	120,000	-	-	*	-
Robert Kaufman	600,000	(65)	600,000	-	-	2.4%	-
Robert Seguso	508,249	(66)	360,823	47,426	100,000	2.1%	*
Robin C. Lemonides	117,700	(67)	117,700	-	-	*	-
Rodman Cartwright	58,850	(68)	58,850	-	-	*	-
Rodney A. and Andria A. Blume	136,965	(69)	117,700	19,265	-	*	-
Ronald Weaver	197,197	(70)	174,550	22,647	-	*	-
Scott Kemps	61,764	(71)	61,764	-	-	*	-
Shelton J. Spike Lee	297,634	(72)	263,381	34,253	-	1.2%	-
Silverman Roberts 44 Pipe LLC	198,422	(73)	175,586	22,836	-	*	-
Steve Hearon	23,540	(74)	23,540	-	-	*	-
Subir Roy	548,208	(75)	529,650	18,558	-	2.2%	-
Sunanda McGarvey	25,782	(76)	23,540	2,242	-	*	-
Terry Lynne & Deborah S. Lynne	69,551	(77)	58,850	10,701	-	*	-
The Janell Christianson Beck Trust Estate	129,412	(78)	117,700	11,712	-	*	-
Thomas L. DuPont	117,700	(79)	117,700	-	-	*	-

Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering (1)		Number of Shares of Common Stock Underlying Preferred Stock and Warrants Being Offered for Sale(2)	Outstanding Dividend Shares	Number of Shares of Common Stock Owned After Offering	Amount and Nature of Beneficial Ownership Before and After the Sale of the Shares Being Offered Percentage(3)

						Before	After
Thomas Rostkowski	25,883	(80)	23,540	2,343	-	*	-
Tom Flack	196,183	(81)	186,550	9,633	-	*	-
Wayne & Bonnie Pensentadler	55,641	(82)	47,080	8,561	-	*	-
William Locantro	978,988	(83)	925,679	53,309	-	3.6%	-

TOTAL:	26,467,877		22,181,104	1,156,307	3,080,418

* Less than 1% of the issued and outstanding shares.

(1)
The Selling Stockholders own a combination of Common Stock, shares of Series A, B, and C Convertible Preferred Stock, Class A, B, and C Warrants, and Placement Agent Warrants, as set forth in greater detail in the footnotes below. This figures in this column include the aggregate number of shares of Common Stock held by each Selling Stockholder outright, as well as the number of shares of Common Stock into which each Selling Stockholders’ shares of preferred stock (of all series) are convertible or warrants (of all classes and types) are exercisable.

(2)
The securities offered for sale by the Selling Stockholders include all of the shares of Series A, B, and C Convertible Preferred Stock, Class A, B, and C Warrants, and Placement Agent Warrants held by each stockholder, except as set forth in the footnotes herein.  These constitute all of the securities listed in the column in this table titled “Number of Shares of Common Stock Owned Prior to Offering,” except for the shares of Common Stock that are held outright by some of the Selling Stockholders (other than the Bridge Shares).

(3)
Except as otherwise noted in the footnotes to this table, the named person owns directly and exercises sole voting and investment power over the shares listed as beneficially owned by such person. Includes any securities that such person has the right to acquire within sixty days pursuant to options, warrants, conversion privileges or other rights. For purposes of this table, a person or group of persons is: (a) deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date and (b) assumed to have sold all shares registered hereby in this offering. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

As of the date of this prospectus, based on an aggregate of 24,481,176 voting shares, consisting of 14,123,858 shares of Common Stock, 3,832,357 shares of Common Stock issuable upon conversion of Series A Preferred Stock; 2,525,842 shares of Common Stock issuable upon conversion of Series B Preferred Stock, and 4,000,000 shares of Common Stock issuable upon conversion of Series C Preferred Stock.

(4)
Includes 51 shares of Series A Convertible Preferred Stock convertible into 60,027 shares of Common Stock, Class A Warrants to purchase 60,027 shares of Common Stock, 63.5 shares of Series B Convertible Preferred Stock convertible into 74739.5 shares of Common Stock, Class B Warrants to purchase 74,740 shares of Common Stock, 50.5 shares of Series C Convertible Preferred Stock convertible into 40,400 shares of Common Stock, and Class C Warrants to purchase 20,200 shares of Common Stock.  Voting and disposition power with respect for these securities are held by Jacob Wiznitzer and Chaim Gancz, Trustees.

(5)	Includes 35 shares of Series A Convertible Preferred Stock convertible into 41,195 shares of Common Stock, and Class A Warrants to purchase 41,195 shares of Common Stock.

(6)	Includes 50 shares of Series B Convertible Preferred Stock convertible into 58,850 shares of Common Stock, and Class B Warrants to purchase 58,850 shares of Common Stock.

(7)
Includes 200 shares of Series B Convertible Preferred Stock convertible into 235,400 shares of Common Stock, Class B Warrants to purchase 235,400 shares of Common Stock, 125 shares of Series C Convertible Preferred Stock convertible into 100,000 shares of Common Stock, and Class C Warrants to purchase 50,000 shares of Common Stock.

(8)
Includes 50 shares of Series A Convertible Preferred Stock convertible into 58,850 shares of Common Stock, and Class A Warrants to purchase 58,850 shares of Common Stock.  Voting and disposition power with respect for the securities are held by Kevin T. Allam, Trustee.

(9)	Includes 25 shares of Series A Convertible Preferred Stock convertible into 29,425 shares of Common Stock, and Class A Warrants to purchase 29,425 shares of Common Stock.

(10)	Includes 50 shares of Series A Convertible Preferred Stock convertible into 58,850 shares of Common Stock, and Class A Warrants to purchase 58,850 shares of Common Stock.

(11)	Includes 150 shares of Series A Convertible Preferred Stock convertible into 176,550 shares of Common Stock, and Class A Warrants to purchase 176,550 shares of Common Stock.

(12)
Includes 50,000 Bridge Shares, 53.35 shares of Series A Convertible Preferred Stock convertible into 62,792.95 shares of Common Stock, and Class A Warrants to purchase 62,792.95 shares of Common Stock.

(13)	Includes 135 shares of Series C Convertible Preferred Stock convertible into 108,000 shares of Common Stock, and Class C Warrants to purchase 54,000 shares of Common Stock.

(14)	Includes 50,000 shares of Common Stock and Placement Agent Warrants to purchase 150,000 shares of Common Stock.

(15)	Includes 25 shares of Series A Convertible Preferred Stock convertible into 29,425 shares of Common Stock, and Class A Warrants to purchase 29,425 shares of Common Stock.

(16)	Includes 50 shares of Series B Convertible Preferred Stock convertible into 58,850 shares of Common Stock, and Class B Warrants to purchase 58,850 shares of Common Stock.

(17)
Includes 200 shares of Series B Convertible Preferred Stock convertible into 235,400 shares of Common Stock, Class B Warrants to purchase 235,400 shares of Common Stock, 275 shares of Series C Convertible Preferred Stock convertible into 220,000 shares of Common Stock, and Class C Warrants to purchase 110,000 shares of Common Stock.

(18)
Includes 50 shares of Series A Convertible Preferred Stock convertible into 58,850 shares of Common Stock, Class A Warrants to purchase 58,850 shares of Common Stock, 50 shares of Series B Convertible Preferred Stock convertible into 58,850 shares of Common Stock, and Class B Warrants to purchase 58,850 shares of Common Stock.  Voting and disposition power with respect for the securities are held by Donald Mudd Jr.

(19)	Includes 50,000 Bridge Shares, 53.4 shares of Series A Convertible Preferred Stock convertible into 62,793 shares of Common Stock, and Class A Warrants to purchase 62,793 shares of Common Stock.

(20)	Consists of Placement Agent Warrants to purchase 10,000 shares of Common Stock, which are held by Mr. Meinikheim through an IRA.

(21)	Includes 75 shares of Series A Convertible Preferred Stock convertible into 88,275 shares of Common Stock and Class A Warrants to purchase 88,275 shares of Common Stock.

(22)	Includes 12.5 shares of Series B Convertible Preferred Stock convertible into 14,712.5 shares of Common Stock and Class B Warrants to purchase 14,712.5 shares of Common Stock.

(23)
Includes 2,000 shares of Series C Convertible Preferred Stock convertible into 1,600,000 shares of Common Stock and Class C Warrants to purchase 800,000 shares of Common Stock.  Voting and disposition power with respect for these securities are held by Gregory R. Grinder, Manager.

(24)	Includes 25 shares of Series A Convertible Preferred Stock convertible into 29,425 shares of Common Stock, and Class A Warrants to purchase 29,425 shares of Common Stock.

(25)	Includes 25 shares of Series A Convertible Preferred Stock convertible into 29,425 shares of Common Stock, and Class A Warrants to purchase 29,425 shares of Common Stock.

(26)
Includes 100 shares of Series C Convertible Preferred Stock convertible into 80,000 shares of Common Stock, and Class C Warrants to purchase 40,000 shares of Common Stock.  Voting and disposition power with respect for these securities are held by Gregg Feinberg.

(27)
Includes 100 shares of Series B Convertible Preferred Stock convertible into 117,700 shares of Common Stock, and Class B Warrants to purchase 117,700 shares of Common Stock.  Voting and disposition power with respect for these securities are held by Guy Duncan Hoagland.

(28)
Includes 150 shares of Series A Convertible Preferred Stock convertible into 176,550 shares of Common Stock, Class A Warrants to purchase 176,550 shares of Common Stock, 50 shares of Series B Convertible Preferred Stock convertible into 58,850 shares of Common Stock, and Class B Warrants to purchase 58,850 shares of Common Stock.  Voting and disposition power with respect for these securities are held by H. Newcomb Eldredge.

(29)
Includes 250,000 shares of Common Stock, 50 shares of Series A Convertible Preferred Stock convertible into 58,850 shares of Common Stock, and Class A Warrants to purchase 58,850 shares of Common Stock.

(30)	Includes 50 shares of Series A Convertible Preferred Stock convertible into 58,850 shares of Common Stock, and Class A Warrants to purchase 58,850 shares of Common Stock.

(31)	Includes 100 shares of Series B Convertible Preferred Stock convertible into 117,700 shares of Common Stock, and Class B Warrants to purchase 117,700 shares of Common Stock.

(32)	Includes 25,000 Bridge Shares, 26.5 shares of Series A Convertible Preferred Stock convertible into 31,143.4 shares of Common Stock, and Class A Warrants to purchase 31,143.4 shares of Common Stock.

(33)	Includes 10 shares of Series B Convertible Preferred Stock convertible into 11,770 shares of Common Stock, and Class B Warrants to purchase 11,770 shares of Common Stock.

(34)	Includes 244.5 shares of Series C Convertible Preferred Stock convertible into 195,600 shares of Common Stock, and Class C Warrants to purchase 97,800 shares of Common Stock.

(35)
Includes 125 shares of Series A Convertible Preferred Stock convertible into 147,125 shares of Common Stock, Class A Warrants to purchase 147,125 shares of Common Stock, 75 shares of Series B Convertible Preferred Stock convertible into 88,275 shares of Common Stock, and Class B Warrants to purchase 88,275 shares of Common Stock.

(36)	Includes 10 shares of Series A Convertible Preferred Stock convertible into 11,770 shares of Common Stock, and Class A Warrants to purchase 11,770 shares of Common Stock.

(37)	Includes 25,000 Bridge Shares, 26.5 shares of Series A Convertible Preferred Stock convertible into 31,143.4 shares of Common Stock, and Class A Warrants to purchase 31,143.4 shares of Common Stock.

(38)	Consists of Placement Agent Warrants to purchase 75,000 shares of Common Stock.

(39)	Includes 30 shares of Series B Convertible Preferred Stock convertible into 35,310 shares of Common Stock, and Class B Warrants to purchase 35,310 shares of Common Stock.

(40)	Includes 200 shares of Series C Convertible Preferred Stock convertible into 160,000 shares of Common Stock, and Class C Warrants to purchase 80,000 shares of Common Stock.

(41)	Includes 10 shares of Series B Convertible Preferred Stock convertible into 11,770 shares of Common Stock, and Class B Warrants to purchase 11,770 shares of Common Stock.

(42)	Consists of Placement Agent Warrants to purchase 78,000 shares of Common Stock.

(43)	Consists of Placement Agent Warrants to purchase 10,588 shares of Common Stock.

(44)
Includes 50,000 shares of Common Stock, 200 shares of Series A Convertible Preferred Stock convertible into 235,400 shares of Common Stock, Class A Warrants to purchase 235,400 shares of Common Stock, and Placement Agent Warrants to purchase 50,000 shares of Common Stock.

(45)
Includes 100 shares of Series B Convertible Preferred Stock convertible into 117,700 shares of Common Stock, and Class B Warrants to purchase 117,700 shares of Common Stock.  Voting and disposition power with respect for these securities are held by Melissa H. Hoagland, Trustee.

(46)
Includes Class A Warrants to purchase 137,709 shares of Common Stock and Placement Agent Warrants to purchase 504,800 shares of Common Stock.  The only securities owned by Meyers Associates, LP registered hereunder are the Placement Agent Warrants to purchase 504,800 shares of Common Stock.  Voting and disposition power with respect for these securities are held by Bruce Meyers, Chief Executive Officer.  Does not include 2,657,500 shares of Common Stock held by Mr. Meyers personally or the securities held by Meyers Securities Corp.

(47)
Includes 2,295,000 shares of Common Stock, 117 shares of Series A Convertible Preferred Stock convertible into 137,709 shares of Common Stock, and Placement Agent Warrants to purchase 2,092,051.2 shares of Common Stock.  The only securities owned by Meyers Securities Corp. registered hereunder are the Placement Agent Warrants to purchase 2,092,051.2 shares of Common Stock.  Voting and disposition power with respect for these securities are held by Bruce Meyers, Chief Executive Officer.  Does not include 2,657,500 shares of Common Stock held by Mr. Meyers personally or the securities held by Meyers Associates, LP.

(48)
Includes 112.5 shares of Series A Convertible Preferred Stock convertible into 132,412.5 shares of Common Stock, Class A Warrants to purchase 132,412.5 shares of Common Stock, 70 shares of Series B Convertible Preferred Stock convertible into 82,390 shares of Common Stock, and Class B Warrants to purchase 82,390 shares of Common Stock.

(49)
Includes 100,000 Bridge Shares, 164.2 shares of Series A Convertible Preferred Stock convertible into 193,204.6 shares of Common Stock, Class A Warrants to purchase 193,204.6 shares of Common Stock, 150 shares of Series B Convertible Preferred Stock convertible into 176,550 shares of Common Stock, and Class B Warrants to purchase 176,550 shares of Common Stock.

(50)	Includes 50,000 Bridge Shares, 53.3 shares of Series A Convertible Preferred Stock convertible into 62,793 shares of Common Stock, and Class A Warrants to purchase 62,793 shares of Common Stock.

(51)	Includes 25,000 shares of Common Stock, 50,000 Bridge Shares and Class A Warrants to purchase 62,793 shares of Common Stock.

(52)	Consists of Placement Agent Warrants to purchase 50,000 shares of Common Stock. Voting and disposition power with respect for these securities are held by Marc Roberts.

(53)
Includes 250 shares of Series A Convertible Preferred Stock convertible into 294,250 shares of Common Stock, and Class A Warrants to purchase 294,250 shares of Common Stock.  Voting and disposition power with respect for these securities are held by Marcio Fainziliber.

(54)
Includes 25,000 Bridge Shares, 176.5 shares of Series A Convertible Preferred Stock convertible into 207,693.4 shares of Common Stock, Class A Warrants to purchase 207,693.4 shares of Common Stock, 25 shares of Series B Convertible Preferred Stock convertible into 29,425 shares of Common Stock, and Class B Warrants to purchase 29,425 shares of Common Stock.

(55)
Includes 35,000 shares of Common Stock, 50 shares of Series A Convertible Preferred Stock convertible into 58,850 shares of Common Stock, and Class A Warrants to purchase 58,850 shares of Common Stock.

(56)	Includes 60 shares of Series C Convertible Preferred Stock convertible into 48,000 shares of Common Stock, and Class C Warrants to purchase 24,000 shares of Common Stock.

(57)	Includes 60 shares of Series A Convertible Preferred Stock convertible into 70,620 shares of Common Stock, and Class A Warrants to purchase 70,620 shares of Common Stock.

(58)	Includes 15 shares of Series B Convertible Preferred Stock convertible into 17,655 shares of Common Stock, and Class B Warrants to purchase 17,655 shares of Common Stock.

(59)
Includes 50 shares of Series B Convertible Preferred Stock convertible into 58,850 shares of Common Stock, Class B Warrants to purchase 58,850 shares of Common Stock, and Placement Agent Warrants to purchase 15,000 shares of Common Stock.

(60)	Includes 20 shares of Series C Convertible Preferred Stock convertible into 16,000 shares of Common Stock, and Class C Warrants to purchase 8,000 shares of Common Stock.

(61)	Includes 15 shares of Series A Convertible Preferred Stock convertible into 17,655 shares of Common Stock, and Class A Warrants to purchase 17,655 shares of Common Stock.

(62)
Includes 1,065 shares of Series C Convertible Preferred Stock convertible into 852,000 shares of Common Stock, and Class C Warrants to purchase 426,000 shares of Common Stock.  Voting and disposition power with respect for these securities are held by Ray Vollintine, President.

(63)
Includes 400 shares of Series B Convertible Preferred Stock convertible into 470,800 shares of Common Stock, Class B Warrants to purchase 470,800 shares of Common Stock, 125 shares of Series C Convertible Preferred Stock convertible into 100,000 shares of Common Stock, and Class C Warrants to purchase 50,000 shares of Common Stock.

(64)
Includes 100 shares of Series C Convertible Preferred Stock convertible into 80,000 shares of Common Stock, and Class C Warrants to purchase 40,000 shares of Common Stock.  Voting and disposition power with respect for these securities are held by Robert H. Horne MD.

(65)	Includes 500 shares of Series C Convertible Preferred Stock convertible into 400,000 shares of Common Stock, and Class C Warrants to purchase 200,000 shares of Common Stock.

(66)
Includes 100,000 shares of Common Stock, 100,000 Bridge Shares, 110.8 shares of Series A Convertible Preferred Stock convertible into 130,411.6 shares of Common Stock, and Class A Warrants to purchase 130,411.6 shares of Common Stock.

(67)	Includes 50 shares of Series B Convertible Preferred Stock convertible into 58,850 shares of Common Stock, and Class B Warrants to purchase 58,850 shares of Common Stock.

(68)	Includes 25 shares of Series B Convertible Preferred Stock convertible into 29,425 shares of Common Stock, and Class B Warrants to purchase 29,425 shares of Common Stock.

(69)	Includes 50 shares of Series A Convertible Preferred Stock convertible into 58,850 shares of Common Stock, and Class A Warrants to purchase 58,850 shares of Common Stock.

(70)	Includes 50,000 Bridge Shares, 52.9 shares of Series A Convertible Preferred Stock convertible into 62,275.1 shares of Common Stock, and Class A Warrants to purchase 62,275.1 shares of Common Stock.

(71)	Consists of Placement Agent Warrants to purchase 61,764 shares of Common Stock.

(72)	Includes 75,000 Bridge Shares, 80 shares of Series A Convertible Preferred Stock convertible into 94,189 shares of Common Stock, and Class A Warrants to purchase 94,192 shares of Common Stock.

(73)
Includes 50,000 Bridge Shares, 53.3 shares of Series A Convertible Preferred Stock convertible into 62,792.9 shares of Common Stock, and Class A Warrants to purchase 62,792.9 shares of Common Stock.  Voting and disposition power with respect for the shares are held by Marc Roberts, Managing Member.

(74)	Includes 10 shares of Series B Convertible Preferred Stock convertible into 11,770 shares of Common Stock, and Class B Warrants to purchase 11,770 shares of Common Stock.

(75)
Includes 75 shares of Series A Convertible Preferred Stock convertible into 88,275 shares of Common Stock, Class A Warrants to purchase 88,275 shares of Common Stock, 150 shares of Series B Convertible Preferred Stock convertible into 176,550 shares of Common Stock, and Class B Warrants to purchase 176,550 shares of Common Stock.  The Series B Convertible Preferred Stock and Class B Warrants held by Mr. Roy are held through his IRA account.

(76)	Includes 10 shares of Series A Convertible Preferred Stock convertible into 11,770 shares of Common Stock, and Class A Warrants to purchase 11,770 shares of Common Stock.

(77)	Includes25 shares of Series A Convertible Preferred Stock convertible into 29,425 shares of Common Stock, and Class A Warrants to purchase 29,425 shares of Common Stock.

(78)
Includes 50 shares of Series A Convertible Preferred Stock convertible into 58,850 shares of Common Stock, and Class A Warrants to purchase 58,850 shares of Common Stock.  Voting and disposition power with respect for these securities are held by Janell Beck, Trustee.

(79)	Includes 50 shares of Series B Convertible Preferred Stock convertible into 58,850 shares of Common Stock, and Class B Warrants to purchase 58,850 shares of Common Stock.

(80)	Includes 10 shares of Series A Convertible Preferred Stock convertible into 11,770 shares of Common Stock, and Class A Warrants to purchase 11,770 shares of Common Stock.

(81)
Includes 25 shares of Series A Convertible Preferred Stock convertible into 29,425 shares of Common Stock, Class A Warrants to purchase 29,425 shares of Common Stock, 50 shares of Series B Convertible Preferred Stock convertible into 58,850 shares of Common Stock, Class B Warrants to purchase 58,850 shares of Common Stock, and Placement Agent Warrants to purchase 10,000 shares of Common Stock.

(82)	Includes 20 shares of Series A Convertible Preferred Stock convertible into 23,540 shares of Common Stock, and Class A Warrants to purchase 23,540 shares of Common Stock.

(83)
Includes 632,500 Bridge Shares, 124.5 shares of Series A Convertible Preferred Stock convertible into 146,589.5 shares of Common Stock, and Class A Warrants to purchase 146,589.5 shares of Common Stock.

(84)	These shares of Common Stock were issued to various holders of Series A Convertible Preferred Stock as accrued dividends.

DESCRIPTION OF SECURITIES

The Company’s authorized capitalization consists of: (i) 50,000,000 authorized shares of the Company’s common stock $.001 par value, of which 14,123,887 shares are currently outstanding; (ii) 5,000,000 shares of Preferred Stock, $.10 par value, of which (iii) 5,000 shares of Series A Convertible Preferred Stock are authorized and 3,255.375 shares are currently issued and outstanding, (iv) 3,000 shares of Series B Convertible Preferred Stock are authorized and 2,146 shares are currently issued and outstanding, (v) 6,000 shares of Series C Convertible Preferred Stock are authorized and 5,000 shares are currently issued and outstanding, (vi) 6,000 shares of Series D Convertible Preferred Stock are authorized, none of which are issued and outstanding, (vii) 600,000 shares are issuable upon exercise of vendor warrants; (viii) 3,102,203 shares of common stock are issuable upon exercise of Placement Agent Warrants, and (ix) 1,047,000  shares have been reserved for issuance upon exercise of options which may be granted pursuant to the 2009 Option Plan, of which 830,000 options have been granted.

Common Stock

Each share of common stock entitles its holder to one non-cumulative vote per share and, subject to the preferential rights of the preferred stockholders, if any, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so, and in such event the holders of the remaining shares will not be able to elect a single director. Holders of shares of common stock are entitled to receive such dividends as the Board of Directors may, from time to time, declare out of Company funds legally available for the payment of dividends. Upon any liquidation, dissolution or winding up of the Company, holders of shares of common stock are entitled to receive pro rata all of the assets of the Company available for distribution to stockholders after the satisfaction of the liquidation preference of the preferred stockholders, if any. None of the stockholders have any pre-emptive rights to subscribe for or purchase any stock, warrants or other securities of the Company. The common stock is not convertible or redeemable. Neither the Company’s Certificate of Incorporation nor its By-Laws provide for pre-emptive rights.

Series A Convertible Preferred Stock

The Series A Convertible Preferred Stock (“Series A Preferred Stock”) has been authorized by resolutions adopted by the Company’s Board of Directors and set forth in a Certificate of Designation, Preferences and Rights (“Certificate of Designation”), filed with the Secretary of State of Delaware on November 26, 2008, as amended and restated on July 17, 2013, which contains the designations, rights, powers, preferences, qualifications and limitations of the Series A Preferred Stock.  The shares of Series A Preferred Stock are fully paid and non-assessable.

Between November 25, 2008 and July 26, 2011, the Company completed the private placement of an aggregate of 3,255,375 Units of the Company’s securities, representing $3,255,375 principal amount of 6.5% Series A Preferred Stock  at $1,000 per Unit.  This was the first series of preferred Stock issued by the Company.  Each Unit consisted of:  $1,000 face value of one share of Preferred Stock, convertible at $.85 per share into 1,177 shares of common stock, with each share of Preferred Stock accruing an annual dividend of 6.5% or $65 per share payable annually in cash or shares of common stock at the option of the Company, unless earlier converted or redeemed.  Warrants included in the Units, as amended, are exercisable for five years from the date when the Common Stock is publicly traded at an exercise price of $1.27, payable in cash, unless the Company fails to keep the registration statement effective to purchase 1,177 shares of common stock.  A total of 3,255.30 shares of Preferred Stock were purchased in the offering, which are convertible into an aggregate of approximately 3,831,576 shares of common stock.  Of this amount, an aggregate of 3,382,357 shares have been registered for resale by 33 retail investors, which amount excludes 449,220 shares of common Stock issuable upon conversion of Preferred Stock sold to the Placement Agent’s affiliates.

Rank.  The Preferred Stock ranks(i) senior to the common stock and any other class or series of the Company’s capital stock either specifically ranking by its terms junior to the Preferred Stock or not specifically ranking by its terms senior to or on parity with the Preferred Stock, (ii) on parity with any class or series of the Company’s capital stock specifically ranking by its terms on parity with the Preferred Stock, and (iii) junior to any class or series of capital stock specifically ranking by its terms senior to the Preferred Stock, in each case, as to payment of dividends or as to distributions of assets upon liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.  The approval of the holders of a majority of the Preferred Stock is required in order for the Company to issue any capital stock with rights on parity with or senior to the Preferred Stock.

Dividends.  The holders of the Preferred Stock are entitled to receive annual cumulative per share dividends of 6.5% of the liquidation preference of the Preferred Stock, out of funds legally available, prior to any payment of dividends on the Company’s common stock or any other class of stock ranking junior to the Preferred Stock.  Such dividends are payable in cash or shares of common stock, at the option of the Company, semiannually on the last business day of February and August of each year (each a “Dividend Payment Date”), commencing in February 2009 with respect to the period from issuance through such date.  The holders of the Preferred Stock are entitled to share ratably with the holders of the common stock in any dividend declared on the common stock.

Dividends on the Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.  Dividends accumulate to the extent they are not paid on the Dividend Payment Date to which they relate.  Accumulated unpaid dividends will not bear interest.  According to Delaware law, the Company may declare and pay dividends or make other distributions on its capital stock only out of legally-available funds.  In addition, no dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent by virtue of such dividend or distribution.

The Company may not (i) pay any dividends in respect of any shares of capital stock ranking junior to the Preferred Stock (including the common stock), other than dividends payable in the form of additional shares of the same junior stock as that on which such dividend is declared, or (ii) redeem any shares of capital stock ranking junior to the Preferred Stock (including the common stock), unless and until all accumulated and unpaid dividends on the Preferred Stock have been, or contemporaneously are, declared and paid in full.

Conversion.  At the election of the holder thereof, each share of Preferred Stock will be convertible into common stock, at any time after issuance, at the Conversion Rate, as it may be adjusted from time to time in accordance with the Certificate of Designation.  The Preferred Stock will not convert automatically into Common Stock upon completion of this offering and only the underlying Common Stock issuable upon conversion is registered for the resale under this prospectus.  The Conversion Rate initially will be 1,177 shares of common stock ($.85 per share) for each Share of Preferred Stock.  Conversion Price is also subject to adjustment from time to time in the event of (i) the issuance of common stock as a dividend or distribution on any class of the Company’s capital stock; or (ii) the combination, subdivision or reclassification of the common stock.  No fractional shares will be issued upon conversion.  Payment of accumulated and unpaid dividends will be made upon conversion to the extent of legally-available funds.

The shares of Preferred Stock may also be converted into common stock at the Conversion Rate at the Company’s option following the effectiveness of a Registration Statement, if the Company’s common stock trades above 200% of the Conversion Rate per share for a period of 20 consecutive trading days.

Voting Rights.  The affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Stock, voting as a class, shall be required to authorize, effect or validate (i) any change in the rights, privileges or preferences of the Preferred Stock that would adversely affect the Preferred Stock, or (ii) the authorization, creation, issuance or increase in the authorized or issued amount of any class or series of stock ranking on parity with or superior to the Preferred Stock with respect to the declaration and payment of dividends or distribution of assets upon liquidation, dissolution or winding-up of our Company.  In addition, the holders of Preferred Stock shall have the right to vote, together with holders of common stock as single class, on all matters upon which the holders of common stock are entitled to vote pursuant to applicable Delaware law or the Company’s Certificate of Incorporation.  The Preferred Stock shall vote on an “as converted basis” with each holder of Preferred Stock having one vote for each Conversion Share underlying such holder’s shares of Preferred Stock.

Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus), or the proceeds thereof, may be made or set apart for the holders common stock or any stock ranking junior to Preferred Stock, the holders of Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, a liquidating distribution of $1,000 per share, plus any accrued and unpaid dividends, subject to adjustment upon the occurrence of certain events.  If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make the full payment of $1,000 per share, plus all accrued and unpaid dividends on the Preferred Stock and similar payments on any other class of stock ranking on a parity with the Preferred Stock upon liquidation, then the holders of Preferred Stock and such other shares will share ratably in any such distribution of the Company’s assets in proportion to the full respective distributable amounts to which they are entitled.  Certain events, including a consolidation or merger of the Company with or into another corporation or sale or conveyance of all or substantially all the property and assets of the Company will be deemed to be a liquidation, dissolution or winding-up of the Company for purposes of the foregoing.

Miscellaneous.  The Company is not subject to any mandatory redemption or sinking fund provision with respect to the Preferred Stock.  The holders of the Preferred Stock are not entitled to preemptive rights to subscribe for or to purchase any shares or securities of any class which may at any time be issued, sold or offered for sale by the Company.  Shares of Preferred Stock redeemed or otherwise reacquired by the Company shall be retired and shall be unavailable for subsequent issuance as any class of the Company’s preferred stock.

Series B Convertible Preferred Stock

The Series B Convertible Preferred Stock (“Series B Preferred Stock”) has been authorized by resolutions adopted by the Company’s Board of Directors and set forth in a Certificate of Designation filed with the Secretary of State of Delaware on September 2, 2011, which contains the designations, rights, powers, preferences, qualifications and limitations of the Series B Preferred Stock.  The shares of Series B Preferred Stock are fully paid and non-assessable.

The Conversion Rate and dividend rates are the same for Series A and Series B Preferred Stock, however, the Series A Preferred Stock is senior to the Series B Preferred Stock on sale or liquidation of the Company.  Each share of Series B Preferred Stock is convertible at $.85 per share into an aggregate of 1,177 shares of common stock, with each share of Series B Preferred Stock accruing an annual dividend of 6.5% or $65 per share payable annually in cash or shares of common stock at the option of the Company, unless earlier converted or redeemed.

Series C Convertible Preferred Stock

The Series C Convertible Preferred Stock (“Series C Preferred Stock”) has been authorized by resolutions adopted by the Company’s Board of Directors and set forth in a Certificate of Designation, Preferences and Rights (“Certificate of Designation”), filed with the Secretary of State of Delaware on March 12, 2013, which contains the designations, rights, powers, preferences, qualifications and limitations of the Series C Preferred Stock.  The shares of Series C Preferred Stock are fully paid and non-assessable.

Rank.  The Series C Stock ranks (i) senior to the common stock and any other class or series of the Company’s capital stock either specifically ranking by its terms junior to the Preferred Stock or not specifically ranking by its terms senior to or on parity with the Preferred Stock,(ii) on parity with Series B Preferred Stock and any class or series of the Company’s capital stock specifically ranking by its terms on parity with the Series C   Preferred Stock, and (iii) junior to Series A   Preferred Stock and any subsequent class or series of capital stock specifically ranking by its terms senior to the Series C Preferred Stock, in each case, as to distributions of assets upon liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary. The approval of the holders of two-thirds in interest of the Series C Preferred Stock is required in order for the Company to issue any capital stock with rights on parity with or senior to the Series C Preferred Stock.

Dividends. The holders of the Series C Preferred Stock are entitled to receive annual cumulative per share dividends of 6.5% of the liquidation preference of the Series C Preferred Stock, out of funds legally available, prior to any payment of dividends on the Company’s common stock or any other class of stock ranking junior to the Series C Preferred Stock. Such dividends are payable in cash or shares of common stock, at the option of the Company, semiannually (each a “Dividend Payment Date”), with respect to the period from issuance through such date. The holders of the Series C Preferred Stock are entitled to share ratably with the holders of the common stock in any dividend declared on the common stock.

Dividends on the Series C Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the Dividend Payment Date to which they relate. Accumulated unpaid dividends will not bear interest. According to Delaware law, the Company may declare and pay dividends or make other distributions on its capital stock only out of legally-available funds. In addition, no dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent by virtue of such dividend or distribution.

The Company may not (i) pay any dividends in respect of any shares of capital stock ranking junior to the Series C Preferred Stock (including the common stock), other than dividends payable in the form of additional shares of the same junior stock as that on which such dividend is declared, or (ii) redeem any shares of capital stock ranking junior to the Series C Preferred Stock (including the common stock), unless and until all accumulated and unpaid dividends on the Series C   Preferred Stock have been, or contemporaneously are, declared and paid in full.

Conversion. At the election of the holder thereof, each share of Series C Preferred Stock will be convertible into common stock, at any time after issuance, at the Conversion Rate, as it may be adjusted from time to time in accordance with the respective Certificates of Designation. The Conversion Rate initially will be 800 shares of common stock ($1.25 per share) for each $1,000 stated value of Series C Preferred Stock.

The Conversion Price is subject to adjustment from time to time in the event of (i) the issuance of common stock as a dividend or distribution on any class of the Company’s capital stock; or (ii) the combination, subdivision or reclassification of the common stock, however, will not be adjusted for subsequent stock issuances below the Conversion Rate. No fractional shares will be issued upon conversion. Payment of accumulated and unpaid dividends will be made upon conversion to the extent of legally-available funds.

The shares of Series C Preferred Stock may also be converted into common stock at the Conversion Rate, at the Company’s option, following the effectiveness of a Registration Statement, if the Company’s common stock trades above 300% of the Conversion Rate (initially $3.75) per share for a period of 20 consecutive trading days ending within 15 days of the mailing of notice of conversion.

Voting Rights. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock, voting as a class, shall be required to authorize, effect or validate (i) any change in the rights, privileges or preferences of the Series C Preferred Stock that would adversely affect the Series C Preferred Stock, or (ii) the authorization, creation, issuance or increase in the authorized or issued amount of any class or series of stock ranking on parity with or superior to the Series C Preferred Stock with respect to the declaration and payment of dividends or distribution of assets upon liquidation, dissolution or winding-up of our Company. In addition, the holders of Series C Preferred Stock shall have the right to vote, together with holders of common stock as single class, on all matters upon which the holders of common stock are entitled to vote pursuant to applicable Delaware law or the Company’s Certificate of Incorporation. The Series C Preferred Stock shall vote on an “as converted basis” with each holder of Series C Preferred Stock having one vote for each Conversion Share underlying such holder’s shares of Series C Preferred Stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus), or the proceeds thereof, may be made or set apart for the holders common stock or any stock ranking  pari passu  to Series C Preferred Stock, the holders of Series C Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, a liquidating distribution of $1,000 per share, plus any accrued and unpaid dividends, subject to adjustment upon the occurrence of certain events. The Series C Preferred Stock shall rank junior to the Series A Preferred Stock and  pari passu  to Series B Preferred Stock, as to distribution of assets upon liquidation, dissolution, or winding up of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make the full payment of $1,000 per share, plus all accrued and unpaid dividends on the Series C Preferred Stock and similar payments on any other class of stock ranking on a parity with the Series C Preferred Stock upon liquidation, then the holders of Series C Preferred Stock and such other shares will share ratably in any such distribution of the Company’s assets in proportion to the full respective distributable amounts to which they are entitled in accordance with the above-stated rank. Certain events, including a consolidation or merger of the Company with or into another corporation or sale or conveyance of all or substantially all the property and assets of the Company will be deemed to be a liquidation, dissolution or winding-up of the Company for purposes of the foregoing.

Warrants

Each Unit of Series A and Series B Preferred Stock includes one detachable, transferable Warrant to purchase in aggregate 1,177 shares of the Company’s common stock (equivalent to 100% warrant coverage).  Class A and Class B Warrants to purchase an aggregate of 3,831,576 and 2,525,842 shares of common stock were sold in the Series A and Series B Preferred Stock offerings.  Of this amount, an aggregate of all but 449,220 shares (held by affiliates of the Placement Agent) have been registered for resale by retail investors .   The Warrants are exercisable in whole or in part during the five-year period from the commencement of trading at a per share exercise price of $1.27 payable in cash, except that cashless exercise shall apply if the Company fails to comply with its registration obligation.  In the event of any adjustment to the Conversion Rate of the Series A and Series B Preferred Stock as a result of a Subsequent common stock Issuance as described above, the warrant exercise price will be adjusted to 150% of the price paid for the shares of common stock (or equivalent thereof) in such subsequent issuance respectively.  The Warrants may be redeemed in whole or in part by the Company, upon 30 days’ written notice, at price of $.01 share, provided the average closing bid price of the common stock exceeds $1.70 per share for the Warrants for a period of 20 consecutive trading days ending within 15 days prior to the date on which the notice of redemption is given and the registration statement for underlying shares is effective. Additionally, the Warrants contain provisions that protect holders against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits and other similar events

Each Series C Unit includes one detachable, transferable Warrant to purchase an aggregate of 400 shares of the Company’s common stock (equivalent to 50% warrant coverage).  Warrants to purchase an aggregate of 2,000,000 shares of common stock were sold in the Series C Private Placement.  The Warrants are exercisable in whole or in part during the seven (7)-year period from the effective date of this registration statement at a per share exercise price of $1.875 payable in cash, except that cashless exercise shall apply if the Company fails to comply with its registration obligation.  In the event of any adjustment to the Conversion Rate of the Preferred Stock as a result of a Subsequent common stock Issuance as described above, the warrant exercise price will be adjusted to 150% of the price paid for the shares of common stock (or equivalent thereof) in such subsequent issuance respectively.  The Warrants may be redeemed in whole or in part by the Company, upon 30 days’ written notice, at price of $.01 share, provided the average closing bid price of the common stock exceeds $3.75 per share for the Warrants for a period of 20 consecutive trading days ending within 15 days prior to the date on which the notice of redemption is given and the registration statement for underlying shares is effective. Additionally, the Warrants contain provisions that protect holders against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits and other similar events

Transfer Agent and Warrant Agent

Until such time as our securities are publicly traded, we will act as the transfer agent for our common stock and warrant agent for our Warrants.

Certain Market Information

Our common stock was approved to trade on the OTCBB. However, the Company has elected, to date, to not trade our common stock. An OTCBB listing does not guarantee that an active trading market for our securities will develop. You will likely not be able to sell your securities if an active trading market for our securities does not develop. Further, we can give no assurance that such a market could be sustained if a trading market for our securities were to develop, nor that our securities offered hereby could be resold at their original offering price or at any other price. Any market for our securities that may develop will very likely be a limited one and, in all likelihood, be highly volatile. In any event, if our securities traded at a low price, many brokerage firms may choose not to engage in market making activities or effect transactions in our securities. Accordingly, purchasers of our securities may have difficulties in reselling them and many banks may not grant loans using our securities as collateral.

Federal regulations governing “penny stocks” could have a detrimental effect on holders of our securities. Our securities are subject to the SEC rules that impose special sales practice requirements upon broker-dealers that sell such securities to parties other than established customers or accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of purchasers of our securities to buy or sell in any market that may develop. In addition, the SEC has adopted a number of rules to regulate “penny stocks.” Because our securities currently constitute a “penny stock” within the meaning of these rules, the rules would apply to us and our securities. The rules may further affect the ability of owners of our securities to sell their securities in any market that may develop for them.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the offering made by this Prospectus, there has been no public market for our common stock, and we cannot assure you that a trading market for our common stock will develop or be sustained after this offering. Future sales of substantial numbers of shares of our common stock, including shares issued upon exercise of options, in the public market after this offering, or the anticipation of those sales, could adversely affect market prices of our common stock prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

We currently have issued and outstanding 14,123,887 shares of common stock. Of this amount, all shares of Common Stock have been held more than six (6) months and will all qualify for resale under Rule 144 subject to volume limitations for affiliates. An aggregate of 2,701,296 shares of Common Stock issuable upon conversion of 3,380 shares of Series C Preferred Stock, 2,525,842 shares of Common Stock issuable upon conversion of 2,146 shares of Series B Preferred Stock, 3,831,576 shares of Common Stock issuable upon conversion of 3,255.375 shares of Series A Preferred Stock have been beneficially owned for more than six months as of the date of this Prospectus and will qualify for resale under Rule 144.

Registered securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us which period will commence 90 days from the date of the prospectus. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported during the four calendar weeks preceding such sale. Based on 14,123,858 shares currently outstanding, approximately 141,239 shares may be sold every 90 days. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act, most of our employees, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement are eligible to resell those shares 90 days after the date of the Company’s initial public offering prospectus in reliance on Rule 144, but without compliance with the holding period or certain other restrictions contained in Rule 144.

Registration Rights

The Company has agreed to keep this Registration Statement current and effective to permit the sale of the shares offered hereby until the earlier of (i) the date that all of the shares have been sold pursuant to the Registration Statement, or (ii) the date the holders of the shares receive an opinion of counsel that such shares may be sold under the provisions of Rule 144(b)(i).  The currently outstanding shares of Common Stock, the Placement Agent’s Warrants and the shares underlying the Placement Agent Warrants are not entitled to be included in the Registration Statement.

If the Registration Statement is not timely filed or declared effective within 120 days of the initial filing date, of if the Company does not comply with certain of its obligations set forth in the Registration Rights Agreement, the Company will pay Series C Preferred Stock investors liquidated damages of 2% of the aggregate purchase price paid by such holder,  pro rata  for partial months, for a maximum of six (6) months. Liquidated damages may be paid in cash or common stock, at the Company’s option. See “Selling Stockholders-Additional Disclosures” for a calculation of liquidated damages accrued by the Company for the late filings of this registration statement.  There can be no assurance that the Registration Statement will become effective under the Securities Act or that the Registration Statement will remain current and effective. The Company shall bear all fees and expenses incurred in preparing, filing and maintaining the effectiveness of this Prospectus, except for brokerage commissions, transfer taxes and the fees of counsel to the holders.

INDEMNIFICATION

Under the General Corporation Law of the State of Delaware, the Company has the power to indemnify any of its directors or executive officers who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative as a result of such person being a director or executive officer of the Company or any other corporation, partnership, joint venture or other enterprise at the Company's request. The statutory indemnification covers expenses, judgment, fines and amounts paid in settlement if the director or executive officers acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding if he had not reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

Equity Compensation Plan Information

See “Executive Compensation—2009 Employee Stock Incentive Plan” described above.

PLAN OF DISTRIBUTION

The shares of our common stock being offered for sale pursuant to this prospectus may be sold by the selling stockholders for their respective own accounts. The selling stockholders include retail accredited investors in our Bridge Financing and Private Placements.  We will receive none of the proceeds from this offering other than the exercise price of warrants and placement agent warrants.  The selling stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the shares. The distribution of the shares by the selling stockholders is not currently subject to any underwriting agreement. Each selling stockholder must use a broker-dealer which is registered in the state in which the selling stockholder seeks to sell their shares. The Company has been advised that no selling stockbroker is a broker-dealer or an affiliate of a broker-dealer.

The selling stockholders will offer the Shares under this Prospectus on an immediate and continuous basis at a fixed offering price of $2.00 per share.  The initial offering price is based, in part, on the last private sale of the Company’s Common Stock at $2.00 per share and comparison by Management of similarly situated companies.

The shares may be sold or transferred for value by the selling stockholders, in one or more transactions, in the over-the-counter market in privately negotiated transactions or in a combination of such methods. The selling stockholders may effect such transactions by selling or transferring the shares to or through brokers and/or dealers, and such brokers or dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers/transferees of the shares for whom such brokers or dealers may act as agent. Such broker or dealer compensation may be less than or in excess of customary commissions. However, the maximum compensation to be received by any FINRA member or independent broker dealer will not be greater than eight (8%) percent of the gross proceeds of any sale. The selling stockholders and any broker or dealer that participate in the distribution of the Shares are “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act and under the FINRA Corporate Financing Rules.

The selling stockholders may use any one or more of the following methods when selling the shares:

· ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

· block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

· purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

· privately negotiated transactions;

· settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

· broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

· a combination of any such methods of sale;

· through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

· any other method permitted pursuant to applicable law.

Any of the shares of our common stock being offered for sale pursuant to this prospectus that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 commencing 90 days from the effective date rather than pursuant to this prospectus.

There can be no assurance that the selling stockholders will sell or transfer any of the shares being offered pursuant to this prospectus.

EXPERTS

The financial statements of SignPath Pharma at December 31, 2013 appearing in this Prospectus and in the registration statement have been audited by M&K CPAs, PLLC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of our common stock being offered for sale pursuant to this prospectus has been passed upon for us by Davidoff Hutcher & Citron LLP, 605 Third Avenue, New York, New York 10158, which law firm owns 27,500 shares of Common Stock and options to acquire 30,000 shares of Common Stock.

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY IN ANY JURISDICTION WHERE SUCH OFFER, OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SHARES.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SIGNPATH PHARMA INC.

Condensed Consolidated Balance Sheets as of June 30, 2014 (Unaudited) and December 31, 2013	F-2

Condensed Statements of Operations for the three and six months ended June 30, 2014 and 2013 and for the period from Inception on May 15, 2006 through June 30, 2014 (unaudited)…	F-3

Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2014 and 2013 from Inception on May 15, 2006 through June 30, 2014 (Unaudited)	F-4

Notes to Condensed Consolidated Financial Statements as of June 30, 2014 (Unaudited)	F-5-17

Report of Independent Registered Public Accounting Firm	F-18

Consolidated Balance Sheets as of December 31, 2013 and 2012	F-19

Consolidated Statements of Operations for the Years ended December 31, 2013 and 2012 and from Inception on May 15, 2006 to December 31, 2013	F-20

Consolidated Statement of Stockholders’ Equity (Deficit) for the Period from Inception on May 15, 2006 to December 31, 2013	F-21-24

Consolidated Statements of Cash Flows for the Years ended December 31, 2013 and 2012 and From Inception on May 15, 2006 to December 31, 2013	F-25

Notes to Consolidated Financial Statements as of December 31, 2013	F-26-43

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Balance Sheets

ASSETS

	June 30,	December 31,
	2014	2013
CURRENT ASSETS	(unaudited)

Cash	$1,640,573	$1,241,397

Total Current Assets	1,640,573	1,241,397

TOTAL ASSETS	$1,640,573	$1,241,397

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$380,774	$421,632

Total Current Liabilities	380,774	421,632

STOCKHOLDERS' EQUITY
Preferred stock; $0.10 par value, 5,000,000 shares authorized 10,401 and 8,790 shares issued and outstanding, respectively	1,041	879
Common stock; $0.001 par value, 50,000,000 shares authorized; 12,917,500 and 12,877,500 shares issued and outstanding, respectively	12,919	12,879
Stock Payable	17,000	-
Accrued dividends	1,651,157	1,353,961
Additional paid-in capital	11,402,977	10,120,454
Deficit accumulated during the development stage	(11,825,297)	(10,668,408)

Total Stockholders' Equity	1,259,799	819,765

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,640,573	$1,241,397

The accompanying notes are an integral part of these financial statements.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Operations
(unaudited)

					From Inception
					on May 15, 2006
	For the Three Months Ended		For the Six Months Ended		Through
	June 30,		June 30,		June 30,
	2014	2013	2014	2013	2014

REVENUES	$-	$-	$-	$-	$-

OPERATING EXPENSES

General and administrative	6,700	8,679	14,460	13,821	1,318,056
Professional fees	227,719	70,346	231,970	695,465	2,016,188
Financing expense	-	-	-	-	1,063,401
Research and development	616,750	187,657	746,538	306,068	5,043,971
Salaries and wages	107,745	80,152	164,318	163,579	1,413,647

Total Operating Expenses	958,913	346,834	1,157,285	1,178,933	10,855,262

OPERATING LOSS	(958,913)	(346,834)	(1,157,285)	(1,178,933)	(10,855,262)

OTHER INCOME (EXPENSE)

Gain (loss) on derivative liability	-	(67,274)	-	(3,926)	(998,403)
Gain on shares issued for services	-	-	-	-	9,625
Grant income	-	-	-	-	81,556
Interest income	200	166	397	166	1,183
Interest expense	-	-	-	-	(63,995)

Total Other Income (Expense)	200	(67,108)	397	(3,760)	(970,034)

NET LOSS BEFORE INCOME TAXES	(958,713)	(413,942)	(1,156,889)	(1,182,693)	(11,825,297)
Provision for income taxes	-	-	-	-	-

NET LOSS	$(958,713)	$(413,942)	$(1,156,889)	$(1,182,693)	$(11,825,297)

DEEMED DIVIDEND ON WARRANTS	-	-	-	-	(2,445,621)

NET LOSS ATTRIBUTABLE TO
COMMON STOCKHOLDERS	$(958,713)	$(413,942)	$(1,156,889)	$(1,182,693)	$(14,270,918)

BASIC AND DILUTED LOSS PER SHARE	$(0.07)	$(0.03)	$(0.09)	$(0.09)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	12,877,500	12,858,599	12,877,500	12,848,108

The accompanying notes are an integral part of these financial statements.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(unaudited)
			From Inception
			on May 15, 2006
	For the Six Months Ended		Through
	June 30,		June 30,
	2014	2013	2014
OPERATING ACTIVITIES

Net loss	$(1,156,889)	$(1,182,693)	$(11,825,297)

Adjustments to reconcile net loss tonet cash used in operating activities:
Common stock issued for services	51,000	34,000	1,357,875
Options issued for services	173,386	609,855	920,185
Common stock issued with bridge financing	-	-	1,139,001
Depreciation expense	-	144	5,390
Change in derivative liability, net of bifurcation	-	3,926	998,403
Changes in operating assets and liabilities
Accounts payable and accrued expenses	(40,857)	(255,736)	484,272

Net Cash Used in Operating Activities	(973,360)	(790,504)	(6,920,171)

INVESTING ACTIVITIES

Purchase of equipment	-	-	(5,390)

Net Cash Used in Investing Activities	-	-	(5,390)

FINANCING ACTIVITIES

Preferred stock issued for cash	1,620,000	2,530,000	9,512,001
Stock offering costs paid	(247,464)	(404,151)	(1,845,742)
Common stock issued for cash	-	-	10,000
Proceeds from related party notes payable	-	30,000	30,000
Proceeds from notes payable	-	-	944,950
Repayment of related party notes payable	-	(30,000)	(30,000)
Repayment of notes payable	-	-	(55,075)

Net Cash Provided by Financing Activities	1,372,536	2,125,849	8,566,134

NET INCREASE (DECREASE) IN CASH	399,176	1,335,345	1,640,573
CASH AT BEGINNING OF PERIOD	1,241,397	31,922	-

CASH AT END OF PERIOD	$1,640,573	$1,367,267	$1,640,573

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION:

CASH PAID FOR:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

NON CASH FINANCING ACTIVITIES:
Preferred stock issued for bridge financing	$-	$-	$889,875
Derivative liability	$-	$(5,691,185)	$4,692,786
Preferred dividend accrual	$297,195	$213,995	$1,651,155

The accompanying notes are an integral part of these financial statements.

SignPath Pharma Inc.
(A Developmental Stage Company)
Period Ended June 30, 2014
(Unaudited)

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at June 30, 2014, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2013 audited financial statements. The results of operations for the period ended June 30, 2014 are not necessarily indicative of the operating results for the full year.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. During the six months ended June 30, 2014, the Company recognized sales revenue of $-0- and incurred a net loss of $1,156,889. As of June 30, 2014, the Company had an accumulated deficit of $11,825,297. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability to raise equity or debt financing, and the attainment of profitable operations from the Company's planned business. If the Company is unable to obtain adequate capital, it could be forced to cease operations. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Derivative Financial Instruments
The Company generally does not use derivative financial instruments to hedge exposures to cash-flow risks or market-risks that may affect the fair values of its financial instruments. The Company utilizes various types of financing to fund our business needs, including preferred stock with warrants attached and other instruments not indexed to our stock. The Company is required to record its derivative instruments at their fair value. Changes in the fair value of derivatives are recognized in earnings in accordance with ASC 815.

Fair Value of Financial Instruments
In accordance with ASC 820, the carrying value of cash and cash equivalents, accounts receivable and accounts payable approximates fair value due to the short-term maturity of these instruments. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts payable and accrued expenses, approximate their fair market value based on the short-term maturity of these instruments.   The following table presents assets and liabilities that are measured and recognized at fair value as of June 30, 2014, on a recurring basis:

Description	Level 1	Level 2	Level 3	Gains (Losses)

Derivative Liability	$-	$-	$-	$-
Total	$-	$-	$-	$-

The following table presents assets and liabilities that are measured and recognized at fair value as of December 31, 2013, on a recurring basis:

Description	Level 1	Level 2	Level 3	Gains (Losses)

Derivative Liability	$-	$-	$-	$-
Total	$-	$-	$-	$-

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The following is a description of the valuation methodology used to measure fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Derivative Liability: Market prices are not available for the Company's warrants nor are market prices of similar warrants available. The Company assessed that the fair value of this liability approximates its carrying value since carrying value has been adjusted to fair value.

The method described above may produce a current fair value calculation that may not be indicative of net realizable value or reflective of future fair values. If a readily determined market value became available or if actual performance were to vary appreciably from assumptions used, assumptions may need to be adjusted, which could result in material differences from the recorded carrying amounts. The Company believes its method of determining fair value is appropriate and consistent with other market participants. However, the use of different methodologies or different assumptions to value certain financial instruments could result in a different estimate of fair value.

The following tables present the fair value of financial instruments as of June 30, 2014, by caption on the condensed balance sheet and by ASC 820 valuation hierarchy described above.

Stock Warrant
Level 3 Reconciliation:	Derivative

Level 3 assets and liabilities at December 31, 2013	$-
Purchases, sales, issuances and settlements (net)	-
Total level 3 assets and liabilities at June 30, 2014	$-

Recent Accounting Pronouncements
The Company has evaluated recent accounting pronouncements and their adoption has not had nor is it expected to have a material impact on the Company’s financial position, or statements.

NOTE 4 – EQUIPMENT

Property and equipment consists of the following as of June 30, 2014 and December 31, 2013, respectively. Depreciation expense was $-0- for the six months ended June 30, 2014 and December 31, 2013, respectively.

	June 30,	December 31,
	2014	2013

Computer equipment	$5,390	$5,390
Accumulated Depreciation	(5,390)	(5,390)
Net Book Value	$-	$-

NOTE 5 – ACCRUED LIABILITIES

Pursuant to the applicable Codification literature, the Company has concluded it is probable that it will pay $85,738 in liquidated damages pursuant to the registration rights clause in certain of the securities sold in fiscal years 2008 and 2009, the Company was required to file a registration statement by January 27, 2009. The Company failed to do so until April 7, 2009, resulting in liquidated damages of 2% per month of the gross proceeds, which approximated $1.8 million as of that date. During the year ended December 31, 2009, the Company’s registration statement covering the securities was declared effective by the SEC. Each holder is entitled to $47.32 per share owned. The Company has resolved to pay the liquidated damages in shares of Common Stock valued at $1.00 per share, pursuant to the terms and provisions of the Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock.

NOTE 6 – NOTE PAYABLE

In January 2013, the Company received $25,000 in cash pursuant to a short-term promissory note with a related party. In March 2013, the Company received $5,000 in cash pursuant to a short-term promissory note with the same related party. The notes did not bear interest. The Company assessed the imputed interest and found the balance to be immaterial. In April 2013, the balance on the notes was repaid in full.

NOTE 7 – DERIVATIVE LIABILITY AND FAIR VALUE MEASUREMENTS

On May 7, 2013, the Company amended its Certificate of Incorporation to eliminate anti-dilution price protection from its Series A Preferred Stock and associated derivative liability. For the six-months ended June 30, 2014 and 2013, the Company incurred a change in fair value of derivative of $0 and $3,926, respectively. The Company incurred $998,403 of changes in derivative liability from inception on May 15, 2006 through June 30, 2014.

NOTE 8 – PREFERRED STOCK

Series A Convertible Preferred Stock
The Series A Convertible Preferred Stock (“Preferred Stock”) has been authorized by resolutions adopted by the Company’s Board of Directors and set forth in a Certificate of Designation, Preferences and Rights (“Certificate of Designation”), filed with the Secretary of State of Delaware on November 26, 2008, as last amended on July 17, 2013, which contains the designations, rights, powers, preferences, qualifications and limitations of the Series A Preferred Stock. The shares of Preferred Stock are fully paid and non-assessable. As of June 30, 2014, the Company has issued 3,255 shares of Series A Preferred Stock convertible into an aggregate of approximately 3,831,576 shares of common stock.

Rank
The Preferred Stock ranks(i) senior to the common stock and any other class or series of the Company’s capital stock either specifically ranking by its terms junior to the Preferred Stock or not specifically ranking by its terms senior to or on parity with the Preferred Stock, (ii) on parity with any class or series of the Company’s capital stock specifically ranking by its terms on parity with the Preferred Stock, and (iii) junior to any class or series of capital stock specifically ranking by its terms senior to the Preferred Stock, in each case, as to payment of dividends or as to distributions of assets upon liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary. The approval of the holders of a majority of the Preferred Stock is required in order for the Company to issue any capital stock with rights on parity with or senior to the Preferred Stock.

Dividends
The holders of the Preferred Stock are entitled to receive annual cumulative per share dividends of 6.5% of the liquidation preference of the Preferred Stock, out of funds legally available, prior to any payment of dividends on the Company’s common stock or any other class of stock ranking junior to the Preferred Stock. Such dividends are payable in cash or shares of common stock, at the option of the Company, semiannually on the last business day of February and August of each year (each a “Dividend Payment Date”), commencing in February 2009 with respect to the period from issuance through such date. As of June 30, 2014, an aggregate of 1,206,358 shares of common stock are issuable for accrued dividends.  The holders of the Preferred Stock are entitled to share ratably with the holders of the common stock in any dividend declared on the common stock.

Dividends on the Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the Dividend Payment Date to which they relate. Dividends that are due in cash and which are not paid within (5) business days of the Dividend Payment date shall bear interest until paid at the default rate. According to Delaware law, the Company may declare and pay dividends or make other distributions on its capital stock only out of legally-available funds. In addition, no dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent by virtue of such dividend or distribution. The Company may not (i) pay any dividends in respect of any shares of capital stock ranking junior to the Preferred Stock (including the common stock), other than dividends payable in the form of additional shares of the same junior stock as that on which such dividend is declared, or (ii) redeem any shares of capital stock ranking junior to the Preferred Stock (including the common stock), unless and until all accumulated and unpaid dividends on the Preferred Stock have been, or contemporaneously are, declared and paid in full.

Conversion
At the election of the holder thereof, each share of Preferred Stock will be convertible into common stock, at any time after issuance, at the Conversion Rate, as it may be adjusted from time to time in accordance with the Certificate of Designation. The Conversion Rate initially will be 1,177 shares of common stock ($.85 per share) for each Share of Preferred Stock. If the Company issues or sells any shares of its common stock (or options, warrants or convertible securities, convertible or exchangeable into shares of common stock) hereinafter, a “Subsequent common stock Issuance”), then the Conversion Rate will be adjusted so that the number of shares of common stock issuable upon conversion of each share of preferred stock shall be equal to the quotient obtained by dividing $1,000 by the price per share of common stock (or the conversion price per share in the case of a sale of options, warrants or convertible securities) sold in such Subsequent common stock Issuance.

The Conversion Price is also subject to adjustment from time to time in the event of (i) the issuance of common stock as a dividend or distribution on any class of the Company’s capital stock; or (ii) the combination, subdivision or reclassification of the common stock. No fractional shares will be issued upon conversion. Payment of accumulated and unpaid dividends will be made upon conversion to the extent of legally-available funds. The shares of Preferred Stock may also be converted into common stock at the Conversion Rate at the Company’s option following the effectiveness of a Registration Statement, if the Company’s common stock trades above 200 % of the Conversion Rate per share for a period of 20 consecutive trading days.

Voting Rights
The affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Stock, voting as a class, shall be required to authorize, effect or validate (i) any change in the rights, privileges or preferences of the Preferred Stock that would adversely affect the Preferred Stock, or (ii) the authorization, creation, issuance or increase in the authorized or issued amount of any class or series of stock ranking on parity with or superior to the Preferred Stock with respect to the declaration and payment of dividends or distribution of assets upon liquidation, dissolution or winding-up of our Company. In addition, the holders of Preferred Stock shall have the right to vote, together with holders of common stock as single class, on all matters upon which the holders of common stock are entitled to vote pursuant to applicable Delaware law or the Company’s Certificate of Incorporation. The Preferred Stock shall vote on an “as converted basis” with each holder of Preferred Stock having one vote for each Conversion Share underlying such holder’s shares of Preferred Stock.

Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus), or the proceeds thereof, may be made or set apart for the holders common stock or any stock ranking junior to Preferred Stock, the holders of Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, a liquidating distribution of $1,000 per share, plus any accrued and unpaid dividends, subject to adjustment upon the occurrence of certain events. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make the full payment of $1,000 per share, plus all accrued and unpaid dividends on the Preferred Stock and similar payments on any other class of stock ranking on a parity with the Preferred Stock upon liquidation, then the holders of Preferred Stock and such other shares will share ratably in any such distribution of the Company’s assets in proportion to the full respective distributable amounts to which they are entitled. Certain events, including a consolidation or merger of the Company with or into another corporation or sale or conveyance of all or substantially all the property and assets of the Company will be deemed to be a liquidation, dissolution or winding-up of the Company for purposes of the foregoing.

Series B Convertible Preferred Stock
The Series B Convertible Preferred Stock (“Series B Preferred Stock”) has been authorized by resolutions adopted by the Company’s Board of Directors and set forth in a Certificate of Designation, Preferences and Rights (“Certificate of Designation”), filed with the Secretary of State of Delaware on September 2, 2011, which contains the designations, rights, powers, preferences, qualifications and limitations of the Series B Preferred Stock. The shares of Series B Preferred Stock are fully paid and non-assessable. As of June 30, 2014, the Company had issued 2,146 shares of Series B Preferred Stock convertible into an aggregate of 2,525,842 shares of common stock.

Rank
The Series B Preferred Stock ranks(i) senior to the common stock and any other class or series of the Company’s capital stock either specifically ranking by its terms junior to the Series B Preferred Stock or not specifically ranking by its terms senior to or on parity with the Series B Preferred Stock, (ii) on parity with any class or series of the Company’s capital stock specifically ranking by its terms on parity with the Series B Preferred Stock, and (iii) junior to Series A Preferred Stock, in each case, as to distributions of assets upon liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.

Dividends
The holders of the Series B Preferred Stock are entitled to receive annual cumulative per share dividends of 6.5% of the liquidation preference of the Series B Preferred Stock, out of funds legally available, prior to any payment of dividends on the Company’s common stock or any other class of stock ranking junior to the Series B Preferred Stock. Such dividends are payable in cash or shares of common stock, at the option of the Company. The holders of the Series B Preferred Stock are entitled to share ratably with the holders of the common stock in any dividend declared on the common stock.

Dividends on the Series B Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the Dividend Payment Date to which they relate. According to Delaware law, the Company may declare and pay dividends or make other distributions on its capital stock only out of legally-available funds. In addition, no dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent by virtue of such dividend or distribution. The Company may not (i) pay any dividends in respect of any shares of capital stock ranking junior to the Series B Preferred Stock (including the common stock), other than dividends payable in the form of additional shares of the same junior stock as that on which such dividend is declared, or (ii) redeem any shares of capital stock ranking junior to the Series B Preferred Stock (including the common stock), unless and until all accumulated and unpaid dividends on the Series B Preferred Stock have been, or contemporaneously are, declared and paid in full.

Conversion
At the election of the holder thereof, each share of Series B Preferred Stock will be convertible into common stock, at any time after issuance, at the Conversion Rate, as it may be adjusted from time to time in accordance with the Certificate of Designation. The Conversion Rate initially will be 1,177 shares of common stock ($.85 per share) for each Share of Series B Preferred Stock.

The Conversion Price is subject to adjustment from time to time in the event of (i) the issuance of common stock as a dividend or distribution on any class of the Company’s capital stock; or (ii) the combination, subdivision or reclassification of the common stock .  No fractional shares will be issued upon conversion. Payment of accumulated and unpaid dividends will be made upon conversion to the extent of legally-available funds. The shares of Preferred Stock may also be converted into common stock at the Conversion Rate at the Company’s option following the effectiveness of a Registration Statement, if the Company’s common stock trades above 200% of the Conversion Rate per share for a period of 20 consecutive trading days.

Voting Rights
The affirmative vote of the holders of at least a majority of the outstanding shares of Preferred Stock, voting as a class, shall be required to authorize, effect or validate (i) any change in the rights, privileges or preferences of the Series B Preferred Stock that would adversely affect the Series B Preferred Stock, or (ii) the authorization, creation, issuance or increase in the authorized or issued amount of any class or series of stock ranking on parity with or superior to the Series B Preferred Stock with respect to the declaration and payment of dividends or distribution of assets upon liquidation, dissolution or winding-up of our Company. In addition, the holders of Preferred Stock shall have the right to vote, together with holders of common stock as single class, on all matters upon which the holders of common stock are entitled to vote pursuant to applicable Delaware law or the Company’s Certificate of Incorporation. The Series B Preferred Stock shall vote on an “as converted basis” with each holder of Preferred Stock having one vote for each Conversion Share underlying such holder’s shares of Preferred Stock.

Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus), or the proceeds thereof, may be made or set apart for the holders common stock or any stock ranking junior to Preferred Stock, after payment to the holders of Series A Preferred Stock the holders of Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, a liquidating distribution of $1,000 per share, plus any accrued and unpaid dividends, subject to adjustment upon the occurrence of certain events. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make the full payment of $1,000 per share, plus all accrued and unpaid dividends on the Preferred Stock and similar payments on any other class of stock ranking on a parity with the Preferred Stock upon liquidation, then the holders of Preferred Stock and such other shares will share ratably in any such distribution of the Company’s assets in proportion to the full respective distributable amounts to which they are entitled. Certain events, including a consolidation or merger of the Company with or into another corporation or sale or conveyance of all or substantially all the property and assets of the Company will be deemed to be a liquidation, dissolution or winding-up of the Company for purposes of the foregoing.

Series C Convertible Preferred Stock
The Series C Convertible Preferred Stock (“Series C Preferred Stock”) has been authorized by resolutions adopted by the Company’s Board of Directors and set forth in a Certificate of Designation, Preferences and Rights (“Certificate of Designation”), filed with the Secretary of State of Delaware on March 12, 2013, which contains the designations, rights, powers, preferences, qualifications and limitations of the Series C Preferred Stock. The shares of Series C Preferred Stock are fully paid and non-assessable. As of June 30, 2014, the Company had issued 5000 shares of Series C Preferred Stock convertible into an aggregate of 4,000,000 shares of common stock.

Rank
The Series C Preferred Stock ranks(i) senior to the common stock and any other class or series of the Company’s capital stock either specifically ranking by its terms junior to the Series C Preferred Stock or not specifically ranking by its terms senior to or on parity with the Series C Preferred Stock, (ii) on parity with the Series B Preferred Stock and any class or series of the Company’s capital stock specifically ranking by its terms on parity with the Series C Preferred Stock, and (iii) junior to Series A Preferred Stock, in each case, as to distributions of assets upon liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.

Dividends
The holders of the Series C Preferred Stock are entitled to receive annual cumulative per share dividends of 6.5% of the liquidation preference of the Series C Preferred Stock, out of funds legally available, prior to any payment of dividends on the Company’s common stock or any other class of stock ranking junior to the Series C Preferred Stock. Such dividends are payable in cash or shares of common stock, at the option of the Company. The holders of the Series C Preferred Stock are entitled to share ratably with the holders of the common stock in any dividend declared on the common stock.

 Dividends on the Series C Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the Dividend Payment Date to which they relate. According to Delaware law, the Company may declare and pay dividends or make other distributions on its capital stock only out of legally-available funds. In addition, no dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent by virtue of such dividend or distribution. The Company may not (i) pay any dividends in respect of any shares of capital stock ranking junior to the Series C Preferred Stock (including the common stock), other than dividends payable in the form of additional shares of the same junior stock as that on which such dividend is declared, or (ii) redeem any shares of capital stock ranking junior to the Series C Preferred Stock (including the common stock), unless and until all accumulated and unpaid dividends on the Series C Preferred Stock have been, or contemporaneously are, declared and paid in full.

Conversion
At the election of the holder thereof, each share of Series C Preferred Stock will be convertible into common stock, at any time after issuance, at the Conversion Rate, as it may be adjusted from time to time in accordance with the Certificate of Designation. The Conversion Rate initially will be 800 shares of common stock ($1.25 per share) for each Share of Series C Preferred Stock.

The Conversion Price is subject to adjustment from time to time in the event of (i) the issuance of common stock as a dividend or distribution on any class of the Company’s capital stock; or (ii) the combination, subdivision or reclassification of the common stock .  No fractional shares will be issued upon conversion. Payment of accumulated and unpaid dividends will be made upon conversion to the extent of legally-available funds. The shares of Preferred Stock may also be converted into common stock at the Conversion Rate at the Company’s option following the effectiveness of a Registration Statement, if the Company’s common stock trades above 300% of the Conversion Rate per share for a period of 20 consecutive trading days.

Voting Rights
The affirmative vote of the holders of at least a majority of the outstanding shares of Preferred Stock, voting as a class, shall be required to authorize, effect or validate (i) any change in the rights, privileges or preferences of the Series C Preferred Stock that would adversely affect the Series C Preferred Stock, or (ii) the authorization, creation, issuance or increase in the authorized or issued amount of any class or series of stock ranking on parity with or superior to the Series C Preferred Stock with respect to the declaration and payment of dividends or distribution of assets upon liquidation, dissolution or winding-up of our Company. In addition, the holders of Preferred Stock shall have the right to vote, together with holders of common stock as single class, on all matters upon which the holders of common stock are entitled to vote pursuant to applicable Delaware law or the Company’s Certificate of Incorporation. The Series C Preferred Stock shall vote on an “as converted basis” with each holder of Preferred Stock having one vote for each Conversion Share underlying such holder’s shares of Preferred Stock.

Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus), or the proceeds thereof, may be made or set apart for the holders common stock or any stock ranking junior to Preferred Stock, after payment to the holders of Series A Preferred Stock the holders of Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, a liquidating distribution of $1,000 per share, plus any accrued and unpaid dividends, subject to adjustment upon the occurrence of certain events. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make the full payment of $1,000 per share, plus all accrued and unpaid dividends on the Preferred Stock and similar payments on any other class of stock ranking on a parity with the Preferred Stock upon liquidation, then the holders of Preferred Stock and such other shares will share ratably in any such distribution of the Company’s assets in proportion to the full respective distributable amounts to which they are entitled. Certain events, including a consolidation or merger of the Company with or into another corporation or sale or conveyance of all or substantially all the property and assets of the Company will be deemed to be a liquidation, dissolution or winding-up of the Company for purposes of the foregoing.

During the six months ended June 30, 2014, the Company issued 1,621 shares of its par value $0.10 Series C Convertible Preferred Stock for cash at $1,000 per share.

During the year ended December 31, 2013, the Company issued 3,380 shares of its par value, $0.10 Series C Convertible Preferred Stock for cash at $1,000 per share.

During the year ended December 31, 2012, the Company issued 1,116 shares of its par value $0.10 convertible Series B preferred stock for cash at $1,000 per share.

During the year ended December 31, 2011, the Company issued 419 shares of its par value $0.10 Series A Convertible Preferred Stock and 1,030 shares of its par value $0.10 Series B Convertible Preferred Stock, for a total of 1,449 shares of Preferred Stock, for cash at $1,000 per share.

During the year ended December 31, 2010, the Company issued 575 shares of its par value $0.10 Series A Convertible Preferred Stock for cash at $1,000 per share.

During the year ended December 31, 2009, the Company issued 810 shares of its par value $0.10 Series A Convertible Preferred Stock at $1,000 per share.

On November 25, 2008, the Company issued 562 shares of its par value $0.10 Series A Convertible Preferred Stock for cash at $1,000 per share.

On November 25, 2008, the Company issued 890 shares of its par value $0.10 Series A Convertible Preferred Stock to extinguish bridge debt financing totaling $889,875.

Between January 24 and April 15, 2008, the Company issued 1,082,500 common shares of the Company at $0.85 per common share in accordance with the Bridge Note agreements.

As of June 30, 2014 and December 31, 2013, the Company has accrued $1,651,156 and $1,353,961 and has not paid any dividends, respectively.

NOTE 9 – COMMON STOCK

During period ended June 30, 2014, the Company issued 40,000 shares of common stock to the Chairman of the Audit Committee for services for a value of $34,000. The Chairman of the Audit Committee received 30,000, 40,000 and 40,000 restricted shares of Common Stock on December 28, 2010, December 22, 2011 and February 20, 2013, in consideration of consulting and accounting services as chairman of the Company’s Audit Committee.  The 40,000 issued during the period was valued at the stock price of $0.85.  During the same period, the Company recorded a stock payable of $17,00 for services and will be issued to him after full  year of service. He will be reimbursed for reasonable expenses incurred, however will not receive any other cash compensation.

During the year ended December 31, 2012, the Company issued 7,500 shares of common stock to a consultant of the Company in exchange for services valuing $16,000. The shares were valued based on the last sale price of $0.85 per share. The difference of $9,625 was recognized as a gain.

During the year ended December 31, 2011, the Company issued 640,000 shares of common stock to officers and consultants in exchange for services provided. The shares were valued based on the price of $0.85 per share and the Company recognized $151,000 in salaries and wages, $289,000 in consulting expense, and extinguished $104,000 in accrued officer salary.

On September 16, 2010 the Company issued 400,000 shares of common stock to officers and consultants of the Company in exchange for services provided. The shares were valued based on the price of $0.85 per share and the Company recognized $340,000 in consulting expense.

On December 28, 2010 the Company issued 450,000 shares of common stock to officers and consultants of the Company in exchange for services provided. The shares were valued based on the price of $0.85 per share and the Company recognized $382,500 in consulting expense.

NOTE 10 – WARRANTS

A summary of the status of the Company's warrants as of June 30, 2014, and changes from inception through June 30, 2014 are presented below:

	Warrant	Exercise	Value if
Date of Issuance	Shares	Price	Exercised

11/25/08	1,259,639	1.27	$1,599,742
11/25/08	530,314	0.85	450,767
11/26/08	449,220	1.27	570,509
Outstanding at 12/31/2008	2,239,173	1.17	2,621,018
03/05/09	347,215	1.27	440,963
03/05/09	104,165	0.85	88,540
04/01/09	17,655	1.27	22,422
04/01/09	5,296	0.85	4,502
06/17/09	235,400	1.27	298,958
06/17/09	70,620	0.85	60,027
07/23/09	58,850	1.27	74,740
07/23/09	17,655	0.85	15,007
08/20/09	58,850	1.27	74,740
09/09/09	235,400	1.27	298,958
09/09/09	70,620	0.85	60,027
Outstanding at 12/31/2009	3,460,899	1.17	4,059,902
02/11/10	29,425	1.27	37,370
02/11/10	17,655	0.85	15,007
05/21/10	8,828	1.27	11,211
05/21/10	17,655	0.85	15,007
08/10/10	88,275	1.27	112,109
08/10/10	26,483	0.85	22,510
09/15/10	264,825	1.27	336,328
09/15/10	26,483	0.85	22,510
09/24/10	52,965	0.85	45,020
10/27/10	147,125	1.27	186,849
10/27/10	44,138	0.85	37,517
11/19/10	117,700	1.27	149,479
11/24/10	35,310	0.85	30,014
Outstanding at 12/31/2010	4,337,764	1.17	5,080,832
01/26/11	117,700	1.27	149,479
01/26/11	60,027	1.27	76,234
01/26/11	106,636	0.85	90,641
03/15/11	58,850	1.27	74,740
03/15/11	17,655	0.85	15,007
04/06/11	35,310	0.85	30,014

04/06/11	117,700	1.27	149,479
06/08/11	26,500	0.85	22,525
06/08/11	85,333	1.27	108,373
06/20/11	8,828	0.85	7,503
06/20/11	29,425	1.27	37,370
07/26/11	23,540	1.27	29,896
07/26/11	7,062	0.85	6,003
08/22/11	29,424	1.27	37,368
08/22/11	8,828	0.85	7,503
08/30/11	52,965	0.85	45,020
09/02/11	176,550	1.27	224,219
09/09/11	58,850	1.27	74,740
09/09/11	17,655	0.85	15,007
09/22/11	441,375	1.27	560,546
09/22/11	264,825	0.85	225,101
11/02/11	70,620	0.85	60,027
11/02/11	235,400	1.27	298,958
11/23/11	17,655	0.85	15,007
11/23/11	58,850	1.27	74,740
12/27/11	63,558	0.85	54,024
12/27/11	211,860	1.27	269,062
Outstanding at 12/31/11	6,740,744	1.16	7,839,416
01/31/12	117,700	1.27	149,479
01/31/12	35,310	0.85	30,014
02/02/12	76,505	1.27	97,161
02/02/12	22,951	0.85	19,508
02/10/12	58,850	1.27	74,740
02/10/12	17,655	0.85	15,007
04/10/12	20,832	0.85	17,707
04/10/12	69,443	1.27	88,193
05/11/12	17,655	0.85	15,007
05/11/12	58,850	1.27	74,740
06/04/12	17,655	0.85	15,007
06/04/12	58,850	1.27	74,740
06/19/12	17,655	0.85	15,007
06/19/12	58,850	1.27	74,740
07/24/12	44,138	1.27	56,055
07/24/12	58,850	1.27	74,740
07/24/12	30,896	0.85	26,262
07/30/12	235,400	1.27	298,958
07/30/12	70,620	0.85	60,027
08/28/12	258,352	1.27	328,107
08/28/12	77,506	0.85	65,880
10/18/12	158,895	1.27	201,797
10/18/12	47,669	0.85	40,518
11/26/12	58,850	1.27	74,740
11/27/12	17,655	0.85	15,007
Outstanding at 12/31/12	8,448,335	1.17	9,842,553
02/28/13	400,000	0.85	340,000
03/01/13	(1,625,192)	0.85	(1,381,413)
03/01/13	1,625,192	0.85	1,381,413
03/13/13	800,000	1.88	1,500,000
03/13/13	480,000	0.85	408,000
06/19/13	127,200	0.85	108,120

06/19/13	212,000	1.88	397,500
07/24/13	60,000	1.88	112,500
07/24/13	100,000	1.88	187,500
07/24/13	96,000	1.25	120,000
08/29/13	80,000	1.88	150,000
08/29/13	48,000	1.25	60,000
08/29/13	(48,000)	1.25	(60,000)
10/24/13	61,764	0.85	52,499
10/24/13	10,588	0.85	9,000
10/24/13	1,552,840	0.85	1,319,914
10/24/13	(1,552,840)	0.85	(1,319,914)
10/24/13	10,000	1.25	12,500
10/24/13	38,000	1.25	47,500
11/08/13	100,000	1.88	187,500
11/08/13	60,000	1.25	75,000
12/18/13	78,000	1.25	97,500
12/18/13	78,000	1.25	97,500
12/18/13	15,000	0.85	12,750
12/18/13	1,537,840	0.85	1,307,164
Outstanding at 12/31/13	12,792,727	1.18	15,065,086
03/21/14	20,200	1.85	37,370
03/21/14	50,000	1.85	92,500
03/21/14	40,000	1.85	74,000
03/21/14	40,000	1.85	74,000
03/21/14	90,120	1.25	112,650
05/05/14	4,000	1.88	7,520
05/05/14	236,000	1.88	443,680
05/05/14	144,000	1.25	180,000
05/28/14	1,484,851	1.25	1,856,064
05/28/14	(1,537,840	1.25	(1,922,300
06/18/14	190,000	1.88	357,200
06/18/14	16,000	1.88	30,080
06/18/14	47,800	1.88	89,864
06/18/14	4,000	1.88	7,520
06/18/14	154,680	1.25	193,350
Outstanding at 6/30/14	13,776,539	1.43	19,673,118

As of December 1, 2013, the Company’s Board of Directors extended the terms of all outstanding warrants, some of which were set to expire in 2014 or 2015, such that none of the warrants expire before the fifth anniversary of the date on which the Company’s common stock begins trading on a national securities exchange, the OTC Bulletin Board for OTC Pink.  The Company valued these warrants using the Black-Scholes option pricing model under the following assumptions:  $0.85 and $1.27 stock price, $0.85 and $1.27 exercise price, the Warrants expire before the 5 th  anniversary of the date on which the Common Stock begins public trading on a national securities exchange, 107.73% volatility, .10% to 143% risk free rate.

During the period ended December 31, 2013, the Company extended the exercise period of 3,226,032 Class A warrants with an exercise price of $0.85 to expire on the fifth anniversary of the next registration statement to be filed.  The Company valued these warrants using the Black-Scholes option pricing model under the following assumptions: $0.85 stock price, $0.85 exercise price, 5 to 7 years to maturity, 107% to 112% volatility, .96% to 2.26% risk free rate.  As a result of the modification, the Company recognized a loss on equity modification of $156,477.

The warrants were issued in connection with the Preferred Stock Offerings and were valued using the Lattice model. During the period ended June 30, 2014, the Company voided and replaced a holder’s 1,484,851 placement agent warrants with an exercise prices of $0.85 and expire on the fifth anniversary date of the registration statement concerning the underlying common stock. The replacement warrants hold a value equal to the warrants that were voided.

On February 20, 2013 the Company issued 400,000 warrants to its vendor for curcumin. The warrants have an exercise price of $0.85 per share and have a life of five years from the effective date of a registration statement.

During the period ended December 31, 2013, the Company issued 1,087,552 warrants as stock offering costs to the Company’s placement agent. The warrants were not deemed to be derivative instruments because they do not have a reset feature, and therefore no liability was booked related to the warrants.

The Company will issue cash or warrants as stock offering costs.  The Company recognizes the cost upon completion of the share purchase.  Warrants are valued and recorded using the lattice model.  Total stock issuance costs for June 30, 2014 and 2013 were $247,464 and $404,151, respectively.

During the six months ended June 30, 2014, the Company issued 388,800 warrants as stock offering costs to the Company’s placement agent. The warrants were not deemed to be derivative instruments because they do not have a reset feature, and therefore no liability was booked related to the warrants.

The holders of the Series C Preferred Stock are entitled to receive annual cumulative per share dividends of 6.5% and a  liquidation preference , out of funds legally available, prior to any payment of dividends on the Company’s common stock or any other class of stock ranking junior to the Series C Preferred Stock but junior to the Series A Preferred Stock. Such dividends are payable in cash or shares of common stock, at the option of the Company. The holders of the Series C Preferred Stock are entitled to share ratably with the holders of the common stock in any dividend declared on the common stock.

Dividends on the Series C  Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the Dividend Payment Date to which they relate. According to Delaware law, the Company may declare and pay dividends or make other  distributions on its capital stock only out of legally-available funds. In addition, no dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent by virtue of such dividend or distribution. The Company may not (i) pay any dividends in respect of any shares of capital stock ranking junior to the Series C Preferred Stock (including the common stock), other than dividends payable in the form of additional shares of the same junior stock as that on which such dividend is declared, or (ii) redeem any shares of capital stock ranking junior to the Series B Preferred Stock (including the common stock), unless and until all accumulated and unpaid dividends on the Series C Preferred Stock have been, or contemporaneously are, declared and paid in full.

The Company’s balance, for dividends payable, as of June 30, 2014 and December 31, 2013 is, $1,651,157 and $1,353,961, respectively.

NOTE 11 – STOCK OPTIONS

The Company’s 2009 Employee Stock Incentive Plan (the “2009 Plan”) was adapted by the Company’s Board of Directors on February 9, 2009 in order to motivate participants by means of stock options and restricted stock to achieve the Company’s long-term performance goals and enable our employees, officers, directors and consultants to participate in our long term growth and financial success. The 2009 Plan, which is administered by our Board of Directors, currently authorizes the issuance of a maximum of 1,047,000 (as of January 1, 2014) shares of our common stock, which may be authorized and unissued shares or treasury shares. On February 13, 2013, the Board of Directors authorized an amendment to the 2009 Plan to increase the number of authorized options and shares to 1,000,000 plus on a yearly basis by 10% of the amount of shares issued during the prior year.  Employee options shall be deemed Incentive Stock Options (as defined in the 2009 Option Plan) to the maximum extent permitted by Section 422 of the Internal Revenue Code including a five-year limit on exercise for 10% or greater stockholders with any excess grant to the above individuals over the limits set by Section 422 being Non-Qualified Stock Options as defined in the 2009 Option Plan. Both the Incentive Stock Options or any Non-Qualified Stock Options must be granted at an exercise price of not less than the fair market value of shares of common stock at the time the option is granted and Incentive Stock Options granted to 10% or greater stockholders must be granted at an exercise price of not less than 110% of the fair market value of the shares on the date of grant.

If any award under the 2009 Plan terminates, expires unexercised, or is cancelled, the shares of common stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. The 2009 Plan will terminate on February 9, 2019. As of June 30, 2014, an aggregate of 830,000 options had been granted under the plan, as follows:

On July 12, 2010 the Company issued 100,000 options to a member of its board of directors under the 2009 plan. The options have an exercise price of $0.85 per share and have a life of ten years. The options vest as follows: one third on the date of grant, one third on each of the second and third anniversary dates from the date of grant. The Company valued these options using the Black-Scholes option pricing model totaling $84,300 under the following assumptions: $0.85 stock price, $0.85 stock price, 10 years to maturity, 400% volatility, 2.02% risk free rate. As of December 31, 2013, these options were fully vested and expensed.

On February 20, 2013 the Company issued 60,000 options to a member of its board of directors under the 2009 plan. for compensation during 2013. The options have an exercise price of $1.25 per share and have a life of five years. The options vest as follows: one fourth on the date of grant, one fourth on every quarter from grant date. The Company valued these options using the Black-Scholes option pricing model totaling $51,000 under the following assumptions: $0.85 stock price, $1.25 exercise price, 5 years to maturity, 649% volatility, .35% risk free rate. As of December 31, 2013, these options were fully vested and expensed.

On February 20, 2013 the Company issued 60,000 options to a member of its board of directors under the 2009 plan for compensation during 2012.  The options have an exercise price of $0.85 per share and have a life of five years. The options vest as follows: one fourth on the date of grant, one fourth on every quarter from grant date. The Company valued these options using the Black-Scholes option pricing model totaling $51,000 under the following assumptions: $0.85 stock price, $1.25 exercise price, 5 years to maturity, 649% volatility, .35% risk free rate. As of December 31, 2013, these options were fully vested and expensed.

On February 20, 2013 the Company issued 60,000 options to a member of its board of directors under the 2009 plan for compensation during 2013. The options have an exercise price of $1.25 per share and have a life of five years. The options vest as follows: one fourth on the date of grant, one fourth on every quarter from grant date. The Company valued these options using the Black-Scholes option pricing model totaling $51,000 under the following assumptions: $0.85 stock price, $1.25 exercise price, 5 years to maturity, 649% volatility, .35% risk free rate. As of December 31, 2013, these options were fully vested and expensed.

On February 20, 2013 the Company issued 60,000 options to a member of its board of directors under the 2009 plan for compensation during 2012. The options have an exercise price of $0.85 per share and have a life of five years. The options vest as follows: one fourth on the date of grant, one fourth on every quarter from grant date. The Company valued these options using the Black-Scholes option pricing model totaling $51,000 under the following assumptions: $0.85 stock price, $1.25 exercise price, 5 years to maturity, 649% volatility, .35% risk free rate. As of December 31, 2013, these options were fully vested and expensed.

On February 20, 2013 the Company issued 82,400 options to its CEO and a member of its board of directors under the 2009 plan. The options have an exercise price of $0.85 per share and have a life of five years. The options vest as follows: one fourth on the date of grant, one fourth on every quarter from grant date. The Company valued these options using the Black-Scholes option pricing model under the following assumptions: $0.85 stock price, $0.85 exercise price, 5 years to maturity, 626% volatility, .35% risk free rate.

On February 20, 2013 the Company issued 117,600 options to its CEO and a member of its board of directors under the 2009 plan. The options have an exercise price of $0.85 per share and have a life of five years. The options vest as follows: one fourth on the date of grant, one fourth on every quarter from grant date. The Company valued these options using the Black-Scholes option pricing model totaling $70,040 under the following assumptions: $0.85 stock price, $0.85 exercise price, 5 years to maturity, 626% volatility, .35% risk free rate. As of December 31, 2013, these options were fully vested and expensed.

On February 20, 2013 the Company issued 30,000 options to its law firm under the 2009 Plan. The options have an exercise price of $0.85 per share and have a life of five years. The options vest as follows: one fourth on the date of grant, one fourth on every quarter from grant date. The Company valued these options using the Black-Scholes option pricing model totaling $25,500 under the following assumptions: $0.85 stock price, $0.85 exercise price, 5 years to maturity, 885% volatility, .88% risk free rate As of December 31, 2013, these options were fully vested and expensed.

On May 1, 2014, the Company issued 30,000 options to a member of its board of directors under the 2009 plan for compensation during 2014. The options have an exercise price of $1.25 per share and have a life of 2.69 years. The options vest as follows: one fourth on the date of grant, one fourth on every quarter from grant date. The Company valued these options using the Black-Scholes option pricing model totaling $21,613 under the following assumptions: $0.85 stock price, $1.25 exercise price, 5 years to maturity, 305% volatility, .64% risk free rate.  As of June 30, 2014, $5,403 were expensed.

On May 1, 2014, the Company issued 30,000 options to a member of its board of directors under the 2009 plan for compensation during 2014. The options have an exercise price of $1.25 per share and have a life of 2.69 years. The options vest as follows: one fourth on the date of grant, one fourth on every quarter from grant date. The Company valued these options using the Black-Scholes option pricing model totaling $21,613 under the following assumptions: $0.85 stock price, $1.25 exercise price, 5 years to maturity, 305% volatility, .64% risk free rate.  As of June 30, 2014, $5,403 was expensed.

On May 1, 2014, the Company issued 200,000 options to its CEO and a member of its board of directors under the 2009 plan. The options have an exercise price of $0.85 per share and have a life of five years. The options vest immediately on grant date. The Company valued these options using the Black-Scholes option pricing model totaling $162,580 under the following assumptions: $0.85 stock price, $1.25 exercise price, 5 years to maturity, 415.87% volatility, 1.66% risk free rate.  As of June 30, 2014 the option issued were fully expensed.

The Company has recorded amortization expense of $173,386 and $609,855 related to these options for the six months ended June 30, 2014 and 2013.

NOTE 12 – SUBSEQUENT EVENTS

In accordance with ASC 855-10 Company management reviewed all material events through the date of this report and had no material subsequent events.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
SignPath Pharma, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of SignPath Pharma, Inc. (A Development Stage Company) as of December 31, 2013 and 2012, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. The financial statements for the period from inception (May 15, 2006) to December 31, 2007 were audited by other auditors whose report expressed an unqualified opinion on those statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the SignPath Pharma, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has an accumulated deficit of $10,960,243, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas
March 31, 2014

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Balance Sheets

ASSETS	December 31,	December 31,
CURRENT ASSETS	2013	2012

Cash	$1,241,397	$31,922

Total Current Assets	1,241,397	31,922

EQUIPMENT, net	-	144

TOTAL ASSETS	$1,241,397	$32,066

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses	$421,632	$894,475
Derivative liability	-	5,687,262

Total Current Liabilities	421,632	6,581,737

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock; $0.10 par value, 5,000,000 shares authorized 8,532 and 4,286 shares issued andoutstanding, respectively	879	541
Common stock; $0.001 par value, 45,000,000 shares authorized; 12,877,500 and 12,837,500 shares issuedand outstanding, respectively	12,879	12,839
Accrued dividends	1,353,961	861,872
Additional paid-in capital	10,120,454	1,286,613
Deficit accumulated during the development stage	(10,668,408)	(8,711,536)

Total Stockholders' Equity (Deficit)	819,765	(6,549,671)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$1,241,397	$32,066

The accompanying notes are an integral part of these financial statements.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Operations

	For the Years Ended		From Inception on May 15, 2006 Through
	December 31,		December 31,
	2013	2012	2013

REVENUES	$-	$-	$-

OPERATING EXPENSES

General and administrative	53,957	45,596	1,303,596
Professional fees	808,865	121,586	1,784,218
Financing expense	-	-	1,063,401
Research and development	841,502	939,296	4,297,433
Salaries and wages	249,407	205,927	1,249,329

Total Operating Expenses	1,953,731	1,312,405	9,697,977

OPERATING LOSS	(1,953,731)	(1,312,405)	(9,697,977)

OTHER INCOME (EXPENSE)

Gain (loss) on derivative liability	(3,926)	(8,154)	(998,403)
Gain on shares issued for services	-	9,625	9,625
Grant income	-	-	81,556
Interest income	785	-	785
Interest expense	-	-	(63,995)

Total Other Income (Expense)	(3,141)	1,471	(970,432)

NET LOSS BEFORE INCOME TAXES	(1,956,872)	(1,310,934)	(10,668,408)
Provision for income taxes	-	-	-

NET LOSS	$(1,956,872)	$(1,310,934)	$(10,668,408)

DEEMED DIVIDEND ON WARRANTS	(2,445,621)	-	(2,445,621)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(4,402,493)	$(1,310,934)	$(13,114,029)

BASIC AND DILUTED LOSS PER SHARE	$(0.34)	$(0.10)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	12,877,500	12,833,258

The accompanying notes are an integral part of these financial statements.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit)

	Preferred Stock		Common Stock		Accrued	Additional Paid-in	Deficit Accumulated During the Development	Total Stockholders'
	Shares	Amount	Shares	Amount	Dividends	Capital	Stage	Equity (Deficit)

Balance, May 15, 2006	-	$-	-	$-	$-	$-	$-	$-

Common stock issued to founders for cash at $0.001 per share	-	-	10,000,000	10,000	-	-	-	10,000

Net loss for the year ended December 31, 2006	-	-	-	-	-	-	-	-

Balance, December 31, 2006	-	-	10,000,000	10,000	-	-	-	10,000

Common stock issued for bridge debt at $0.85 per share	-	-	257,500	258	-	218,617	-	218,875

Net loss for the year ended December 31, 2007	-	-	-	-	-	-	(526,833)	(526,833)

Balance, December 31, 2007	-	-	10,257,500	10,258	-	218,617	(526,833)	(297,958)

Preferred stock issued for bridge debtat $1,000 per share	890	89	-	-	-	889,786	-	889,875

Preferred stock issued for cash at $1,000 per share	562	56	-	-	-	561,944	-	562,000

Common stock issued for bridge debt at $0.85 per share	-	-	1,082,500	1,083	-	919,043	-	920,126

Stock offering costs	-	-	-	-	-	(270,948)	-	(270,948)

Preferred dividend accrued	-	-	-	-	9,308	(9,308)	-	-

Net loss for the year ended December 31, 2008	-	-	-	-	-	-	(1,695,766)	(1,695,766)

Balance, December 31, 2008 (restated)	1,452	145	11,340,000	11,341	9,308	2,309,134	(2,222,599)	107,329

Cumulative effect of adoption of ASC 815	-	-	-	-	-	(1,632,825)	(43,808)	(1,676,633)

Preferred stock issued for cash at $1,000 per share	810	81	-	-	-	(178,632)	-	(178,551)

Stock offering costs	-	-	-	-	-	(166,154)	-	(166,154)

Preferred dividend accrued	-	-	-	-	124,576	(124,576)	-	-

Net loss for the year ended December 31, 2009	-	-	-	-	-	-	(730,743)	(730,743)

Balance, December 31, 2009 (restated)	2,262	226	11,340,000	11,341	133,884	206,947	(2,997,150)	(2,644,752)

Preferred stock issued for cash at $1,000 per share	575	58	-	-	-	574,942	-	575,000

Stock offering costs	-	-	-	-	-	(121,709)	-	(121,709)

Common stock issued for services	-	-	850,000	850	-	721,650	-	722,500

Amortization of options issued for services	-	-	-	-	-	39,210	-	39,210

Adjustment for derivative liability	-	-	-	-	-	(852,346)	-	(852,346)

Preferred dividend accrued	-	-	-	-	157,609	(157,609)	-	-

Net loss for the year ended December 31, 2010	-	-	-	-	-	-	(2,119,059)	(2,119,059)

Balance, December 31, 2010 (restated)	2,837	284	12,190,000	12,191	291,493	411,085	(5,116,209)	(4,401,156)

Preferred stock issued for cash at $1,000 per share	1,449	145	-	-	-	1,448,355	-	1,448,500

Stock offering costs	-	-	-	-	-	(267,966)	-	(267,966)

Common stock issued for services	-	-	640,000	640	-	543,360	-	544,000

Amortization of options issued for services	-	-	-	-	-	23,368	-	23,368

Adjustment for derivative liability	-	-	-	-	-	(917,263)	-	(917,263)

Preferred dividend accrued	-	-	-	-	219,082	(219,082)	-	-

Net loss for the year ended December 31, 2011	-	-	-	-	-	-	(2,284,393)	(2,284,393)

Balance, December 31, 2011 (restated)	4,286	429	12,830,000	12,831	510,575	1,021,857	(7,400,602)	(5,854,910)

Preferred stock issued for cash	1,116	112	-	-	-	1,115,889	-	1,116,001

Stock offering costs	-	-	-	-	-	(221,175)	-	(221,175)

Common stock issued for services	-	-	7,500	8	-	6,367	-	6,375

Amortization of options issued for services	-	-	-	-	-	16,772	-	16,772

Adjustment for derivative liability	-	-	-	-	-	(301,800)	-	(301,800)

Preferred dividend accrued	-	-	-	-	351,297	(351,297)	-	-

Net loss for the year ended December 31, 2012	-	-	-	-	-	-	(1,310,934)	(1,310,934)

Balance, December 31, 2012	5,402	541	12,837,500	12,839	861,872	1,286,613	(8,711,536)	(6,549,671)

Preferred stock issued for cash	3,380	338	-	-	-	3,379,662	-	3,380,000

Stock offering costs	-	-	-	-	-	(550,326)	-	(550,326)

Common stock issued for services	-	-	40,000	40	-	33,960	-	34,000

Executive forfeited salary	-	-	-	-	-	104,000	-	104,000

Amortization of options issued for services	-	-	-	-	-	667,449	-	667,449

Preferred dividend accrued	-	-	-	-	492,089	(492,089)	-	-

Adjustment for derivative liability	-	-	-	-	-	5,691,185	-	5,691,185

Net loss for the year ended December 31, 2013							(1,956,872)	(1,956,872)

Balance, December 31, 2013	8,782	$879	12,877,500	$12,879	$1,353,961	$10,120,454	$(10,668,408)	$819,765

The accompanying notes are an integral part of these financial statements.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows

			From Inception on May 15, 2006 Through
	December 31,		December 31,
	2013	2012	2013
OPERATING ACTIVITIES

Net loss	$(1,956,872)	$(1,310,934)	$(10,668,408)

Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for services	34,000	6,375	1,306,875
Options issued for services	667,449	16,772	746,799
Common stock issued with bridge financing	-	-	1,139,001
Depreciation expense	144	1,265	5,390
Change in derivative liability, net of bifurcation	3,926	8,154	998,403
Changes in operating assets and liabilities
Accounts payable and accrued expenses	(368,846)	395,040	525,629

Net Cash Used in Operating Activities	(1,620,199)	(883,328)	(5,946,311)

INVESTING ACTIVITIES

Purchase of equipment	-	-	(5,390)

Net Cash Used in Investing Activities	-	-	(5,390)

FINANCING ACTIVITIES

Preferred stock issued for cash	3,380,000	1,116,001	7,891,501
Stock offering costs paid	(550,326)	(221,175)	(1,598,278)
Common stock issued for cash	-	-	10,000
Proceeds from related party notes payable	30,000		30,000
Proceeds from notes payable	-	55,075	944,950
Repayment of related party notes payable	(30,000)	-	(30,000)
Repayment of notes payable	-	(55,075)	(55,075)

Net Cash Provided by Financing Activities	2,829,674	894,826	7,193,098

NET INCREASE IN CASH	1,209,475	11,498	1,241,397
CASH AT BEGINNING OF PERIOD	31,922	20,424	-

CASH AT END OF PERIOD	$1,241,397	$31,922	$1,241,397

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION:

CASH PAID FOR:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

NON CASH FINANCING ACTIVITIES:
Preferred stock issued for bridge financing	$-	$-	$889,875
Derivative liability	$-	$301,800	$4,692,786
Executive forfeited salary	$104,000	$-	$104,000
Settlement of derivative liability	$5,691,185	$-	$5,691,185
Preferred dividend accrual	$492,089	$351,298	$1,353,961

The accompanying notes are an integral part of these financial statements.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2013 and 2012

NOTE 1 – NATURE OF OPERATIONS

SignPath Pharma, Inc., (the “Company”) was incorporated under the laws of the State of Delaware on May 15, 2006. The Company was organized to develop proprietary formulations of curcumin (diferuloylmethane), a naturally occurring compound found in the root of the  Curcuma longa  (turmeric) plant, for applications in malignant diseases. The Company’s product candidates are currently in the pre-clinical testing phase.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. During the year ended December 31, 2013, the Company recognized sales revenue of $-0- and incurred a net loss of $1,956,872. As of December 31, 2013, the Company had an accumulated deficit of $10,668,408. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability to raise equity or debt financing, and the attainment of profitable operations from the Company's planned business. If the Company is unable to obtain adequate capital, it could be forced to cease operations. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Accounting Basis
The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. The Company has elected a December 31 fiscal year end.

Cash and Cash Equivalents
The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. There were no cash equivalents as of December 31, 2013 or 2012.

Concentration of Credit Risk
Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of cash. Our cash balances are maintained in accounts held by major banks and financial institutions located in the United States. The Company occasionally maintains amounts on deposit with a financial institution that are in excess of the federally insured limit of $250,000. The risk is managed by maintaining all deposits in high quality financial institutions. The Company had $991,397 and $0 of cash balances in excess of federally insured limits at December 31, 2013 and 2012, respectively.

Property and Equipment
Property and equipment is recorded at cost less accumulated depreciation. Depreciation and amortization is calculated using the straight-line method over the expected useful life of the asset, after the asset is placed in service. The Company generally uses the following depreciable lives for its major classifications of property and equipment:

Description	Useful Lives

Computers	3 years
Equipment	5 years

Fair Value of Financial Instruments
In accordance with ASC 820, the carrying value of cash and cash equivalents, accounts receivable and accounts payable approximates fair value due to the short-term maturity of these instruments. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts payable and accrued expenses approximate their fair market value based on the short-term maturity of these instruments.   The following table presents assets and liabilities that are measured and recognized at fair value as of December 31, 2013, on a recurring basis:

Description	Level 1	Level 2	Level 3	Total

Derivative Liability	$-	$-	$-	$-
Total	$-	$-	$-	$-

The following table presents assets and liabilities that are measured and recognized at fair value as of December 31, 2012, on a recurring basis:

Description	Level 1	Level 2	Level 3	Total

Derivative Liability	$-	$-	$(5,687,262)	$(5,687,262)
Total	$-	$-	$(5,687,262)	$(5,687,262)

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The following is a description of the valuation methodology used to measure fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Derivative Liability: Market prices are not available for the Company's warrants nor are market prices of similar warrants available. The Company assessed that the fair value of this liability approximates its carrying value since carrying value has been adjusted to fair value.

The method described above may produce a current fair value calculation that may not be indicative of net realizable value or reflective of future fair values. If a readily determined market value became available or if actual performance were to vary appreciably from assumptions used, assumptions may need to be adjusted, which could result in material differences from the recorded carrying amounts. The Company believes its method of determining fair value is appropriate and consistent with other market participants. However, the use of different methodologies or different assumptions to value certain financial instruments could result in a different estimate of fair value.

The following tables present the fair value of financial instruments as of December 31, 2013, by caption on the condensed balance sheet and by ASC 820 valuation hierarchy described above.

Stock Warrant
Level 3 Reconciliation:	Derivative

Level 3 assets and liabilities at December 31, 2012	$(5,687,262)
Purchases, sales, issuances and settlements (net)	5,687,262
Total level 3 assets and liabilities at December 31, 2013	$-

Derivative Financial Instruments
The Company generally does not use derivative financial instruments to hedge exposures to cash-flow risks or market-risks that may affect the fair values of its financial instruments. The Company utilizes various types of financing to fund our business needs, including preferred stock with warrants attached and other instruments not indexed to our stock. The Company is required to record its derivative instruments at their fair value. Changes in the fair value of derivatives are recognized in earnings in accordance with ASC 815.

Research and Development Costs
The Company expenses the costs of the development of its pharmaceutical products during the period incurred. The Company incurred research and development expenses of $841,502 and $939,296 during the years ended December 31, 2013 and 2012, respectively.

Stock-Based Compensation
The Company follows the provisions of ASC 718 which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The Company uses the Black-Scholes pricing model for determining the fair value of stock based compensation.

Equity instruments issued to non-employees for goods or services are accounted for at fair value and are marked to market until service is complete or a performance commitment date is reached, whichever is earlier.

Income Taxes
The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

In July, 2006, the FASB issued ASC 740, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a return. ASC 740 provides guidance on the measurement, recognition, classification and disclosure of tax positions, along with accounting for the related interest and penalties. ASC 740 became effective as of January 1, 2007 and had no impact on the Company’s financial statements.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Basic and Diluted Net income (Loss) per Share
The Company computes net income (loss) per share in accordance with ASC 260 which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

For the years ended December 31, 2013 and 2012, all of the Company’s potentially dilutive securities (warrants, options, and convertible preferred stock) were excluded from the computation of diluted earnings per share as they were anti-dilutive. The total number of potentially dilutive shares that were excluded was 18,162,608 and 12,814,874 at December 31, 2013 and 2012, respectively.

Deemed Dividend on Warrant Amendment
During the year ended December 31, 2013, the Company amended the terms of its Class A, B, C and PAW Warrants with certain investors who held warrants to purchase 11,364,453 shares of our common stock to extend the terms of the Warrants such that none of the Warrants expire before the 5th anniversary of the date on which the Common Stock begins public trading on a national securities exchange. The modification of the expiration date of the warrant resulted in a deemed dividend to warrant holders of approximately, $2,445,621 which was calculated as the difference between fair value of the warrants immediately before and after the modification using the Black-Scholes option pricing model. The deemed dividends have been included in the calculation of the net loss attributable to common stockholders of approximately $4,402,493 or $0.34 per share, the the year ended December 31, 2013. The deemed dividends are exluded form our net loss (from operating activities) of approximately $4,402,493, or $0.34 per share, for the year ended December 31, 2013.

Recent Accounting Pronouncements
In July 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2013-11: Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The new guidance requires that unrecognized tax benefits be presented on a net basis with the deferred tax assets for such carryforwards. This new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2013. We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

In February 2013, FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income , to improve the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in the ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP. The new amendments will require an organization to:

-
Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income - but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period; and

-
Cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). The amendments are effective for reporting periods beginning after December 15, 2012, for public companies. Early adoption is permitted. The adoption of ASU No. 2013-02 is not expected to have a material impact on our financial position or results of operations.

In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities , which clarifies which instruments and transactions are subject to the offsetting disclosure requirements originally established by ASU 2011-11. The new ASU addresses preparer concerns that the scope of the disclosure requirements under ASU 2011-11 was overly broad and imposed unintended costs that were not commensurate with estimated benefits to financial statement users. In choosing to narrow the scope of the offsetting disclosures, the Board determined that it could make them more operable and cost effective for preparers while still giving financial statement users sufficient information to analyze the most significant presentation differences between financial statements prepared in accordance with U.S. GAAP and those prepared under IFRSs. Like ASU 2011-11, the amendments in this update will be effective for fiscal periods beginning on, or after January 1, 2013. The adoption of ASU 2013-01 is not expected to have a material impact on our financial position or results of operations.

In October 2012, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2012-04, "Technical Corrections and Improvements" in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material impact on our financial position or results of operations.

In August 2012, the FASB issued ASU 2012-03, "Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)" in Accounting standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The adoption of ASU 2012-03 is not expected to have a material impact on our financial position or results of operations.

In July 2012, the FASB issued ASU 2012-02, "Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment" in Accounting Standards Update No. 2012-02. This update amends ASU 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment and permits an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles - Goodwill and Other - General Intangibles Other than Goodwill. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. The adoption of ASU 2012-02 is not expected to have a material impact on our financial position or results of operations.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operation.

NOTE 4 – EQUIPMENT

Property and equipment consists of the following as of December 31, 2013 and 2012. Depreciation expense was $144 and $1,265 for the years ended December 31, 2013 and 2012, respectively.

	2013	2012

Computer equipment	$5,390	$5,390
Accumulated Depreciation	(5,390)	(5,246)
Net Book Value	$-	$144

NOTE 5 – ACCRUED LIABILITIES

Pursuant to the applicable Codification literature, the Company has concluded it is probable that it will pay $85,738 in liquidated damages pursuant to the registration rights clause in certain of the securities sold in fiscal years 2008 and 2009, the Company was required to file a registration statement by January 27, 2009. The Company failed to do so until April 7, 2009, resulting in liquidated damages of 2% per month of the gross proceeds, which approximated $1.8 million as of that date. During the year ended December 31, 2009, the Company’s registration statement covering the securities was declared effective by the SEC. Each holder is entitled to $47.32 per share owned. The Company has resolved to pay the liquidated damages in shares of Common Stock valued at $1.00 per share, pursuant to the terms and provisions of the Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock.

NOTE 6 – NOTE PAYABLE

In January 2012, the Company received cash pursuant to a short-term promissory note with a related party. The note was repaid in full in February 2012. The note did not bear interest.

On September 27, 2012, the Company received $55,075 in cash pursuant to a short-term promissory note with a related party. The note did not bear interest and was due on demand. In December 2012, the balance on the note was repaid in full.

In January 2013, the Company received $25,000 in cash pursuant to a short-term promissory note with a related party. In March 2013 the Company received $5,000 in cash pursuant to a short-term promissory note with the same related party. The note did not bear interest. The Company assessed the imputed interest and found the balance to be immaterial. In April 2013, the balance on the note was repaid in full.

NOTE 7 – DERIVATIVE LIABILITY AND FAIR VALUE MEASUREMENTS

The Company’s only asset or liability measured at fair value on a recurring basis is its derivative liability associated with its Series A Preferred Stock and associated warrants to purchase common stock. On May 7, 2013, the Company amended its Certificate of Incorporation to eliminate anti-dilution price protection from its Series A Preferred Stock and associated derivative liability. On January 1, 2009, the Company adopted ASC Topic No. 815-40 which defines determining whether an instrument (or embedded feature) is solely indexed to an entity’s own stock. As of January 1, 2009, the Company had issued 3,572,714 warrants which have exercise prices that are subject to “reset” provisions in the event the Company subsequently issues common stock, stock warrants, stock options or convertible debt with a stock price, exercise price or conversion price lower than $0.85 and $1.27, respectively. If these provisions are triggered, the exercise price of all of those warrants will be reduced. As a result, the warrants are not considered to be solely indexed to the Company’s own stock and are not afforded equity treatment.

As a result, on January 1, 2009, 3,572,714 of the Company’s outstanding warrants containing exercise price reset provisions, originally classified as permanent equity, were reclassified to derivative liability. These warrants had exercise prices ranging from $0.85 - $1.27 and expire starting in December 2013. As of January 1, 2009, the fair value of these warrants of $1,676,633 was recognized and resulted in a cumulative effect adjustment to retained earnings of $43,808. On May 7, 2013, the Company effectively removed the derivative provision from the warrants and convertible debt and valued the derivatives market to market as of that date. The derivative liability was then converted to additional paid-in-capital. The change in fair value during years ended December 31, 2013 and 2012 of ($3,926) and ($8,154), respectively, is recorded as a derivative loss in the accompanying Statements of Operations.

During the year ended December 31, 2012, the Company issued 1,313,533 warrants which were attached to 1,116 shares of convertible preferred stock. The Company issued an additional 757,223 warrants as stock offering costs to the Company’s placement agent. The combined fair market value of the derivative liability associated with these issuances at the date of issuance was $301,800.

During the year ended December 31, 2011, the Company issued 1,704,884 warrants which were attached to 1,449 shares of convertible preferred stock. The Company issued an additional 1,022,931 warrants as stock offering costs to the Company’s placement agent. The combined fair market value of the derivative liability associated with these issuances at the date of issuance was $2,184,753.

During the year ended December 31, 2010, the Company issued 676,775 warrants which were attached to 575 shares of convertible preferred stock. The Company issued an additional 391,353 warrants as stock offering costs to the Company’s placement agent. The Combined fair market value of the derivative liability associated with these issuances for the year ended December 31, 2010 was $852,346.

During the year ended December 31, 2009, the Company issued 953,370 warrants which were attached to 810 shares of convertible preferred stock. The Company issued an additional 286,011 warrants as stock offering costs to the Company’s placement agent. The Combined fair market value of the derivative liability associated with these issuances for the year ended December 31, 2009 was $988,552.

The Company classifies the fair value of these warrants under level three of the fair value hierarchy of financial instruments. The fair value of the derivative liability was calculated using a lattice model that values the compound embedded derivatives based on a probability weighted discounted cash flow model. This model is based on future projections of the various potential outcomes. The embedded derivatives that were analyzed and incorporated into the model included the conversion feature with the full ratchet reset, and the redemption options.

The Series A Preferred Derivatives were valued using the following assumptions:

•	The Company was 3 months from being publicly traded and the Company/Holder would convert the Preferred Stock based on 200% of the adjusted conversion price;

•	The Preferred maturity date used was 7 years following the Company being publicly traded (rolling 6 years from the Valuation Date);

•	The stock price of $0.85 was used as the fair value of the common stock based on the previous common stock transaction;

•	The projected volatility curve was based on the average of 15 comparable biotech companies historical volatility:

•	The Holder would automatically convert at a stock price of $1.70 if the Company was not in default;

•	The Holder would convert on a quarterly basis in equal amounts to maturity if in the money; and

•	Capital raising events would occur annually, generating reset events based on pricing not greater than 100% of market.

The warrants were valued at issuance and marked to market quarterly for the period 2009 through December 2011. The five-year warrants are options to purchase shares of common stock at an exercise price of $0.85 per share and $1.27, subject to adjustments. The following assumptions were used for the valuation of the derivative:

•	The stock price of $0.85 was used as the fair value of the common stock based on the previous common stock transaction;

•	The projected volatility curve was based on the average of comparable companies as provided in the Preferred assumptions above;

•	The Holder would exercise the warrant at maturity if the stock price was above the exercise price;

•
The Holder would exercise the warrant at target prices starting at $1.58 for the Investor Warrants and $1.40 for the Placement Agent Warrants, and lowering such target as the warrants approached maturity.

•	The Holder would automatically convert all of the shares at a stock price of $1.58 for the Investor Warrants and $1.40 for the Placement Agent Warrants;

•	The Holder would convert on a quarterly basis in amounts not to exceed the average quarters trading volume based on historical performance, assuming the volume would increase by 5% each quarter; and

•
Capital raising events would occur annually, generating reset events based on pricing not greater than 100% of market for the Placement Agent Warrants and for the Investor Warrants the reset would be 150% of the Preferred.

The Company determined the fair value of the preferred stock to be $0 and $3,182,380 and the fair value of the warrants to be $0 and $2,504,879 at December, 2013 and December 31, 2012, respectively.

The following shows the changes in the level three liability measured on a recurring basis from December 31, 2012 through December 31, 2013:

	2013	2012

Computer equipment	$5,390	$5,390
Accumulated Depreciation	(5,390)	(5,246)
Net Book Value	$-	$144

NOTE 8 – CAPITAL STOCK

The Series A Convertible Preferred Stock (“Preferred Stock”) has been authorized by resolutions adopted by the Company’s Board of Directors and set forth in a Certificate of Designation, Preferences and Rights (“Certificate of Designation”), filed with the Secretary of State of Delaware on November 26, 2008, and as last amended on July 17, 2013, which contains the designations, rights, powers, preferences, qualifications and limitations of the Series A Preferred Stock. The shares of Preferred Stock are fully paid and non-assessable. As of December 31, 2013, the Company has issued 3,255 shares of Series A Preferred Stock.

Rank

The Preferred Stock ranks(i) senior to the common stock and any other class or series of the Company’s capital stock either specifically ranking by its terms junior to the Preferred Stock or not specifically ranking by its terms senior to or on parity with the Preferred Stock, (ii) on parity with any class or series of the Company’s capital stock specifically ranking by its terms on parity with the Preferred Stock, and (iii) junior to any class or series of capital stock specifically ranking by its terms senior to the Preferred Stock, in each case, as to payment of dividends or as to distributions of assets upon liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary. The approval of the holders of a majority of the Preferred Stock is required in order for the Company to issue any capital stock with rights on parity with or senior to the Preferred Stock.

Dividends

The holders of the Preferred Stock are entitled to receive annual cumulative per share dividends of 6.5% of the liquidation preference of the Preferred Stock, out of funds legally available, prior to any payment of dividends on the Company’s common stock or any other class of stock ranking junior to the Preferred Stock. Such dividends are payable in shares of common stock, semiannually on the last business day of February and August of each year (each a “Dividend Payment Date”), commencing in February 2009 with respect to the period from issuance through such date. The holders of the Preferred Stock are entitled to share ratably with the holders of the common stock in any dividend declared on the common stock.

Dividends on the Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the Dividend Payment Date to which they relate. The Company may not (i) pay any dividends in respect of any shares of capital stock ranking junior to the Preferred Stock (including the common stock), other than dividends payable in the form of additional shares of the same junior stock as that on which such dividend is declared, or (ii) redeem any shares of capital stock ranking junior to the Preferred Stock (including the common stock), unless and until all accumulated and unpaid dividends on the Preferred Stock have been, or contemporaneously are, declared and paid in full.

Conversion

At the election of the holder thereof, each share of Preferred Stock will be convertible into common stock, at any time after issuance, at the Conversion Rate, as it may be adjusted from time to time in accordance with the Certificate of Designation. The Conversion Rate initially will be 1,177 shares of common stock ($.85 per share) for each share of Preferred Stock.

The Conversion Price is subject to adjustment from time to time in the event of (i) the issuance of common stock as a dividend or distribution on any class of the Company’s capital stock; or (ii) the combination, subdivision or reclassification of the common stock. No fractional shares will be issued upon conversion. Payment of accumulated and unpaid dividends will be made upon conversion to the extent of legally-available funds. The shares of Preferred Stock may also be converted into common stock at the Conversion Rate at the Company’s option following the effectiveness of a Registration Statement, if the Company’s common stock trades above 300% of the Conversion Rate per share for a period of 20 consecutive trading days.

Voting Rights

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Stock, voting as a class, shall be required to authorize, effect or validate (i) any change in the rights, privileges or preferences of the Preferred Stock that would adversely affect the Preferred Stock, or (ii) the authorization, creation, issuance or increase in the authorized or issued amount of any class or series of stock ranking on parity with or superior to the Preferred Stock with respect to the declaration and payment of dividends or distribution of assets upon liquidation, dissolution or winding-up of our Company. In addition, the holders of Preferred Stock shall have the right to vote, together with holders of common stock as single class, on all matters upon which the holders of common stock are entitled to vote pursuant to applicable Delaware law or the Company’s Certificate of Incorporation. The Preferred Stock shall vote on an “as converted basis” with each holder of Preferred Stock having one vote for each Conversion Share underlying such holder’s shares of Preferred Stock.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus), or the proceeds thereof, may be made or set apart for the holders common stock or any stock ranking junior to Preferred Stock, the holders of Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, a liquidating distribution of $1,000 per share, plus any accrued and unpaid dividends, subject to adjustment upon the occurrence of certain events. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make the full payment of $1,000 per share, plus all accrued and unpaid dividends on the Preferred Stock and similar payments on any other class of stock ranking on a parity with the Preferred Stock upon liquidation, then the holders of Preferred Stock and such other shares will share ratably in any such distribution of the Company’s assets in proportion to the full respective distributable amounts to which they are entitled. Certain events, including a consolidation or merger of the Company with or into another corporation or sale or conveyance of all or substantially all the property and assets of the Company will be deemed to be a liquidation, dissolution or winding-up of the Company for purposes of the foregoing.

Series B Convertible Preferred Stock

The Series B Convertible Preferred Stock (“Series B Preferred Stock”) has been authorized by resolutions adopted by the Company’s Board of Directors and set forth in a Certificate of Designation, Preferences and Rights (“Certificate of Designation”), filed with the Secretary of State of Delaware on September 2, 2011, which contains the designations, rights, powers, preferences, qualifications and limitations of the Series B Preferred Stock. The shares of Series B Preferred Stock are fully paid and non-assessable. As of December 31, 2013, the Company had issued 2,146 shares of Series B Preferred Stock.

Rank

The Series B Preferred Stock ranks(i) senior to the common stock and any other class or series of the Company’s capital stock either specifically ranking by its terms junior to the Series B Preferred Stock or not specifically ranking by its terms senior to or on parity with the Series B Preferred Stock, (ii) on parity with any class or series of the Company’s capital stock specifically ranking by its terms on parity with the Series B Preferred Stock, and (iii) junior to Series A Preferred Stock, in each case, as to distributions of assets upon liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.

Dividends

The holders of the Series B Preferred Stock are entitled to receive annual cumulative per share dividends of 6.5% of the liquidation preference of the Series B Preferred Stock, out of funds legally available, prior to any payment of dividends on the Company’s common stock or any other class of stock ranking junior to the Series B Preferred Stock. Such dividends are payable in cash or shares of common stock, at the option of the Company. The holders of the Series B Preferred Stock are entitled to share ratably with the holders of the common stock in any dividend declared on the common stock.

Dividends on the Series B Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the Dividend Payment Date to which they relate. According to Delaware law, the Company may declare and pay dividends or make other distributions on its capital stock only out of legally-available funds. In addition, no dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent by virtue of such dividend or distribution. The Company may not (i) pay any dividends in respect of any shares of capital stock ranking junior to the Series B Preferred Stock (including the common stock), other than dividends payable in the form of additional shares of the same junior stock as that on which such dividend is declared, or (ii) redeem any shares of capital stock ranking junior to the Series B Preferred Stock (including the common stock), unless and until all accumulated and unpaid dividends on the Series B Preferred Stock have been, or contemporaneously are, declared and paid in full.

Conversion

At the election of the holder thereof, each share of Series B Preferred Stock will be convertible into common stock, at any time after issuance, at the Conversion Rate, as it may be adjusted from time to time in accordance with the Certificate of Designation. The Conversion Rate initially will be 1,177 shares of common stock ($.85 per share) for each Share of Series B Preferred Stock.

The Conversion Price is subject to adjustment from time to time in the event of (i) the issuance of common stock as a dividend or distribution on any class of the Company’s capital stock; or (ii) the combination, subdivision or reclassification of the common stock but does not contain the same price protection ratchets as the Series A Preferred Stock. No fractional shares will be issued upon conversion. Payment of accumulated and unpaid dividends will be made upon conversion to the extent of legally-available funds. The shares of Preferred Stock may also be converted into common stock at the Conversion Rate at the Company’s option following the effectiveness of a Registration Statement, if the Company’s common stock trades above 200% of the Conversion Rate per share for a period of 20 consecutive trading days.

Voting Rights

The affirmative vote of the holders of at least a majority of the outstanding shares of Preferred Stock, voting as a class, shall be required to authorize, effect or validate (i) any change in the rights, privileges or preferences of the Series B Preferred Stock that would adversely affect the Series B Preferred Stock, or (ii) the authorization, creation, issuance or increase in the authorized or issued amount of any class or series of stock ranking on parity with or superior to the Series B Preferred Stock with respect to the declaration and payment of dividends or distribution of assets upon liquidation, dissolution or winding-up of our Company. In addition, the holders of Preferred Stock shall have the right to vote, together with holders of common stock as single class, on all matters upon which the holders of common stock are entitled to vote pursuant to applicable Delaware law or the Company’s Certificate of Incorporation. The Series B Preferred Stock shall vote on an “as converted basis” with each holder of Preferred Stock having one vote for each Conversion Share underlying such holder’s shares of Preferred Stock.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus), or the proceeds thereof, may be made or set apart for the holders common stock or any stock ranking junior to Preferred Stock, after payment to the holders of Series A Preferred Stock the holders of Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, a liquidating distribution of $1,000 per share, plus any accrued and unpaid dividends, subject to adjustment upon the occurrence of certain events. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make the full payment of $1,000 per share, plus all accrued and unpaid dividends on the Preferred Stock and similar payments on any other class of stock ranking on a parity with the Preferred Stock upon liquidation, then the holders of Preferred Stock and such other shares will share ratably in any such distribution of the Company’s assets in proportion to the full respective distributable amounts to which they are entitled. Certain events, including a consolidation or merger of the Company with or into another corporation or sale or conveyance of all or substantially all the property and assets of the Company will be deemed to be a liquidation, dissolution or winding-up of the Company for purposes of the foregoing.

Series C Convertible Preferred Stock

The Series C Convertible Preferred Stock (“Series C Preferred Stock”) has been authorized by resolutions adopted by the Company’s Board of Directors and set forth in a Certificate of Designation, Preferences and Rights (“Certificate of Designation”), filed with the Secretary of State of Delaware on March 12, 2013, which contains the designations, rights, powers, preferences, qualifications and limitations of the Series C Preferred Stock. The shares of Series C Preferred Stock are fully paid and non-assessable. As of December 31, 2013, the Company had issued 3,380 shares of Series C Preferred Stock.

Rank

The Series C Preferred Stock ranks(i) senior to the common stock and any other class or series of the Company’s capital stock either specifically ranking by its terms junior to the Series C Preferred Stock or not specifically ranking by its terms senior to or on parity with the Series C Preferred Stock, (ii) on parity with the Series B Preferred Stock and any class or series of the Company’s capital stock specifically ranking by its terms on parity with the Series C Preferred Stock, and (iii) junior to Series A Preferred Stock, in each case, as to distributions of assets upon liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.

Dividends

The holders of the Series C Preferred Stock are entitled to receive annual cumulative per share dividends of 6.5% of the liquidation preference of the Series C Preferred Stock, out of funds legally available, prior to any payment of dividends on the Company’s common stock or any other class of stock ranking junior to the Series C Preferred Stock. Such dividends are payable in cash or shares of common stock, at the option of the Company. The holders of the Series C Preferred Stock are entitled to share ratably with the holders of the common stock in any dividend declared on the common stock.

Dividends on the Series C Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the Dividend Payment Date to which they relate. According to Delaware law, the Company may declare and pay dividends or make other distributions on its capital stock only out of legally-available funds. In addition, no dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent by virtue of such dividend or distribution. The Company may not (i) pay any dividends in respect of any shares of capital stock ranking junior to the Series C Preferred Stock (including the common stock), other than dividends payable in the form of additional shares of the same junior stock as that on which such dividend is declared, or (ii) redeem any shares of capital stock ranking junior to the Series C Preferred Stock (including the common stock), unless and until all accumulated and unpaid dividends on the Series C Preferred Stock have been, or contemporaneously are, declared and paid in full.

Conversion

At the election of the holder thereof, each share of Series C Preferred Stock will be convertible into common stock, at any time after issuance, at the Conversion Rate, as it may be adjusted from time to time in accordance with the Certificate of Designation. The Conversion Rate initially will be 800 shares of common stock ($1.25 per share) for each Share of Series C Preferred Stock.

The Conversion Price is subject to adjustment from time to time in the event of (i) the issuance of common stock as a dividend or distribution on any class of the Company’s capital stock; or (ii) the combination, subdivision or reclassification of the common stock. No fractional shares will be issued upon conversion. Payment of accumulated and unpaid dividends will be made upon conversion to the extent of legally-available funds. The shares of Preferred Stock may also be converted into common stock at the Conversion Rate at the Company’s option following the effectiveness of a Registration Statement, if the Company’s common stock trades above 300% of the Conversion Rate per share for a period of 20 consecutive trading days.

Voting Rights

The affirmative vote of the holders of at least a majority of the outstanding shares of Preferred Stock, voting as a class, shall be required to authorize, effect or validate (i) any change in the rights, privileges or preferences of the Series C Preferred Stock that would adversely affect the Series C Preferred Stock, or (ii) the authorization, creation, issuance or increase in the authorized or issued amount of any class or series of stock ranking on parity with or superior to the Series C Preferred Stock with respect to the declaration and payment of dividends or distribution of assets upon liquidation, dissolution or winding-up of our Company. In addition, the holders of Preferred Stock shall have the right to vote, together with holders of common stock as single class, on all matters upon which the holders of common stock are entitled to vote pursuant to applicable Delaware law or the Company’s Certificate of Incorporation. The Series C Preferred Stock shall vote on an “as converted basis” with each holder of Preferred Stock having one vote for each Conversion Share underlying such holder’s shares of Preferred Stock.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus), or the proceeds thereof, may be made or set apart for the holders common stock or any stock ranking junior to Preferred Stock, after payment to the holders of Series A Preferred Stock the holders of Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, a liquidating distribution of $1,000 per share, plus any accrued and unpaid dividends, subject to adjustment upon the occurrence of certain events. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make the full payment of $1,000 per share, plus all accrued and unpaid dividends on the Preferred Stock and similar payments on any other class of stock ranking on a parity with the Preferred Stock upon liquidation, then the holders of Preferred Stock and such other shares will share ratably in any such distribution of the Company’s assets in proportion to the full respective distributable amounts to which they are entitled. Certain events, including a consolidation or merger of the Company with or into another corporation or sale or conveyance of all or substantially all the property and assets of the Company will be deemed to be a liquidation, dissolution or winding-up of the Company for purposes of the foregoing.

During the year ended December, 2013, the Company issued 3,380 shares of its par value $0.10 Series C Convertible Preferred Stock for cash at $1,000 per share.

During the year ended December 31, 2012, the Company issued 1,116 shares of its par value $0.10 convertible Series B preferred stock for cash at $1,000 per share.

During the year ended December 31, 2011, the Company issued 419 shares of its par value $0.10 Series A Convertible Preferred Stock and 1,030 shares of its par value $0.10 Series B Convertible Preferred Stock, for a total of 1,449 shares of Preferred Stock, for cash at $1,000 per share.

During the year ended December 31, 2010, the Company issued 575 shares of its par value $0.10 Series A Convertible Preferred Stock for cash at $1,000 per share.

During the year ended December 31, 2009, the Company issued 810 shares of its par value $0.10 Series A Convertible Preferred Stock at $1,000 per share.

On November 25, 2008, the Company issued 562 shares of its par value $0.10 Series A Convertible Preferred Stock for cash at $1,000 per share.

On November 25, 2008, the Company issued 890 shares of its par value $0.10 Series A Convertible Preferred Stock to extinguish bridge debt financing totaling $889,875.

Between January 24 and April 15, 2008, the Company issued 1,082,500 common shares of the Company at $0.85 per common share in accordance with the Bridge Note agreements.

As of December 31, 2013 and 2012, the Company has accrued $1,353,961 and $861,872 and has not paid any dividends, respectively.

Common Stock
During year ended December 31, 2013, the Company issued 40,000 shares of common stock, for services performed at $0.85 per share. The Chairman of the Audit Committee also received 30,000, 40,000 and 40,000 restricted shares of Common Stock on December 28, 2010, December 22, 2011 and February 20, 2013, in consideration of consulting and accounting services as chairman of the Company’s Audit Committee. The 40,000 issued in the quarter ended March 31, 2013 were not issued until the current quarter and were booked initially as a stock payable in the amount of $34,000 valued at the stock price on February 20, 2013 of $0.85. As of December 31, 2013, stock payable was $-0-. He will be reimbursed for reasonable expenses incurred, however will not receive any other cash compensation.

During the year ended December 31, 2012, the Company issued 7,500 shares of common stock to a consultant of the Company in exchange for services valuing $16,000. The shares were valued based on the last sale price of $0.85 per share. The difference of $9,625 was recognized as a gain.

During the year ended December 31, 2011, the Company issued 640,000 shares of common stock to officers and consultants in exchange for services provided. The shares were valued based on the price of $0.85 per share and the Company recognized $151,000 in salaries and wages, $289,000 in consulting expense, and extinguished $104,000 in accrued officer salary.

On September 16, 2010 the Company issued 400,000 shares of common stock to officers and consultants of the Company in exchange for services provided. The shares were valued based on the price of $0.85 per share and the Company recognized $340,000 in consulting expense.

On December 28, 2010 the Company issued 450,000 shares of common stock to officers and consultants of the Company in exchange for services provided. The shares were valued based on the price of $0.85 per share and the Company recognized $382,500 in consulting expense.

NOTE 9 – WARRANTS

A summary of the status of the Company's warrants as of December 31, 2013 and changes from inception through December 31, 2012 are presented below:

Date of	Warrant	Exercise	Value if
Issuance	Shares	Price	Exercised

07/23/09	58,850	1.27	74,740
07/23/09	35,310	0.85	30,014
08/20/09	58,850	1.27	74,740
09/09/09	235,400	1.27	298,958
09/09/09	70,620	0.85	60,027
Outstanding at 12/31/2009	3,478,554	1.17	4,074,909
02/11/10	29,425	1.27	37,370
02/11/10	17,655	0.85	15,007
05/21/10	29,425	1.27	37,370
05/21/10	17,655	0.85	15,007
08/10/10	88,275	1.27	112,109
08/10/10	52,965	0.85	45,020
09/15/10	264,825	1.27	336,328
09/15/10	52,965	0.85	45,020
09/24/10	105,930	0.85	90,041
10/27/10	147,125	1.27	186,849
10/27/10	73,563	0.85	62,529
11/19/10	117,700	1.27	149,479
11/24/10	70,620	0.85	60,027
Outstanding at 12/31/2010	4,546,682	1.16	5,267,063
01/26/11	117,700	1.27	149,479
01/26/11	60,027	1.27	76,234
01/26/11	106,636	0.85	90,641
03/15/11	58,850	1.27	74,740
03/15/11	35,310	0.85	30,014
04/06/11	70,620	0.85	60,027
04/06/11	117,700	1.27	149,479
06/08/11	51,200	0.85	43,520
06/08/11	85,333	1.27	108,373
06/20/11	17,655	0.85	15,007
06/20/11	29,425	1.27	37,370
07/26/11	23,540	1.27	29,896
07/26/11	14,124	0.85	12,005
08/22/11	29,424	1.27	37,368
08/22/11	17,655	0.85	15,007
08/30/11	105,930	0.85	90,041
09/02/11	176,550	1.27	224,219
09/09/11	58,850	1.27	74,740
09/09/11	35,310	0.85	30,014
09/22/11	441,375	1.27	560,546
09/22/11	264,825	0.85	225,101
11/02/11	141,240	0.85	120,054
11/02/11	235,400	1.27	298,958
11/23/11	35,310	0.85	30,014
11/23/11	58,850	1.27	74,740
12/27/11	127,116	0.85	108,049
12/27/11	211,860	1.27	269,062
Outstanding at 12/31/11	7,274,497	1.14	8,301,757
01/31/12	117,700	1.27	149,479
01/31/12	70,620	0.85	60,027
02/02/12	76,505	1.27	97,161
02/02/12	45,903	0.85	39,018

02/10/12	58,850	1.27	74,740
02/10/12	35,310	0.85	30,014
04/10/12	41,666	0.85	35,416
04/10/12	69,443	1.27	88,193
05/11/12	35,310	0.85	30,014
05/11/12	58,850	1.27	74,740
06/04/12	35,310	0.85	30,014
06/04/12	58,850	1.27	74,740
06/19/12	35,310	0.85	30,014
06/19/12	58,850	1.27	74,740
07/24/12	44,138	1.27	56,055
07/24/12	58,850	1.27	74,740
07/24/12	30,896	0.85	26,262
07/30/12	235,400	1.27	298,958
07/30/12	141,240	0.85	120,054
08/28/12	258,352	1.27	328,107
08/28/12	155,011	0.85	131,759
10/18/12	158,895	1.27	201,797
10/18/12	95,337	0.85	81,036
11/26/12	58,850	1.27	74,740
11/27/12	35,310	0.85	30,014
Outstanding at 12/31/12	9,345,253	1.14	10,613,584
02/28/13	400,000	0.85	340,000
03/01/13	(1,625,192)	0.85	(1,381,413)
03/01/13	1,625,192	0.85	1,381,413

03/13/13	800,000	1.88	1,500,000
03/13/13	480,000	0.85	408,000
06/19/13	127,200	0.85	108,120
06/19/13	212,000	1.88	397,500
07/24/13	60,000	1.88	112,500
07/24/13	100,000	1.88	187,500
07/24/13	96,000	1.25	120,000
08/29/13	80,000	1.88	150,000
08/29/13	48,000	1.25	60,000
08/29/13	(48,000)	1.25	(60,000)
10/24/13	61,764	0.85	52,499
10/24/13	10,588	0.85	9,000
10/24/13	1,552,840	0.85	1,319,914
10/24/13	(1,552,840)	0.85	(1,319,914)
10/24/13	10,000	1.25	12,500
10/24/13	38,000	1.25	47,500
11/08/13	100,000	1.88	187,500
11/08/13	60,000	1.25	75,000
12/18/13	78,000	1.25	97,500
12/18/13	78,000	1.25	97,500
12/18/13	15,000	0.85	12,750
12/18/13	1,537,840	0.85	1,307,164
Outstanding at 12/31/2013	13,689,648	1.13	15,849,164

The warrants were issued in connection with the Preferred Stock Offering and were valued using the Lattice model and accounted for as described in Note 7.

As of December 1, 2013, the Company’s Board of Directors extended the terms of all outstanding warrants, some of which were set to expire in 2014 or 2015, such that none of the warrants expire before the fifth anniversary of the date on which the Company’s common stock begins trading on a national securities exchange, the OTC Bulletin Board or OTC Pink. The Company valued these warrants using the Black-Scholes option pricing model under the following assumptions: $0.85 and $1.27stock price, $0.85 and $$1.27 exercise price, the Warrants expire before the 5th anniversary of the date on which the Common Stock begins public trading on a national securities exchange, 107.73% volatility, .10% to 1.43% risk free rate.

During the period ended December 31, 2013, the Company extended the exercise period of 3,226,032 Class A warrants with an exercise prices of $0.85 to expire on the fifth anniversary of the next registration statement to be filed. The Company valued these warrants using the Black-Scholes option pricing model under the following assumptions: $0.85 stock price, $0.85 exercise price, 5 to 7 years to maturity, 107% to 112% volatility, .96% to 2.26%risk free rate. As a result of the modification the Company recognized a loss on equity modification of $156,477.

On February 20, 2013, the Company issued 400,000 warrants to its vendor for curcumin. The warrants have an exercise price of $0.85 per share and have a life of five years from the effective date of a registration statement. The Company valued these warrants using the Black-Scholes option pricing model under the following assumptions: $0.85 stock price, $0.85 exercise price, 5 years to maturity, 885% volatility, .85% risk free rate. The Company recorded expense of $339,997 related to these warrants for the year ended December 31, 2013.

During the period ended December 31, 2013, the Company issued 1,087,552 warrants as stock offering costs to the Company’s placement agent. The warrants were not deemed to be derivative instruments because they do not have a reset feature, and therefore no liability was booked related to the warrants.
The Company will issue cash or warrants as stock offering costs. The Company recognizes the cost upon completion of the share purchase. Warrants are valued and recorded using the lattice model. Total stock issuance costs for December 31, 2013 and 2012 were $550,326 and $221,175, respectively.

The holders of the Series C Preferred Stock are entitled to receive annual cumulative per share dividends of 6.5% and a liquidation preference , out of funds legally available, prior to any payment of dividends on the Company’s common stock or any other class of stock ranking junior to the Series C Preferred Stock but junior to the Series A Preferred Stock. Such dividends are payable in cash or shares of common stock, at the option of the Company. The holders of the Series C Preferred Stock are entitled to share ratably with the holders of the common stock in any dividend declared on the common stock.

Dividends on the Series C Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the Dividend Payment Date to which they relate. According to Delaware law, the Company may declare and pay dividends or make other distributions on its capital stock only out of legally-available funds. In addition, no dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent by virtue of such dividend or distribution. The Company may not (i) pay any dividends in respect of any shares of capital stock ranking junior to the Series C Preferred Stock (including the common stock), other than dividends payable in the form of additional shares of the same junior stock as that on which such dividend is declared, or (ii) redeem any shares of capital stock ranking junior to the Series B Preferred Stock (including the common stock), unless and until all accumulated and unpaid dividends on the Series C Preferred Stock have been, or contemporaneously are, declared and paid in full.

The Company’s balance, for dividends payable, as of December 31, 2013 and 2012 is, $1,353,960 and $861,872, respectively.

NOTE 10 – STOCK OPTIONS

The Company’s 2009 Employee Stock Incentive Plan (the “2009 Plan”) was adapted by the Company’s Board of Directors on February 9, 2009 in order to motivate participants by means of stock options and restricted stock to achieve the Company’s long-term performance goals and enable our employees, officers, directors and consultants to participate in our long term growth and financial success. The 2009 Plan, as amended on February 13, 2013, which is administered by our Board of Directors, authorizes the issuance of a maximum of 1,000,000 shares of our common stock, plus on a yearly basis an additional amount equal to 10% of the amount of shares issued during the prior year. Thus, as of January 1, 2014, a maximum of 1,047,000 shares were authorized for issuance under the 2009 Plan. Employee options shall be deemed Incentive Stock Options (as defined in the 2009 Option Plan) to the maximum extent permitted by Section 422 of the Internal Revenue Code including a five-year limit on exercise for 10% or greater stockholders with any excess grant to the above individuals over the limits set by Section 422 being Non-Qualified Stock Options as defined in the 2009 Option Plan. Both the Incentive Stock Options or any Non-Qualified Stock Options must be granted at an exercise price of not less than the fair market value of shares of common stock at the time the option is granted and Incentive Stock Options granted to 10% or greater stockholders must be granted at an exercise price of not less than 110% of the fair market value of the shares on the date of grant.

If any award under the 2009 Plan terminates, expires unexercised, or is cancelled, the shares of common stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. The 2009 Plan will terminate on February 9, 2019. As of December 31, 2013, the following options had been granted under the plan:

On July 12, 2010 the Company issued 100,000 options to a member of its board of directors under the 2009 plan. The options have an exercise price of $0.85 per share and have a life of ten years. The options vest as follows: one third on the date of grant, one third on each of the second and third anniversary dates from the date of grant. The Company valued these options using the Black-Scholes option pricing model totaling $84,300 under the following assumptions: $0.85 stock price, $0.85 stock price, 10 years to maturity, 400% volatility, 2.02% risk free rate. The Company recorded amortization expense of $4,952 and 16,772 related to these options for the years ended December 31, 2013 and 2011.

On February 20, 2013 the Company issued 60,000 options to a member of its board of directors under the 2009 plan for services to be rendered during 2013. The options have an exercise price of $1.25 per share and have a life of five years. The options vest as follows: one fourth on the date of grant, one fourth on every quarter from grant date. The Company valued these options using the Black-Scholes option pricing model totaling $51,000 under the following assumptions: $0.85 stock price, $1.25 exercise price, 5 years to maturity, 649% volatility, .35% risk free rate. The Company recorded amortization expense of $50,928 related to these options for the year ended December 31, 2013.

On February 20, 2013 the Company issued 60,000 options to a member of its board of directors under the 2009 plan for services rendered during 2012. The options have an exercise price of $0.85 per share and have a life of five years. The options vest as follows: one fourth on the date of grant, one fourth on every quarter from grant date. The Company valued these options using the Black-Scholes option pricing model totaling $51,000 under the following assumptions: $0.85 stock price, $0.85 exercise price, 5 years to maturity, 649% volatility, .35% risk free rate. The Company recorded amortization expense of $50,941 related to these options for the year ended December 31, 2013.
On February 20, 2013 the Company issued 60,000 options to a member of its board of directors under the 2009 plan for services to be rendered during 2013. The options have an exercise price of $1.25 per share and have a life of five years. The options vest as follows: one fourth on the date of grant, one fourth on every quarter from grant date. The Company valued these options using the Black-Scholes option pricing model totaling $51,000 under the following assumptions: $0.85 stock price, $1.25 exercise price, 5 years to maturity, 649% volatility, .35% risk free rate. The Company recorded amortization expense of $50,928 related to these options for the year ended December 31, 2013.

On February 20, 2013 the Company issued 60,000 options to a member of its board of directors under the 2009 plan for services rendered during 2012. The options have an exercise price of $0.85 per share and have a life of five years. The options vest as follows: one fourth on the date of grant, one fourth on every quarter from grant date. The Company valued these options using the Black-Scholes option pricing model totaling $51,000 under the following assumptions: $0.85 stock price, $0.85 exercise price, 5 years to maturity, 649% volatility, .35% risk free rate. The Company recorded amortization expense of $50,928 related to these options for the year ended December 31, 2013.

On February 20, 2013 the Company issued 82,400 incentive stock options to its CEO and a member of its board of directors under the 2009 plan. The options have an exercise price of $0.85 per share and have a life of five years. The options vest as follows: one fourth on the date of grant, one fourth on every quarter from grant date. The Company valued these options using the Black-Scholes option pricing model totaling $70,040 under the following assumptions: $0.85 stock price, $0.85 exercise price, 5 years to maturity, 626% volatility, .35% risk free rate. The Company recorded amortization expense of $69,918 related to these options for the year ended December 31, 2013.

On February 20, 2013 the Company issued 117,600 options to its CEO and a member of its board of directors under the 2009 plan. The options have an exercise price of $0.85 per share and have a life of five years. The options vest as follows: one fourth on the date of grant, one fourth on every quarter from grant date. The Company valued these options using the Black-Scholes option pricing model totaling $99,960 under the following assumptions: $0.85 stock price, $0.85 exercise price, 5 years to maturity, 626% volatility, .35% risk free rate. The Company recorded amortization expense of $99,786 related to these options for the year ended December 31, 2013.

On February 20, 2013 the Company issued 30,000 options to its law firm under the 2009 Plan. The options have an exercise price of $0.85 per share and have a life of five years. The options vest as follows: one fourth on the date of grant, one fourth on every quarter from grant date. The Company valued these options using the Black-Scholes option pricing model totaling $25,500 under the following assumptions: $0.85 stock price, $0.85 exercise price, 5 years to maturity, 885% volatility, .88% risk free rate The Company recorded amortization expense of $25,471 related to these options for the year ended December 31, 2013.The Company has recorded amortization expense of $667,449 and $16,772 related to these options for the year ended December 31, 2013 and 2012.

NOTE 11 – INCOME TAXES

The Company’s provision for income taxes was $0 for the years ended December 31, 2013 and 2012 respectively since the Company incurred net operating losses which have a full valuation allowance through December 31, 2012.

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a full valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is calculated by multiplying a 39% marginal tax rate by the cumulative Net Operating Loss (“NOL”) of $7,436,707. The total valuation allowance is equal to the total deferred tax asset. The valuation allowance increased by $488,084 from $2,412,232 to $2,903,316 for the year ended December 31, 2013.

The tax effects of significant items comprising the Company's net deferred taxes as of December 31, 2013 and 2012 were as follows:

	2013	2012

Cumulative NOL	$7,436,707	$6,185,210
Deferred Tax assets:
Net operating loss carry forwards	2,900,316	2,412,232
Valuation allowance	(2,900,316)	(2,412,232)
	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 39% to pretax income from continuing operations for the years ended December 31, 2013 and 2012 due to the following:

	2013	2012

Income tax benefit at U. S. federal statutory rates:	$(763,180)	$(511,264)
Stock-based compensation	273,565	9,027
Derivative liability	1,531	3,180
Change in valuation allowance	488,084	499,057
	$-	$-

The Company adopted the provisions of ASC 740 at the beginning of fiscal year 2008. As a result of this adoption, the Company has not made any adjustments to deferred tax assets or liabilities. The Company did not identify any material uncertain tax positions on returns that have been filed or that will be filed. The Company did not recognize any interest or penalties for unrecognized tax benefits during the years ended December 31, 2013 and 2012, nor were any interest or penalties accrued as of December 31, 2013.

The Company has filed income tax returns in the United States and Florida. All tax years prior to 2009 are closed by expiration of the statute of limitations. The years ended December 31, 2013, 2012, and 2011 is open for examination.

The Company’s net state and federal operating loss carry forwards of approximately $7,436,707 expire in various years beginning in 2027 and carrying forward through 2033.

The Company has had numerous transactions in its common stock. Such transactions may have resulted in a change in the Company's ownership, as defined in the Internal Revenue Code Section 382. Such change may result in an annual limitation on the amount of the Company's taxable income that may be offset with its net operating loss carry forwards. The Company has not evaluated the impact of Section 382, if any, on its ability to utilize its net operating loss carry forwards in future years.

NOTE 12 – RELATED PARTY TRANSACTIONS

On January 31, 2013, the Company signed a demand promissory note with a related party. The principal sum of the note was $25,000, bearing no interest.

On March 4, 2013, the Company signed a demand promissory note with a related party. The principal sum of the note was $5,000, bearing no interest.

On March 1, 2013, the Company paid the principal sum of $30,000 on demand promissory notes

NOTE 13 – SUBSEQUENT EVENTS

In accordance with ASC 855-10 Company management reviewed all material events through the date of this report and had no material subsequent events to report.

OUTSIDE BACK COVER OF PROSPECTUS

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything other than those contained in this prospectus in connection with the offer contained herein, and, if given or made, you should not rely upon such information or representations as having been authorized by SignPath Pharma, Inc. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time after the date of this prospectus.

DEALER PROSPECTUS DELIVERY REQUIREMENT

Until February ______, 2015 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SIGNPATH PHARMA INC.

23,332,408 Shares of Common Stock

PROSPECTUS

November  ________, 2014

PART  ACCOUNTING FIRMII
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

SEC Registration Fee	$6,010.43
*Printing and Photocopy Expenses	1,000.00
*Legal Fees and Expenses	20,000.00
*State Securities Qualification Fees and Expenses	1,000.00
*Accounting and Auditing Fees and Expenses	5,000.00
*Miscellaneous, including postage, courier, long distance telephone, etc.	1,989.57

Total	$35,000.00
_____________
* Estimated

Item 14.  Indemnification of Directors and Officers

The following statutes, charter provisions and by-laws are the only statutes, charter provisions, by-laws, contracts or other arrangements known to the registrant which insure or indemnify a controlling person, director or officer of the registrant in any manner against liability which he or she may incur in his or her capacity as such.

The Registrant’s Certificate of Incorporation provides:

SEVENTH:                      The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of § 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.  Without limiting the generality of the foregoing, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.  Any amendment, modification or repeal of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH:                         The Corporation shall, to the fullest extent permitted by the provisions of § 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Item 15.  Recent Sales of Unregistered Securities

Between September 2, 2011 and November 26, 2012, SignPath sold 2,146 units (“Units”) of its securities at a price of $1,000 per Unit for gross proceeds of $2,146,000.  Each Unit consists of (i) one share of 6.5% Series B Convertible Preferred Stock convertible into 1,177 shares of common stock (equivalent to $.85 per share of common stock) following the effective date of this Registration Statement, subject to adjustment, and (ii) one Warrant to purchase 1,177 shares of common stock at $1.27 per share for a five-year period, as amended, following the commencement of public trading.  The Units were sold to 27 accredited investors including an affiliate of the Placement Agent which 117 Units are not being registered as part of this registration statement.  The Placement Agent received sales and commissions of 10% of the gross proceeds of $2,146,000 from the sale of Units, as well as a non-accountable expense allowance equal to 3% of the gross proceeds of the offering, and a Unit Purchase Option to purchase 15% of the Units sold in the offering.  The registrant believes that these securities were issued in transactions not involving any public offering in reliance upon an exception from registration provided by Section 4(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation D promulgated thereunder.

Between March 3, 2013 and June 8, 2014, the Registrant sold 5,000 Units for gross proceeds of $5,000,000.  Each Unit consists of (i) one share of 6.5% Series C Convertible Preferred Stock (“Series C Preferred Stock”) convertible into 800 shares of Common Stock (equivalent to $1.25 per share of Common Stock and one Class C Warrant to purchase 400 shares of Common Stock at $1.875 per share for a seven-year period following the Effective Date of this Registration Statement.  The Units were sold to fifteen (15) different accredited investors.  Meyers Associates, L.P., the Placement Agent, received sales commissions of 10% (500,000) of the gross proceeds of $5,000,000 from the sale of Units, as well as a non-accountable expense allowance equal to 3% of the gross proceeds of the offering, and a Unit Purchase Option to purchase twenty 20% of the securities sold in the offering.  The registrant believes that these securities were issued in transactions not involving any public offering in reliance upon an exception from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

Item 16.  Exhibits and Financial Statement Schedules

 (a) Exhibits

3.1		Certificate of Incorporation of the registrant (1)

3.2		Amended and Restated Certificate of Incorporation of the registrant dated August 2, 2006 (1)

3.3		Certificate of Amendment to the Certificate of Incorporation dated May 27, 2008 (1)

3.4		Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock (1)

3.5		Certificate of Amendment to Certificate of Incorporation (3)

3.6		Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock (4)

3.7		Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock (5)

3.8		Amended and Restated Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (6)

3.9		By-Laws of the registrant (1)

4.1		Form of Common Stock Certificate (1)

4.2		Form of Class C Common Stock Purchase Warrant (5)

4.3		Form of Bridge Note (1)

4.4		Form of Registration Rights Agreement (1)

4.5		Form of Subscription Agreement (1)

4.6		Form of Series B Subscription Agreement (3)

4.7		Form of Series C Subscription Agreement (5)

4.8		Form of Registration Rights Agreement (5)

**5	.1	Opinion of Davidoff Hutcher & Citron LLP

10.1	Employment Agreement dated as of February 20, 2013 between the registrant and Dr. Lawrence Helson

10.2	2009 Employee Stock Incentive Plan (1)

10.3	License Agreement from University of Texas MD Anderson Career Center (1)

10.4	License Agreement from The Johns Hopkins University (1)

10.5	September 6, 2007 Liposomal Formulation Manufacturing Agreement with Polymun Scientific Immunbiologische Forschung (GmbH) (1)

10.6	January 30, 2008 Service Agreement with Brookwood Pharmaceuticals (1)

10.7	Sponsored Research Agreement dated as of September 18, 2007, by and between The Johns Hopkins University, employer of Dr. Anirban Maitra and the registrant. (1)

10.8	Form of Consulting Agreement for Scientific Advisory Board Members filed with this Report (1)

10.9	Patent and Technology License Agreement dated August 18, 2008 between the registrant and the University of North Texas Health Science Center. (1)

10.10	Sponsored Research Agreement by and between the registrant and University of North Texas Health Science Center at Fort Worth. (1)

10.11	Agreement dated June 30, 2007 by and between the Registrant and SAFC. (1)

10.12	Placement Agency Agreement dated as of March 5, 2013 by and between SignPath Pharma Inc. and Meyers Associates L.P. (7)

10.13	Amendment No. 1 to Sponsored Laboratory Research Agreement dated as of August 26, 2009 by and between the registrant and The University of Texas M.D. Anderson Cancer Center.

10.14		Agreement dated June 30, 2009 by and between the registrant and Topaz Technology, Inc.

10.15		Sponsored Research Agreement by and between the registrant and University of North Texas Health Science Center at Fort Worth dated December 2010. (2)

*23	.1	Consent of Davidoff Hutcher & Citron LLP (included in Exhibit 5.1).

*23	.2	Consent of M&K CPAS, PLLC.

*101	.ins	XBRL Instance

*101	.xsd	XBRL Schema

*101	.cal	XBRL Calculation

*101	.def	XBRL Definition

*101	.lab	XBRL Label

*101	.pre	XBRL Presentation
_______________________
* As filed with Amendment No. 3 to this Registration Statement
** As previously filed with this Registration Statement.

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (Registration No. 333-158474), declared effective on August 10, 2009.
(2)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.
(3)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 21, 2011.
(4)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on November 21, 2011.
(5)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2013.
(6)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2013.
(7)	Incorporated by reference to the Company’s Annual Report on Form 10-K filed on March 31, 2014.

Item 17.  Undertakings

The registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

 (i)  Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

 (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

 (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement on any material change to such information in the Registration Statement.

(2) For the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability under the Act, to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (230.424 of this chapter); (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as a part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however,  that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Quakertown, Commonwealth of Pennsylvania, on the 31st day of October, 2014.

SIGNPATH PHARMA INC.

/s/ Lawrence Helson, M.D.
Lawrence Helson, M.D.
President and Chief Executive Officer and Director

In accordance with the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ Lawrence Helson
Lawrence Helson, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	October 31, 2014
/s/ Arthur P. Bolton
Arthur P. Bollon	Director	October 31, 2014
/s/ Jack Levine
Jack Levine	Director	October 31, 2014

EXHIBIT INDEX

Exhibit Number	Description

23.2	Consent of M&K CPAS, PLLC.